Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-179013

Prospectus Supplement

(to Prospectus dated February 6, 2012)

$265,000,000

Walter Investment Management Corp.

4.50% Convertible Senior Subordinated Notes due 2019

Walter Investment Management Corp. is offering $265,000,000 aggregate principal amount of 4.50% Convertible Senior Subordinated Notes due 2019 (the “notes”).

The notes will bear interest at a rate of 4.50% per year. Interest on the notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2013. The notes will mature on November 1, 2019.

Holders may convert their notes at their option prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019 only under the following circumstances: (1) during any calendar quarter commencing after December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in this prospectus supplement) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. On or after May 1, 2019, until 5:00 p.m., New York City time, on the second business day immediately preceding the maturity date, holders may convert their notes at any time.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement. The conversion rate will initially be 17.0068 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $58.80 per share of our common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest, if any. In addition, following certain corporate events, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date.

If we undergo a fundamental change, as defined in this prospectus supplement, holders will have the option to require us to repurchase their notes for cash, as long as such repurchase is not prohibited under any then-outstanding credit facility of ours or we have obtained the necessary consents and waivers thereunder, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The notes will be our senior subordinated, unsecured obligations and will rank junior in right of payment to all of our senior indebtedness (as defined herein), equally in right of payment with our other senior subordinated indebtedness (if any) and senior in right of payment to our indebtedness that is expressly subordinated to the notes (if any); will be effectively junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and will be structurally subordinated to all existing and future indebtedness and other obligations (including trade payables and lease obligations) incurred by our subsidiaries.

For a more detailed description of the terms of the notes, see “Description of Notes” beginning on page S-81.

Concurrently with this offering, we are offering 6,000,000 shares of our common stock (or up to 6,900,000 shares if the underwriters of that offering exercise their option to purchase additional shares in full), in an underwritten offering pursuant to a separate prospectus supplement and the accompanying prospectus (the “Common Stock Offering”). This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy common stock. The closing of this offering of notes is not contingent upon the closing of the concurrent Common Stock Offering, and the closing of the concurrent offering of our common stock is not contingent upon the closing of this offering of notes. In addition, neither this offering of notes nor the concurrent offering of our common stock is contingent upon the completion of our pending acquisition of the outstanding capital stock of Reverse Mortgage Solutions, Inc. (the “Acquisition”).

The notes will not be listed on any securities exchange. Our common stock is listed on The New York Stock Exchange MKT under the symbol “WAC.” On October 17, 2012, the last reported sale price of our common stock on The New York Stock Exchange MKT was $42.65 per share.

We have granted the underwriters a 30-day option to purchase up to an additional $25,000,000 aggregate principal amount of the notes at the initial public offering price less the underwriting discounts and commissions.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes, in book-entry form, will be made on or about October 23, 2012.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Note	$1,000	$30	$970
Total	$265,000,000	$7,950,000	$257,050,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 23, 2012.

Joint Bookrunning Managers

Credit Suisse	Morgan Stanley	BofA Merrill Lynch	Barclays

Co-Manager

RBS

The date of this prospectus supplement is October 17, 2012

Prospectus Supplement

Prospectus

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PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Walter Investment Management Corp. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on January 13, 2012, which became effective on February 6, 2012. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

We have not authorized anyone to provide you with different information than the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since such date. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus we provide to you when making your investment decision.

BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise stated or indicated by context:

•	the terms “Walter,” “Walter Investment”, the “Company,” “we,” “us” and “our” refer to Walter Investment Management Corp., a Maryland corporation, and its consolidated subsidiaries;

•	“RMS” refers to Reverse Mortgage Solutions, Inc.;

•	“Acquisition” refers to our acquisition of the outstanding capital stock of RMS;

•

unless otherwise specifically indicated, all indebtedness amounts specified in this prospectus supplement reflect the face amount payable at maturity of the notes, which will differ from the amount for this indebtedness that will be recorded in our financial statements due to the discount required under generally accepted accounting principles (“GAAP”) in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 470-20 (“ASC 470-20”); and

•

references to “residential loans” refer to residential mortgage loans and residential retail installment agreements, which include manufacturing housing loans, and references to “borrowers” refer to borrowers under residential mortgage loans and installment obligors under residential retail installment agreements.

Although our acquisition of RMS has not yet occurred, the pro forma information in this prospectus supplement gives pro forma effect to the Acquisition, including this offering as if we had received all relevant governmental or regulatory approvals to complete the integration of RMS, unless otherwise specified. However, there is no assurance that we will obtain the necessary governmental approvals to complete the integration of RMS.

The closing of this offering of notes is not contingent upon the closing of the concurrent offering of our common stock, and the closing of the concurrent offering of our common stock is not contingent upon the closing of this offering of notes. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy common stock. This offering is not contingent upon the completion of the Acquisition.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed on The New York Stock Exchange MKT, and our reports, proxy statements and other information can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information in the documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below, any documents that we filed after the date of the filing of the initial registration statement of which the prospectus supplement forms a part and any documents we file in the future with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished under Items 2.02 or 7.01 and any related exhibits of any Current Report on Form 8-K, unless expressly stated otherwise therein) prior to the termination of the offering made by this prospectus supplement.

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 9, 2012), including the information specifically incorporated by reference in our Annual Report on Form 10-K from our definitive Proxy Statement on Schedule 14A (filed on April 3, 2012) (File No. 001-13417);

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 (filed on May 9, 2012) and for the quarterly period ended June 30, 2012 (filed on August 9, 2012) (File No. 001-13417);

•

Our Current Reports on Form 8-K or Form 8-K/A filed on August 29, 2011, January 13, 2012 February 3, 2012, March 5, 2012, April 3, 2012, May 8, 2012, May 25, 2012, July 6, 2012, July 20, 2012, September 4, 2012 (other than Item 7.01 and Item 9.01- Exhibit 99.1), September 6, 2012, September 11, 2012, October 15, 2012 and October 16, 2012 (File No. 001-13417); and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on April 24, 2000 (File No. 001-13417), and any amendment or report filed for the purpose of updating such description.

We make available free of charge on the Investor Relations section of our website (http://investor.walterinvestment.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Information contained on, or accessible through our website is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus. In addition, you may request a copy of these documents, including the documents that are incorporated by reference in this prospectus supplement, at no cost by writing or telephoning us at the following address or telephone number:

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Attention: General Counsel

Telephone: (813) 421-7600

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, such as statements relating to our investment strategy, financial condition, results of operations, plans, objectives, future performance or expectations and business operations. These statements relate to expectations concerning matters that are not historical facts. Accordingly, statements that are based on management’s projections, estimates, assumptions and judgments constitute forward-looking statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry. These statements are not guarantees of future performance and are subject to a number of known and unknown risks, uncertainties, contingencies and assumptions, many of which are outside our control, that are difficult to forecast. Actual results may differ materially from those expressed or forecast in these forward-looking statements. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described under “Risk Factors” in this prospectus supplement as well as those described under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 9, 2012 and in our most recent Quarterly Report on Form 10-Q filed on August 9, 2012, each incorporated herein by reference, and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	continued uncertainty in the U.S. home sales market, including both the volume and pricing of sales, due to adverse economic conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage prepayments;

•

our ability to service our existing or future indebtedness, including, without limitation, indebtedness incurred in connection with acquisitions, such as our ability to achieve cash flows sufficient to carry our indebtedness and otherwise to comply with the covenants in the instruments governing our indebtedness;

•	the occurrence of anticipated growth of the specialty servicing sector and the reverse mortgage sector;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to raise capital to make suitable investments to offset run-off in a number of the portfolios we service and to grow our business;

•

our ability to implement strategic initiatives, particularly as they relate to our ability to develop new business, including the implementation of delinquency flow programs and the receipt of new business, which are both subject to customer demand and approval;

•	our ability to earn anticipated levels of performance and incentive fees on serviced business;

•	our ability to manage market, credit, interest rate, liquidity, operational and legal risk associated with the reverse mortgage business;

•	the availability of suitable investments for any capital that we are able to raise and risks associated with any such investments we may pursue;

S-iv

•	changes in federal, state and local policies, laws and regulations affecting our business, including mortgage financing or servicing, and changes to our licensing requirements;

•	changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including regulations required by Dodd-Frank that have yet to be finalized;

•	the effect of regulations and guidance issued by the Consumer Financial Protection Bureau;

•

uncertainties related to regulatory pressures on large banks related to their mortgage servicing, as well as regulatory pressure on the rest of the mortgage servicing sector, including increased performance standards and reporting obligations;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•

our ability to remain qualified as a government-sponsored entity approved servicer or component servicer, including the ability to continue to comply with the government-sponsored entities’ respective servicing guides;

•	uncertainty relating to the status of government-sponsored entities;

•	uncertainty related to inquiries from government agencies into past servicing, foreclosure, loss mitigation, and lender-placed insurance practices;

•

uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third-party claims against the Company;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of government-sponsored entities or various regulatory authorities;

•	changes to our insurance agency business, including increased scrutiny by government regulators and government-sponsored entities on lender-placed insurance practices;

•

the effect of our risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cyber security);

•	changes in accounting standards;

•	our continued listing on The New York Stock Exchange MKT or other public exchange;

•	the ability or willingness of Walter Energy, Inc. and other counterparties to satisfy material obligations under agreements with us;

•	our ability to scale up appropriately and integrate our acquisitions to realize the anticipated benefits of any such potential future acquisitions;

•	our ability to successfully consummate the Acquisition and/or integrate the RMS business;

•	delay or failure to realize the anticipated benefits we expect to realize from the Acquisition; and

•	other presently unidentified factors.

Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus not to occur. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by these cautionary statements and are made only as of the date of this prospectus supplement or as of the date they are made. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

S-v

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of the prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information,” before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether to invest in the notes.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional notes is not exercised. In addition, unless otherwise specifically indicated, all information in this prospectus supplement assumes that the option of the underwriters of the Common Stock Offering (as defined herein) to purchase additional shares of our common stock is not exercised.

Our Company

We are a fee-based business services provider to the residential mortgage industry. We are a specialty servicer providing residential loan servicing that focuses on credit-sensitive residential mortgage assets located in the United States. In addition, we are a mortgage portfolio owner of credit-challenged, non-conforming residential loans in the United States and operate an insurance agency serving residential loan customers.

The Company’s business was established in 1958 and previously operated as the financing business of Walter Energy, Inc (“Walter Energy”), originating and purchasing residential loans and servicing these loans to maturity. Since spinning off from Walter Energy in 2009, we have continued servicing our originated and acquired portfolio of residential loans and have expanded our expertise in servicing credit-challenged accounts through a differentiated high-touch approach. With the objective of pursuing opportunities that optimize the value of our servicing model, on November 1, 2010, we acquired Marix Servicing, LLC (“Marix”), a high-touch specialty mortgage servicer based in Phoenix, Arizona. The results of operations of Marix have been included in our consolidated statements of operations for periods subsequent to the acquisition of Marix.

On July 1, 2011, we acquired GTCS Holdings LLC (“Green Tree”) (the “Green Tree Acquisition”). Headquartered in St. Paul, Minnesota, Green Tree is a fee-based business services company providing high-touch third-party servicing for credit-sensitive consumer loans in diverse asset classes, including residential mortgage, manufactured housing and consumer installment loans. Through the Green Tree Acquisition, the Company has increased its ability to provide specialty servicing and generate recurring fee-for-services revenues from a capital-light platform and has diversified its revenue streams from complementary businesses. As a result of the Green Tree Acquisition, we added 1,955 employees and 27 offices in 22 states, significantly expanding our footprint across the United States. As a wholly-owned subsidiary of the Company, the financial results for Green Tree have been included in the Company’s consolidated financial statements beginning on July 1, 2011.

At June 30, 2012, we employed approximately 2,600 full-time equivalent employees and serviced a portfolio of approximately 1.0 million accounts with an unpaid principal balance of $81.8 billion.

Our Strategy

Due to increased delinquencies and foreclosures during the recent recession, traditional large owners and servicers of residential mortgage assets, such as government-sponsored entities (e.g., the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation), large banks and securitization trusts experienced increased servicing volume and complexity, often exceeding in-house capacity or capabilities. These traditional servicers have been unable to effectively service increased balances of delinquent loans, resulting in the need to service troubled first and second lien mortgage assets through third-party specialized servicers offering high-touch servicing strategies. We believe that lessons learned in the economic downturn are leading to a secular shift in the market as credit risk owners and other key constituents, such as monoline insurers, regulators and rating agencies, demand permanent, specialized servicing for higher risk loans. Our businesses have a long history of providing borrower-centric, high-touch servicing and are uniquely positioned to continue to benefit from this secular shift. One of our principal objectives is to take advantage of this secular shift to provide attractive risk-adjusted returns to our stockholders.

As important as providing best-in-class service, however, is the ability to quickly adapt to the ever changing landscape of regulatory requirements imposed by numerous federal, state and local authorities that oversee our business. See “Business — Regulations” below for further information. We have a demonstrated history of being compliant with these regulations, which we believe provides us with an advantage over our competitors.

In addition, we seek to leverage our core servicing business and customer base to provide complementary services. These complementary business lines include:

•	Asset Receivables Management: performs collections of delinquent balances on loans serviced for third-parties after they have been charged off.

•	Insurance Agency: acts as a nationwide agent of primarily property and casualty insurance products for both lender-placed and voluntary insurance coverage.

•	Third-Party Originations: facilitates third-party refinancings as a loss mitigation solution for loans we service.

Our Investment Strategy—Current, Prospective Acquisitions and Opportunities

We are currently actively pursuing a number of opportunities to grow our business through multiple channels such as adding subservicing contracts to our portfolios through one time transfers and flow agreements, acquiring additional mortgage servicing rights (“MSRs”) and servicing platforms, growing our originations business and through acquisitions of businesses that are complementary to our current platform. We regularly explore such opportunities in the ordinary course of our business and believe there are significant opportunities to acquire such assets. Some of the acquisitions we are actively pursuing would constitute “significant” acquisitions potentially at the 50% threshold (even after giving effect to our acquisition of RMS) as defined by the SEC’s Regulation S-X. If concluded as such, these “significant” acquisitions would have a material effect on our results of operations and financial condition. In certain cases, including for significant acquisitions, we are participating in sale processes that could conclude shortly after the close of this offering. Our “pipeline” of potential transactions, which totals in excess of $500 billion, includes (i) a potential purchase, in conjunction with another party, of MSRs relating to a portfolio of loans with an unpaid principal balance (“UPB”) of approximately $50 billion, consisting primarily of loans in GSE pools, certain subservicing contracts, and certain other assets in the ResCap bankruptcy auction process, (ii) a potential purchase of MSRs (including related operating assets not currently originating new MSRs) relating to a portfolio of loans with a UPB in excess of $70 billion, consisting almost entirely of loans in GSE pools, and (iii) numerous other MSRs and/or subservicing contracts. Included in the pipeline are portfolios for which we are in exclusive negotiations with a UPB in excess of $60 billion of which in excess of 50% consists of subservicing assignments. These “pipeline” transactions consist of MSRs and/or subservicing contracts relating to both agency and non-agency mortgage loans. The significant new subservicing business and acquisitions we are currently pursuing may also involve assets and platforms that are originating new loans and MSRs. According to Interactive Mortgage Analytics, LLC (a leading provider of brokerage sources for all types of MSRs and mortgage loans), bulk MSR acquisitions it has tracked since 2010 with UPBs in excess of $1 billion and delinquency rates of less than 20% have had purchase prices in the range of 45 to 150 basis points of the UPB of the serviced loans, assuming no material liabilities are assumed in connection with such purchases. Any liabilities assumed in connection with the acquisitions we are currently pursuing could reduce the purchase price based on our valuation of such liabilities (which valuation is subject to our judgment and could differ from actual experience). In addition, there are a number of factors that impact purchase price as described below and, as a result, the actual purchase price for these acquisitions may fall outside that historical range.

For purposes of this prospectus supplement, “pipeline” refers to opportunities or potential opportunities in the market for products within our strategic profile that we have identified as targets to add to our servicing portfolio through either the acquisition of MSRs or subservicing contracts. In each case we have contacted the seller or its representative to register our interest, or are currently engaged in discussions or negotiations directly with the seller or its representative. The status of “pipeline opportunities” varies from early stage contact through exclusive negotiations. There can be no guarantee that any of the opportunities in our pipeline will result in purchases or contracts added by the Company. The pipeline may also include MSRs or platforms or other businesses or assets offered by certain of the underwriters and their affiliates from time to time.

If successful in our pursuit of these opportunities, we intend to use available cash, including a portion of the proceeds of concurrent Common Stock Offering, in addition to future debt and/or equity financings, sales of excess servicing spread in MSRs acquired and/or other capital/ownership structures designed to diversify our capital sources and attract a competitive cost of capital, all of which may change our leverage profile. There are a number of factors that impact our ability to succeed in bringing on this new business including competition, sometimes from larger competitors, fluctuations in the market price for the acquisitions and the value of subservicing contracts. The value of MSRs acquired and contribution from subservicing contracts can vary widely based on origination vintage, expected prepayment speeds, servicing fee structure, stratification of FICO scores, geography, loan-to-value ratios and expected delinquency and default rates. As a result, our success in completing these acquisitions, and when successful the purchase price and expected servicing margins for these acquisitions, may vary significantly. If actual experience with respect to these factors differs from our assumptions, we could overpay for one or more of the potential transactions. Our expectation is that, to the extent we are successful, any acquisitions and subservicing contracts will be additive to our business and meet our return and investment hurdles, taking into account potential synergies. However, these new business additions and acquisitions involve a number of risks and may not achieve our expectations; and therefore we could be adversely affected by any such new business additions or acquisitions. We are not party to any definitive agreements in respect of such purchases as of the date of this prospectus supplement (other than the definitive agreement with respect to our previously announced acquisition of Reverse Mortgage Solutions, Inc.), and we cannot assure you that we will become a party to such definitive agreements, or that if we do become a party to such agreements that we will be able to close on the transactions and acquire the target assets or platforms. See “Risk Factors.”

Recent Developments

Reverse Mortgage Solutions Acquisition

On August 31, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with RMS, JAM Special Opportunities Fund, L.P., as a stockholder seller (“JAM”) and as the sellers’ representative (the “Sellers’ Representative”), and the other stockholder sellers listed on the signature pages thereto (together with JAM, the “Sellers”).

Under the terms of the Purchase Agreement, the Company (through an assignee that will be a newly formed, wholly owned subsidiary of the Company (the “Buyer”)) agreed to acquire 100% of the stock of RMS for aggregate consideration of $120 million (net of transaction expenses in excess of $1.5 million, which shall be borne by the Sellers) that will be paid at closing (the “Closing”) in the form of $95 million in cash (including $35 million in cash that, as a result of the concurrent Common Stock Offering and related transactions, will be paid in lieu of $35 million aggregate principal amount of secured notes of the Buyer) and 891,265 shares of our common stock (the “Stock Consideration”). The Stock Consideration was valued at $25 million for purposes of the Purchase Agreement based on the average closing price of $28.05 per share as reported on The New York Stock Exchange Composite Transaction Tape for the period from August 20, 2012 through August 30, 2012. If issued, the Stock Consideration would represent approximately 2.6% of the total number of shares of our common stock outstanding as of June 30, 2012 after giving effect to the issuance and sale of our common stock offered in the Common Stock Offering (as defined below) assuming that the underwriters in the Common Stock Offering do not exercise their option to purchase additional shares (but such total number of shares excluding any shares issuable upon conversion of the notes offered hereby). The source of the cash consideration will be cash on hand, including the proceeds of the Common Stock Offering.

The Closing is subject to certain customary closing conditions, including, among others, (i) obtaining and satisfying certain specified third-party and governmental consents and requirements, (ii) the absence of any injunction or similar restraint imposed by a governmental entity prohibiting the Closing, (iii) the absence of any proceeding by any governmental entity to prevent, enjoin, delay or restrain the Closing, (iv) the absence of a Material Adverse Effect (as defined in the Purchase Agreement), (v) the accuracy of representations and warranties when and to the extent specified, and (vi) RMS’s year-to-date operating income for the specified period at least equaling a target amount. Each of the Company and RMS has the right to waive or modify any of the conditions to its obligation to close the Acquisition of RMS.

The Purchase Agreement contains certain customary termination rights for both the Company and the Sellers, including a termination right for either party if the transaction is not consummated by December 31, 2012, subject to the Company’s right to extend the termination date until February 15, 2013 by paying the Sellers $3.0 million in cash.

At Closing, the Company and the Sellers will enter into a lockup agreement with respect to the Stock Consideration (the “Lockup Agreement”) pursuant to which the Sellers will be restricted from effecting certain transfers of, or entering into other arrangements with respect to, their respective shares of the Stock Consideration for specified periods of time, which, in the case of the three management Sellers, generally is six months after the closing of the Acquisition as to all of their Stock Consideration, 12 months after such closing as to two-thirds of their Stock Consideration and 18 months after such closing as to one-third of their Stock Consideration, and, in the case of JAM and two other individuals, generally is seven business days after the re-sale shelf registration statement referred to below becomes effective.

The Company has also agreed that it will, at the Company’s expense, file, as promptly as reasonably practicable after the filing by the Company of the Current Report on Form 8-K containing the pro forma financial information required to be filed in connection with the Acquisition (assuming no other third party re-sale shelf registration statement is filed sooner by the Company), a shelf registration statement on Form S-3 covering sales by the Sellers of all or a portion of the Stock Consideration and use commercially reasonable efforts to maintain the effectiveness of that registration statement for up to one year.

The foregoing summary of the Purchase Agreement and the Lockup Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement and the form of the Lockup Agreement filed as an exhibit to our Current Report on Form 8-K filed with the SEC on September 6, 2012 and incorporated herein by reference.

Concurrent Common Stock Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 6,000,000 shares of our common stock (or up to 6,900,000 shares if the underwriters of that offering exercise their option to purchase additional shares in full) in an underwritten public offering pursuant to a separate prospectus supplement and accompanying prospectus (the “Common Stock Offering”). We estimate that the net proceeds of the Common Stock Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $240.1 million (or $276.1 million if the underwriters of that offering exercise their option to purchase additional shares in full).

We intend to use approximately $95 million of the net proceeds from the Common Stock Offering to partially fund the Acquisition. We intend to use the remaining net proceeds from the Common Stock Offering to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, and for working capital and general corporate purposes. The closing of the Common Stock Offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we intend to use the net proceeds from the Common Stock Offering to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness and for working capital and general corporate purposes.

The closing of this offering of notes is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of this offering of notes. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy common stock.

Refinancing of Existing Credit Facility

Shortly after this offering, we intend to refinance our first lien senior secured credit facility through new debt financing that we expect will reduce our interest costs and will permit us to incur additional warehouse debt and purchase additional MSRs and related assets. There can be no assurance that such refinancing will occur at all or will occur on terms favorable to us.

Corporate Information

We are a Maryland corporation incorporated in 1997. Our principal executive offices are located at 3000 Bayport Drive, Suite 1100, Tampa, FL 33607, and our phone number is (813) 421-7600. Our Internet website address is www.walterinvestment.com. Information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes” in this prospectus supplement. For a more detailed description of our common stock, see “Description of Capital Stock” in the accompanying prospectus. For purposes of the description of the notes included in this prospectus supplement, references to “the Company,” “issuer,” “us,” “we” and “our” refer only to Walter Investment Management Corp. and do not include its subsidiaries.

Issuer	Walter Investment Management Corp., a Maryland corporation.

Securities	$265,000,000 aggregate principal amount of 4.50% Convertible Senior Subordinated Notes due 2019 (plus up to an additional $25,000,000 aggregate principal amount pursuant to the underwriters’ option to purchase additional notes).

Maturity	November 1, 2019, unless earlier repurchased or converted.

Issue Price	100% plus accrued interest, if any, from October 23, 2012.

Interest	4.50% per year. Interest will accrue on the notes from October 23, 2012 and will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2013. We will pay additional interest, if any, under the circumstances described under “Description of Notes — Events of Default.”

Conversion rights	Holders may convert their notes prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, in multiples of $1,000 principal amount, at their option, only under the following circumstances:

•

during any calendar quarter commencing after December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes — Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Events.”

On or after May 1, 2019, until 5:00 p.m., New York City time, on the second business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at their option.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) for each trading day in a 30 VWAP trading day cash settlement averaging period (as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion”). See “Description of Notes — Conversion Rights — Settlement Upon Conversion.”

The initial conversion rate for the notes is 17.0068 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $58.80 per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest, if any.

In addition, following certain corporate events, we will increase the conversion rate for a holder who elects to convert in connection with such a corporate event in certain circumstances, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change.”

Converting holders will not receive any additional cash payment or additional shares representing interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below under “Description of Notes — Conversion Rights — General.” Instead, interest will be deemed paid by the payment or delivery, as the case may be, of cash, shares of our common stock or a combination of cash and shares of our common stock to the converting holder upon conversion of a note.

Fundamental change

If we undergo a “fundamental change” (as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”), a holder will have the option to require us to repurchase all or any portion of its notes that is equal to $1,000 or an integral multiple thereof, as long as such repurchase is not prohibited under any then outstanding credit facility of ours or we have obtained the necessary consents and waivers thereunder. We will agree in the indenture to repay the indebtedness under any such credit facility or obtain the necessary consents and waivers prior to the fundamental change repurchase date. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. We will pay cash for all notes so repurchased. See “Risk Factors — If certain conditions are not satisfied, we will not be required to repurchase the notes upon a fundamental change.”

Ranking	The notes will be our senior subordinated, unsecured obligations and will rank:

•	junior in right of payment to all of our senior indebtedness;

•	equally in right of payment with our other senior subordinated indebtedness (if any);

•	senior in right of payment to our indebtedness that is expressly subordinated to the notes (if any);

•	effectively junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all indebtedness and other obligations (including trade payables and lease obligations) incurred by our subsidiaries.

As of June 30, 2012, we had approximately $824.6 million of indebtedness outstanding, approximately $823.2 million of which was secured. As of June 30, 2012, our subsidiaries had $114.4 million of secured indebtedness outstanding and other indebtedness of $1.4 million outstanding, to which the notes would have been structurally junior.

As of June 30, 2012, as adjusted to give effect to this offering and the use of net proceeds therefrom, our total indebtedness would have been approximately $824.6 million, approximately $559.6 million of which would be senior to the notes offered hereby.

All of these amounts of indebtedness exclude (i) intercompany indebtedness, (ii) guarantees under our senior secured revolving credit facility and (iii) mortgage-backed and asset-backed notes and a variable funding loan facility, both of which are non-recourse to us and our subsidiaries.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $256.2 million (or $280.5 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering and cash on hand for the repayment of indebtedness under the Second Lien Facility and certain fees, expenses and premiums in connection therewith. If the underwriters exercise their option to purchase additional notes, we intend to use the net proceeds from the issuance of such additional notes to pay fees, expenses and premiums incurred in connection therewith. See “Use of Proceeds.”

Concurrent offering	Concurrently with this offering, we are offering 6,000,000 shares of our common stock (or up to 6,900,000 shares if the underwriters of that offering exercise their option to purchase additional shares in full), pursuant to a separate prospectus supplement and accompanying prospectus. The closing of this offering of notes is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of this offering. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy common stock. The closing of the Common Stock Offering is not contingent upon the completion of the Acquisition.

Book-entry form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Book-entry, Settlement and Clearance.”

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market for the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange MKT under the symbol “WAC.”

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “United States Federal Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Risk factors	Investment in the notes involves significant risks. You should review the section titled “Risk Factors” in this prospectus supplement and all other information included in this prospectus supplement and our SEC filings for a discussion of factors you should carefully consider before investing in the notes.

Summary Historical Consolidated Financial Information of Walter Investment

The following tables set forth the summary historical consolidated financial information of Walter Investment Management Corp. and its predecessors. The summary consolidated financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

The summary consolidated financial information as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of our management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

Our business has changed substantially during the past five years. In 2009, we spun off from Walter Energy, merged with Hanover Capital Mortgage Holdings, Inc. (the “Merger”), qualified as a real estate investment trust (“REIT”) and began to operate our business as an independent, publicly traded company; in 2010, we acquired Marix; and in 2011, we acquired Green Tree and no longer qualified as a REIT. As a result, our historical annual consolidated financial results presented herein are not necessarily indicative of the results that may be expected for any future period.

You should read the consolidated financial information in conjunction with the sections entitled “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” below, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Six Months Ended June 30,
(In thousands, except per share data)	2011(1)	2010	2009(2)	2012	2011
				(unaudited)
Statement of Operations Data:
Revenues	$402,474	$180,494	$188,342	$329,856	$94,650
Expenses	409,746	146,830	150,724	326,372	94,920
Other gains (losses)	1,139	4,681	—	5,551	433

Income (loss) before income taxes	(6,133)	38,345	37,618	9,035	163
Income tax expense (benefit)	63,162	1,277	(76,161)	3,472	68

Net income (loss)	$(69,295)	$37,068	$113,779	$5,563	$95

Basic earnings (loss) per common and common equivalent share (3)	$(2.51)	$1.38	$5.26	$0.19	$—
Weighted average common and common equivalent shares outstanding — basic	27,593	26,432	21,496	28,857	26,621
Diluted earnings (loss) per common and common equivalent share (3)	(2.51)	1.38	5.25	0.19	—
Weighted average common and common equivalent shares outstanding — diluted	27,593	26,521	21,565	29,015	26,750

Statement of Cash Flows Data:
Cash flows provided by operating activities	$108,884	$21,891	$18,962	$53,560	$8,913
Cash flows provided by (used in) investing activities	(947,592)	32,566	123,369	102,713	4,050
Cash flows provided by (used in) financing activities	757,008	(39,391)	(44,364)	(135,949)	162,632

	Year Ended December 31,			Six Months Ended June 30,
(In thousands)	2011(1)	2010	2009(2)	2012	2011
				(unaudited)
Net income (loss) (4)	$(69,295)	$37,068	$113,779	$5,563	$95
Other comprehensive income (loss) before taxes
Excess of postretirement benefits liability	(1,248)	(483)	(543)	111	(244)
Net amortization of realized gain on closed hedges	(154)	(280)	(299)	(52)	(85)
Unrealized gain on available-for-sale security in other assets	36	19	189	37	24

Other comprehensive income (loss) before taxes	(1,366)	(744)	(653)	96	(305)
Income tax expense (benefit) for items of other comprehensive income (loss)	(531)	(52)	(849)	44	(27)

Other comprehensive income (loss)	(835)	(692)	196	52	(278)

Total comprehensive income (loss)	$(70,130)	$36,376	$113,975	$5,615	$(183)

(In thousands)	As of December 31,		As of June 30,
Balance Sheet Data (at period end):	2011(5)	2010	2012
			(unaudited)
Assets:
Cash and cash equivalents	$18,011	$114,352	$38,335
Restricted cash and cash equivalents	339,826	52,289	404,648
Residential loans, net	2,264,578	1,621,485	2,227,828
Receivables, net (include $81,782, $0 and $68,107 at fair value)	228,128	3,426	225,790
Goodwill	470,291	—	471,282
All other assets	776,746	103,938	702,834

Total assets	$4,097,580	$1,895,490	$4,070,717

Liabilities and Stockholders’ Equity:
Debt	$742,626	$—	$701,396
Mortgage-backed debt (includes $811,245, $0 and $801,338 at fair value)	2,224,754	1,281,555	2,165,808
All other liabilities	599,566	58,447	657,558

Total liabilities	$3,566,946	$1,340,002	$3,524,762
Total stockholders’ equity	$530,634	$555,488	$545,955

Total liabilities and stockholders’ equity	$4,097,580	$1,895,490	$4,070,717

(1)	During the year ended December 31, 2011, we recorded $12.9 million of Green Tree transaction-related costs and a $65.3 million tax provision and deferred tax liability as a result of the loss of our REIT status and being taxed as a C corporation. The loss of our REIT status was the direct result of the acquisition of Green Tree and is retroactive to January 1, 2011.
(2)	During the year ended December 31, 2009, the Company recorded $2.1 million of spin-off and merger-related charges, as well as a $77.1 million tax benefit largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer applicable as a result of the Company’s REIT qualification during the period.
(3)	In accordance with the applicable accounting standards on earnings per share, the basic and diluted earnings per share amounts have been adjusted for the years ended December 31, 2011, 2010 and 2009 to include outstanding dividend participating restricted stock and restricted stock units considered to be participating securities in the basic and diluted weighted-average shares outstanding calculations.

(4)	Effective January 1, 2012, we adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The summary historical consolidated financial information above revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.
(5)	During the second quarter of 2012, we made immaterial corrections of errors in certain amounts in our consolidated balance sheet at December 31, 2011. Amounts received by us and required to be legally segregated in separate bank accounts have been reclassified from cash and cash equivalents to restricted cash and cash equivalents. In addition, amounts for which we do not meet the right of offset criteria have been reclassified from servicer and protective advances to servicer payables. Lastly, cash balances that were overdrawn at year end have been reclassified from payables and accrued liabilities to cash and cash equivalents as the legal right of offset exists within the same banking institution. These revisions had no impact on our net income.

Summary Historical Consolidated Financial Information of RMS

The following tables set forth the summary historical consolidated financial information of RMS and its subsidiaries. The summary consolidated financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 has been derived from RMS’s audited consolidated financial statements incorporated by reference in this prospectus supplement.

The summary consolidated financial information as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 have been derived from RMS’s unaudited consolidated financial statements incorporated by reference in this prospectus supplement. In the opinion of RMS’ management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

You should read the consolidated financial information in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” below, and the consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,		Six Months Ended June 30,
(In thousands)	2011	2010	2012	2011
			(unaudited)
Statement of Operations Data:
Net Interest Income
Interest income	$140,302	$67,703	$107,408	$65,028
Interest expense	128,956	62,225	99,177	58,646

Net interest income	$11,346	$5,478	$8,231	$6,382

Provision for loan losses	$1,139	$908	$471	$504

Total net interest income after provision	$10,207	$4,570	$7,760	$5,878
Fair Value Gains (Losses)
Change in fair value of mortgage servicing rights	$1,069	$(382)	$(73)	$1,519

Total fair value gains (losses)	$1,069	$(382)	$(73)	$1,519
Noninterest Income
Loan administration fees	$11,104	$9,809	$9,669	$5,145
Asset management fees	5,602	215	5,671	1,591
Software development fees	3,321	2,093	2,535	1,336
Gain on sales of investment in real estate	202	536	46	180
Loan origination fees	177	—	140	91
Consulting fees and other income	92	—	65	81
Gains on sales of mortgage loans	20	5	7	—
Loan securitization and due diligence fees	—	6,222	—	—

Total noninterest income	$20,518	$18,881	$18,132	$8,423
Noninterest expenses
Personnel expenses	$16,089	$9,797	$11,147	$7,052
Loan servicing expenses	1,014	910	691	415
Retain loan origination expenses	953	245	1,135	422
Professional fees	812	778	407	462
Rent and occupancy	757	428	434	300
Depreciation and amortization	733	521	274	341
Telephone, postage and delivery	558	323	387	248
Travel and entertainment	532	288	273	224
Advertising and promotional expenses	428	222	281	156
Software and equipment expenses	333	170	223	138
Other general and administrative expenses	1,115	1,031	678	501

Total noninterest expenses	$23,324	$14,712	$15,931	$10,259

Income before income taxes	$8,470	$8,357	$9,889	$5,561
Provision for income taxes	$3,214	$3,100	$3,742	$2,009

Net income	$5,256	$5,257	$6,147	$3,552

	Year Ended December 31,		Six Months Ended June 30,
(In thousands)	2011	2010	2012	2011
			(unaudited)
Statement of Cash Flows Data:
Net cash used in operating activities	$(12,475)	$(10,390)	$(4,715)	$(9,140)
Net cash used in investing activities	(925,541)	(1,335,800)	(1,158,152)	(295,535)
Net cash provided by financing activities	$935,890	$1,354,565	$1,169,108	$302,805

(In thousands)	As of December 31,		As of June 30,
Balance Sheet Data (at period end):	2011	2010	2012
			(unaudited)
Assets:
Cash (including $1,125, 1,200 and 1,125 restricted)	$10,819	$12,944	$17,061
Accounts receivable	3,922	2,966	5,012
Servicer advances, net	10,212	2,076	11,505
Reverse mortgage loans held for investment, net of an allowance for loan losses of $2,142, $1,099 and $2,430	2,777,701	1,770,573	3,996,585
Mortgage servicing rights	11,815	10,737	11,770
Other real estate owned, net	10,373	507	15,238
All other assets	11,895	11,767	13,872

Total assets	$2,836,737	$1,811,570	$4,071,043

Liabilities and Stockholders’ Equity:
Current liabilities	$97,255	$33,606	$136,849
Long-term liabilities	2,721,300	1,765,038	3,912,864

Total liabilities	$2,818,555	$1,798,644	$4,049,713

Total stockholders’ equity	$18,182	$12,926	$21,330

Total liabilities and stockholders’ equity	$2,836,737	$1,811,570	$4,071,043

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the following risk factors, as well as the risk factors contained in our annual and quarterly reports incorporated herein by reference, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to invest in the notes. However, the selected risks described below and in our annual and quarterly reports are not the only risks facing us. Our business, financial condition, results of operations or liquidity could also be adversely affected by additional factors that apply to all companies generally, as well as other risks that are not currently known to us or that we currently view to be immaterial. While we attempt to mitigate known risks to the extent we believe to be practicable and reasonable, we can provide no assurance, and we make no representation, that our mitigation efforts will be successful. In such a case, the trading price of the notes could decline and you may lose all or part of your investment in our company.

Risks Related to Our Industry

The business in which we engage is complex and heavily regulated, and changes in the regulatory environment affecting our business, including the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), could have a material adverse effect on our business, financial position, results of operations or cash flows.

Our business is subject to numerous federal, state and local laws and regulations, and may be subject to judicial and administrative decisions imposing various requirements and restrictions. See “Business — Regulations” below for further information. These laws, regulations and judicial and administrative decisions include those pertaining to: real estate settlement procedures; fair lending; fair credit reporting; truth in lending; fair debt collection; compliance with net worth and financial statement delivery requirements; compliance with federal and state disclosure and licensing requirements; the establishment of maximum interest rates, finance charges and other charges; secured transactions; collection, foreclosure, repossession and claims-handling procedures; unfair and deceptive acts and practices; escrow administration; lender-placed insurance; bankruptcy; loss mitigation and loan modifications; deficiency collections; other trade practices and privacy regulations providing for the use and safeguarding of non-public personal financial information of borrowers and guidance on non-traditional mortgage loans issued by the federal financial regulatory agencies. By agreement with some of our customers, we also are subject to additional requirements that our customers may impose.

Federal or state regulation and oversight of our business activities may result in increased costs and potential litigation and could limit or prevent us from operating our business in some or all of the states in which we currently operate or may reduce the revenues that we receive on our business.

The enactment of the Dodd-Frank Act has impacted our business and may continue to do so in ways that we cannot predict until such time as rules and regulations related thereto are enacted.

On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of further regulating the financial services industry, including mortgage origination, sales, servicing and securitization. Certain provisions of the Dodd-Frank Act may adversely impact the operation and practices of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”). We believe that Fannie Mae and Freddie Mac hold potential for growth opportunities for our business and we are unable to determine what impact the applicable provisions of the Dodd-Frank Act may have on that potential.

The Bureau of Consumer Financial Protection (the “CFPB”), a new federal agency established pursuant to the Dodd-Frank Act, officially began operation on July 21, 2011. The CFPB is charged, in part, with enforcing laws involving consumer financial products and services, including mortgage finance and servicing and reverse mortgages, and is empowered with examination and rulemaking authority. The CFPB has an operating history of less than 18 months, and there can be no guarantee that the CFPB will not make material changes to the regulations, rules or practices applicable to our industry. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, another potential growth area for our business, including determining prospective borrower’s abilities to repay their mortgages, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. In addition, our ability to enter into asset-backed securities transactions in the future may be impacted by the Dodd-Frank Act and other proposed reforms related thereto, the effect of which on the asset-backed securities market is currently uncertain. While we continue to evaluate all aspects of the Dodd-Frank Act, the CFPB and regulations promulgated under the Dodd-Frank Act or by the CFPB could materially and adversely affect the manner in which we conduct our businesses, result in heightened federal regulation and oversight of our business activities, and in increased costs and potential litigation associated with our business activities.

Our failure to comply with the laws, rules or regulations to which we are subject, whether actual or alleged, would expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our business, financial position, results of operations or cash flows and the value of the notes and our common stock.

Changes in existing U.S. government-sponsored mortgage programs or servicing eligibility standards could materially and adversely affect our business, financial position, results of operations or cash flows.

In January 2011, the Federal Housing Finance Agency directed Fannie Mae and Freddie Mac to develop a joint initiative to consider alternatives for future mortgage servicing structures and compensation. Under this proposal, the government sponsored entities (“GSEs”) are considering potential structures in which the minimum service fee would be reduced or eliminated altogether. This would provide mortgage bankers with the ability to either sell all or a portion of the retained servicing fee for cash up front, or retain an excess servicing fee. While the proposal provides additional flexibility in managing liquidity and capital requirements, it is unclear how the various options might impact mortgage-backed security pricing and the related pricing of excess servicing fees. The GSEs are also considering different pricing options for non-performing loans to better align servicer incentives with mortgage-backed securities investors and provide the loan guarantor the ability to transfer non-performing servicing. The Federal Housing Finance Agency has indicated that any change in the servicing compensation structure would be prospective and the changes, if implemented, could have a significant impact on the entire mortgage industry and on the results of operations and cash flows of our mortgage business.

The enforcement of consent orders by certain federal banking agencies against the largest servicers related to foreclosure practices could impose additional compliance costs on our servicing business.

On April 13, 2011, the federal banking agencies overseeing certain aspects of the mortgage market, entered into consent orders with 14 of the largest mortgage servicers in the United States regarding foreclosure practices. The enforcement actions require the servicers, among other things, to: (i) correct deficiencies in residential mortgage loan servicing and foreclosure practices; (ii) make significant modifications in practices for residential mortgage loan servicing and foreclosure processing, including communications with borrowers and limitations on dual-tracking, which occurs when servicers continue to pursue foreclosure during the loan modification process; (iii) ensure that foreclosures are not pursued once a mortgage has been approved for modification and to establish a single point of contact for borrowers throughout the loan modification and foreclosure processes; and (iv) establish robust oversight and controls pertaining to their third-party vendors, including outside legal counsel, that provide default management or foreclosure services. While these enforcement consent orders are considered as not preemptive to state actions, it remains to be seen how state actions and proceedings will be affected by the consent orders.

Although we are neither a direct party to these consent orders nor a banking organization, we have become subject to certain aspects of the consent orders to the extent (i) we subservice loans for the servicers that are parties to the consent orders; (ii) our investors require that we comply with certain aspects of the consent orders; or (iii) we otherwise find it prudent to comply with certain aspects of the consent orders. In addition, the practices set forth in such enforcement consent orders may be adopted by the industry as a whole, requiring us to comply with them in order to follow standard industry practices as required by our servicing agreements. Changes to our servicing practices could increase compliance costs for our servicing business, which could materially and adversely affect our financial condition or results of operations.

Federal Government/State Attorneys General foreclosure settlement could have unforeseen effects on our business.

On February 9, 2012, the U.S. Department of Justice, certain federal regulatory agencies, and forty-nine state attorneys general (Oklahoma is excluded) entered into a $25 billion settlement with the five largest mortgage servicers — Bank of America Corporation, JPMorgan Chase & Co., Wells Fargo Company, Citigroup, Inc. and Ally Financial, Inc. The settlement, which was approved by the U.S. District Court for the District of Columbia by consent judgments entered on April 5, 2012, provides for, among other things, payments to certain individuals whose homes have been foreclosed upon, the reduction of principal for certain other mortgagors, and the establishment of a broad array of new requirements and restrictions related to the servicing of residential mortgage loans (the “Servicing Standards”). While we are not a party to the settlement, certain of our clients have required us to implement some or most of the Servicing Standards when we service loans for them, and we expect current and future clients may require us to do so as well. Should this occur, our cost to service mortgage loans could be increased and our servicing income could be reduced by amounts that we do not believe will be material.

One of our strategies is to increase our originations and servicing of GSE mortgages (including through acquisitions), which could expose us to additional risks.

One of our strategies is to increase originations of mortgages, as well as servicing of mortgages, that are GSE-backed mortgages. There are a number of risks that we could be exposed to as we effectuate this strategy:

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In February 2011, the Obama Administration issued a report to Congress, and in February 2012 the Federal Housing Finance Agency issued a report to Congress outlining various options for long-term reform of Fannie Mae and Freddie Mac. These options involve gradually reducing the role of Fannie Mae and Freddie Mac in the mortgage market and ultimately winding down both institutions such that the private sector provides the majority of mortgage credit. Any of these options are likely to result in higher mortgage rates in the future, which could have a negative impact on the mortgage origination business and on mortgage servicing.

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There are federal and state legislative and agency initiatives that could, once fully implemented, adversely affect this business. For instance, the risk retention requirement under the Dodd-Frank Act requires securitizers to generally retain a minimum beneficial interest in mortgage-backed securities they sell through a securitization. Once implemented, the risk retention requirement may result in higher costs of certain originations operations and impose additional compliance requirements to meet servicing and originations criteria for qualified residential mortgages. Lastly, certain proposed federal legislation would permit borrowers in bankruptcy to restructure mortgage loans secured by primary residences. Bankruptcy courts could, if this legislation is enacted, reduce the principal balance of a mortgage loan that is secured by a lien on mortgaged property, reduce the mortgage interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan. Any of the foregoing could also reduce the profitability of residential loans currently serviced by us or adversely affect our ability to sell mortgage loans originated by us or increase delinquency rates and, as a result, could adversely affect our business, financial condition or results of operations. In addition, the cost of servicing an increasingly delinquent residential loan portfolio may rise without a corresponding increase in servicing compensation.

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Delinquency rates can have a significant impact on our revenues and our expenses and the value of our MSRs. For example, an increase in delinquencies may result in lower revenues because, for some GSE business, we may only collect servicing fees for performing loans. Additionally, while increased delinquencies generate higher ancillary fees, including late fees, these fees are not likely to be recoverable in the event that the related loan is liquidated. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts. Delinquencies can also increase our liability for servicing advances, as we may be required to advance certain payments early in a delinquency, and impact our liquidity. An increase in delinquencies will result in a higher cost to service due to the increased time and effort required to collect payments from delinquent borrowers. If we acquire portfolios of MSRs, the price we pay will depend on, among other things, our projections of the cash flows from the related pool of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of MSRs we acquire could be diminished. If the estimated fair value of MSRs is reduced, we could suffer a loss, which has a negative impact on our financial results and the benefits we would get from acquisitions.

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Loans that are GSE backed tend to be issued to higher quality borrowers with lower loan-to-value ratios. Accordingly, these borrowers can usually prepay such loans with ease through refinancings when mortgage rates decrease. Such prepayments will reduce the size of our MSR portfolio and our future servicing revenue. We make assumptions about prepayment rates, but such assumptions could be incorrect, or could be rendered incorrect through changes in interest rates. We may seek to hedge such risk but may be unsuccessful.

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In connection with loans that we originate, we expect to generally sell or securitize such loans to finance our future operations. In connection with the sale of mortgage loans, originators must make various representations and warranties concerning such loans that, if breached, require the originator to repurchase such loans or indemnify the purchaser of such loans for actual losses incurred in respect of such loans. These representations and warranties vary based on the nature of the transaction and the purchaser’s or insurer’s requirements but generally pertain to the ownership of the mortgage loan, the real property securing the loan and compliance with applicable laws and applicable lender and government-sponsored entity underwriting guidelines in connection with the origination of the loan. The aggregate unpaid principal balance of loans sold or serviced by us (or the UPB of certain portfolios that we may buy in future acquisitions) represents the maximum potential exposure related to loan repurchase and indemnification claims, including claims for breach of representation and warranty provisions. Due, in part, to elevated mortgage payment delinquency rates and declining housing prices, originators have experienced, and may in the future continue to experience, an increase in loan repurchase and indemnification claims due to actual or alleged breaches of representations and warranties in connection with the sale or servicing of mortgage loans. The estimation of our loan repurchase and indemnification liability is subjective and based upon our projections of the incidence of loan repurchase and indemnification claims, as well as loss severities. Given these trends, losses incurred in connection with such actual or projected loan repurchase and indemnification claims may be in excess of our estimates (including our estimate of liabilities we will assume in an acquisition and factor into our purchase price), and we may be required to increase such reserves and may sustain additional losses associated with such loan repurchase and indemnification claims in the future. Accordingly, increases to our reserves and losses incurred by us in connection with actual loan repurchases and indemnification payments in excess of our reserves could have a material adverse effect on our business, financial position, results of operations or cash flows.

Lender-placed insurance is under increased scrutiny by regulators and, in the event changes are made to current practices, it could result in damages and/or reduced income from commissions for the Green Tree insurance business and/or material changes to the revenues derived from our historical insurance business.

Under certain circumstances, when borrowers fail to provide hazard insurance on their residences, the owner or servicer of the loan may place such insurance to protect the collateral and passes the premium onto the borrower. Walter Investment’s historical practice had been to place the coverage with a third-party carrier which, in turn, reinsured some of the exposure with Walter Investment Reinsurance Co., Ltd., our wholly-owned subsidiary. This practice ended effective December 31, 2011. Green Tree’s insurance agency acts as an agent for this purpose by placing the insurance coverage with a third-party carrier and for which the agency earns a commission. Both practices have come under the scrutiny of regulators. As of October 12, 2012, no new regulations have been put into place which would affect these practices; however, we cannot be certain that Green Tree’s practice will not be restricted or even prohibited. Should this occur, the revenues from our insurance businesses could be significantly reduced or eliminated.

On March 14, 2012, Fannie Mae, a GSE for which Green Tree services mortgage loans, issued a servicing guide announcement related to lender-placed insurance, that, if not revised before its implementation date, would exclude from reimbursement by Fannie Mae any lender-placed insurance commission earned by an entity related to the servicer, such as Green Tree’s insurance agency. The original June 1, 2012 implementation date has been postponed indefinitely by Fannie Mae.

We may be subject to liability for potential violations of predatory lending and/or servicing laws, which could adversely impact our results of operations, financial condition and business.

Various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgaged-related assets, could subject us, as a servicer or as an assignee or purchaser, in the case of acquired loans, to monetary penalties and could result in the borrowers rescinding the affected residential loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially and adversely impact our results of operations, financial condition and business.

The expanding body of federal, state and local regulations and/or the licensing of loan servicing, collections or other aspects of our business, may increase the cost of compliance and the risks of noncompliance, and may be difficult for us to satisfy in a timely manner.

Our business is subject to extensive regulation by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of our operations. The volume of new or modified laws and regulations has increased in recent years. Some individual municipalities have begun to enact laws that restrict loan servicing activities, including delaying or preventing foreclosures or forcing the modification of certain mortgages. Further, federal legislation recently has been proposed which, among other things, also could hinder the ability of a servicer to foreclose promptly on defaulted residential loans or would permit limited assignee liability for certain violations in the residential loan origination process, and which could result in our being held responsible for violations in the residential loan origination process.

In addition, the U.S. government through the Federal Housing Administration (“FHA”), the FDIC, and the U.S. Department of the Treasury (“Treasury”), has commenced or proposed implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage foreclosures, such as the Hope for Homeowners program (permitting certain distressed borrowers to refinance their mortgages into FHA insured loans), Home Affordability Modification Program (“HAMP”), and the Secured Lien Program (involving, among other things, the modification of first-lien and second-lien mortgages to reduce the principal amount or the interest rate of loans or to extend the payment terms). Green Tree and Marix are HAMP approved servicers and would be affected by any changes to HAMP rules. Moreover, certain mortgage lenders and servicers have voluntarily, or as part of settlements with law enforcement authorities, established loan-modification programs relating to loans they hold or service. Moreover, state and federal regulators are believed to be considering new regulations relating to lender-placed insurance which could reduce the amount of insurance commission earned by the Green Tree insurance agency, or adversely impact our self insurance of our legacy insurance program. These loan-modification programs, future federal, state and local legislative or regulatory actions that result in modification of outstanding loans acquired by us, changes imposed on our insurance businesses as well as changes in the requirements to qualify for refinancing with or selling to Fannie Mae, Freddie Mac, or the Government National Mortgage Association (“Ginnie Mae”), may adversely affect the value of, and the returns on, such residential mortgage loans, insurance businesses and the potential growth of our business.

Furthermore, if regulators impose new or more restrictive requirements, as has been indicated by, amongst others, the CFPB, we may have difficulty satisfying these requirements in a timely manner and/or incur additional significant costs to comply with such requirements, which could further adversely affect our results of operations or financial condition. Our failure to comply with these laws and regulations could possibly lead to civil and criminal liability; loss of licensure; termination of our servicing and sub-servicing agreements; damage to our reputation in the industry; fines, penalties and litigation, including class action lawsuits; or administrative enforcement actions. Any of these outcomes could harm our results of operations or financial condition. We are unable to predict whether federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future and whether any such changes could adversely affect our cost of doing business and profitability.

Difficult conditions in the mortgage and real estate markets, financial markets and the economy generally may cause us to incur losses on our portfolio or otherwise to be unsuccessful in our business strategies. A prolonged economic slowdown, recession, period of declining real estate values or sustained high unemployment could materially and adversely affect us.

The implementation of our business strategies may be materially affected by the continuation of current conditions in the mortgage and housing markets, the financial markets, and the economy generally. Continuing concerns over unemployment, inflation, energy and health care costs, geopolitical issues, including political unrest in the Middle East and the possibility of credit defaults by several European countries, the availability and cost of credit, the mortgage market and the real estate market, and other factors have contributed to increased volatility and diminished expectations for the economy and markets going forward. The risks associated with our servicing business and any investments we may make will be more acute during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values or sustained unemployment. A weakening economy, high unemployment and declining real estate values significantly increase the likelihood that borrowers will default on their debt service obligations. In this event we may incur losses on our investment portfolio because the value of any collateral we foreclose upon may be insufficient to cover the full amount of our investment or may take a significant amount of time to realize. In addition, the aforementioned circumstance may adversely affect the third-party servicing performed by Green Tree and Marix and any platforms we may acquire, including our receipt of servicing incentive fee compensation and the timing, amount and reimbursement of servicing advances made by us, and may further adversely affect or prolong our ability to successfully integrate Green Tree or to bring Marix into profitability.

Continued weakness in the mortgage and residential real estate markets could negatively affect our results of operations and financial condition, including causing credit and market value losses related to our holdings that could cause us to take charges and/or add to our allowance for loan losses in amounts that may be material.

The residential mortgage market in the United States has experienced significant levels of defaults, credit losses, and liquidity instability. These factors have impacted investor perception of the risks associated with the residential loans that we own. Continued or increased deterioration in the residential loan market may adversely affect the performance and market value of our current investments. Deterioration in home prices or the value of our portfolio could require us to take charges, or add to our allowance for loan losses, either or both of which may be material. The residential loan market also has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or will not worsen.

A continued deterioration or a delay in any recovery in the residential mortgage market may also reduce the number of new mortgages that we originate, reduce the profitability of residential loans currently serviced by us or adversely affect our ability to sell mortgage loans originated by us or increase delinquency rates. Any of the foregoing could adversely affect our business, financial condition or results of operations. In addition, the cost of servicing an increasingly delinquent residential loan portfolio may rise without a corresponding increase in servicing compensation.

While limitations on financing initially were felt in the less-than-prime mortgage market, it appears that liquidity issues now also affect prime and Alt-A lending, with the curtailment of many product types. This has an adverse impact on new demand for homes, which continues to compress home ownership rates and has a negative impact on future home price performance. There is a strong correlation between home price growth rates and residential loan delinquencies. Market deterioration has caused us to expect increased credit losses related to our holdings and to sell some foreclosed real estate assets at a loss.

Risks Related to Our Business and the Acquisition of Green Tree

We may fail to realize the anticipated benefits and cost savings of the acquisition of Green Tree, which could adversely affect the value of our common stock.

The success of our acquisition of Green Tree will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of the Company and Green Tree. Our ability to realize these anticipated benefits and cost savings is subject to certain risks including:

•	our ability to successfully combine the businesses of the Company and Green Tree;

•	whether the combined businesses will perform as expected;

•	the possibility that we paid more than the value we will derive from the acquisition;

•	the reduction of our cash available for operations and other uses;

•	the incurrence of significant indebtedness to finance the acquisition; and

•	the assumption of certain known and unknown liabilities of Green Tree.

If we are not able to successfully combine the businesses of the Company and Green Tree within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisition may not be realized fully, or at all, or may take longer to realize than expected, the combined businesses may not perform as expected, and the value of our common stock may be adversely affected. It is possible that the integration of the businesses could result in the loss of key Company and Green Tree employees, the disruption of each company’s ongoing businesses, unexpected integration issues, higher than expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in the integration of our operations and to realize the anticipated benefits of the acquisition so the combined business performs as expected, include, among other things:

•	combining the companies’ business development and operations;

•	integrating the companies’ technologies and services;

•	harmonizing the companies’ operating practices, employee development and compensation programs, technology platforms, internal controls and other policies, procedures and processes;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	maintaining existing agreements with customers and avoiding delays in entering into new agreements with prospective customers and suppliers; and

•	coordinating geographically dispersed organizations.

In addition, at times, the attention of certain members of the companies’ management and resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each of the companies’ ongoing business and the business of the combined company.

The Green Tree business is significantly larger than the Company’s business and therefore may subject the combined business to greater scrutiny by state and federal regulators than previously experienced by our Company.

As described under “Risks Related to Our Industry” above, as a result of the high residential mortgage foreclosure rate in general and reports of improper servicing practices by some mortgage servicers in particular, the mortgage servicing industry has been under increased scrutiny from state and federal regulators and other authorities. This scrutiny is more likely to target larger servicing organizations like Green Tree than smaller organizations like the Company was prior to the acquisition. See for example the risk factor related to the Federal Government/State Attorneys General of all fifty states having targeted five of the largest banks in the U.S. for review and reform of their servicing practices. Similarly, in November of 2010 the Federal Trade Commission (“FTC”) issued subpoenas to an unknown number of mortgage servicers, including Green Tree, requesting information on a broad range of subjects relating to the companies’ operations; in January 2012, Green Tree and a number of other banks and mortgage servicers received subpoenas from the New York State Department of Financial Services relating to their lender-placed insurance practices and in September 2012, the CFPB issued civil investigative demands to a number of mortgage servicers, including Green Tree, requesting information on a broad range of subjects relating to the companies’ operations. Previously, the Company would not likely have received such requests for information. We cannot guarantee that any such investigations will not reveal violations of law or regulation that may adversely affect Green Tree’s business. Moreover, as a significantly larger company, the combined business is more likely to be investigated and we cannot assure you that such investigations would not reveal any improprieties in Green Tree’s past or present operations.

Certain aspects of our business are subject to factors that are beyond our control and/or not predictable with any degree of certainty. This unpredictability may adversely affect our projections, business plans, cash flows and business strategies in material ways.

We believe that there is a secular shift in mortgage servicing that is underway pursuant to which mortgage servicing currently performed by the largest banks is or will be shifted to specialized servicers like the Company. Such a shift for existing servicing business, however, is largely dependent upon the willingness and ability of the parties to transfer servicing rights. We cannot be certain that this shift will continue, nor do we have any control over the scope and/or timing of the parties’ efforts to transfer servicing. As a result, while we might receive assurances from our customers that new business may be coming to us, unless and until our customers secure the corresponding servicing rights and transfer the business, we cannot be certain that the new business will be consummated or that the volumes will correspond to previous assurances. In addition, some of our contracts contain periodic performance payments that are determined by formulas and/or are tied to the performance of our competitors. Inasmuch as we have little or no insight into the performance of our competitors in order that we might predict the ultimate payout of these incentives, it is difficult, if not impossible in some instances to predict with any certainty what the payout (if any) of the incentive payments will be. This unpredictability of revenues may adversely affect our projections, business plans, cash flows and business strategies in material ways.

Our debt agreements contain covenants that restrict our operations and may inhibit flexibility in operating our business and increasing revenues.

Our Credit Agreements contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our Credit Agreements, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under our Credit Agreements. Upon the occurrence of an event of default under these agreements, the lenders thereunder could elect to declare all amounts outstanding under the Credit Agreements to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Credit Agreements could proceed against the collateral granted to them to secure such indebtedness. If the lenders under the Credit Agreements were to demand immediate repayment of the amounts outstanding thereunder, there can be no assurance there we will have sufficient assets to repay amounts due under the Credit Agreements and our other indebtedness.

We may incur additional debt in connection with pending or future potential acquisitions and other pipeline transactions which would increase the risks described above.

Shortly after this offering, we intend to refinance our First Lien Facility through new debt financing that we expect will reduce our interest costs and also permit us to incur additional warehouse debt and purchase additional MSRs and related assets. If we are successful in that refinancing, we may incur more additional indebtedness or assume additional indebtedness in connection with pending or future potential acquisitions and other pipeline transactions. Any such indebtedness could increase our leverage and the risks we face from indebtedness described above.

Changes in interest rates could lead to increased prepayment rates, which could materially and adversely affect the value of our mortgage servicing rights and could have a material adverse effect on our business, financial position, results of operations or cash flows.

Changes in interest rates are a key driver of the performance of our servicing segment, particularly with respect to portfolios consisting primarily of MSRs related to prime loans, as the values of our mortgage servicing rights are highly sensitive to changes in interest rates. Historically, the value of MSRs have increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and have decreased when interest rates decline as lower interest rates lead to increased prepayment rates. From time to time we may use various derivative financial instruments to provide a level of protection against such interest rate risk. However, no hedging strategy can protect us completely, and hedging strategies may fail because they are improperly designed, improperly executed and documented or based on inaccurate assumptions and, as a result, could actually increase our risks and losses. See “—Failure to hedge effectively against interest rate changes may adversely affect results of operations.” As a result, substantial volatility in interest rates materially affects our servicing segment, as well as our consolidated financial position, results of operations and cash flows.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

The Company has from time to time used various derivative financial instruments to provide a level of protection against interest rate risks. In the future we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. No hedging strategy can protect us completely. The derivative financial instruments that we select may not have the effect of reducing our interest rate risks. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed and documented transactions or inaccurate assumptions could actually increase our risks and losses. In addition, hedging strategies involve transaction and other costs. Our hedging strategies and the derivatives that we use may not be able to adequately offset the risks of interest rate volatility and our hedging transactions may result in or magnify losses. Furthermore, interest rate derivatives may not be available at all, or at favorable terms, particularly during economic downturns. Any of the foregoing risks could adversely affect our business, financial condition or results of operations. Additional risks related to hedging include:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	a court could rule that such an agreement is not legally enforceable.

We would expect to enter into contracts with major financial institutions only based on their credit rating and other factors, but our Board of Directors may choose to change this policy in the future. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

While increasing our servicing portfolio is a key part of our strategy, this strategy carries certain risks and we may not be able to achieve our goals.

A key component of our strategy is to increase our servicing business. We have grown this business rapidly over the past several years, due to additions of subservicing contracts, acquisitions of servicing portfolios and our acquisition of Green Tree and we intend to continue to grow our portfolio through similar actions. This strategy creates a number of risks for us:

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Other mortgage servicers have suffered operational deficiencies and, in rare instances company failures, due to the operational risks associated with servicing mortgages and / or a rapid expansion. Deficiencies in other servicers have included deterioration in operating margins due to increased costs, deterioration in servicing metrics (e.g., delinquency rates, call center metrics, account reconciliations or investor reporting), which, if they were to occur to us, could adversely affect our results of operations, and could also lead to potential violations of governmental regulations followed by enforcement and fines.

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Our existing servicing portfolio will decline over time, as mortgages are repaid, prepaid or discharged. While we will seek to replenish our servicing portfolio through the addition of subservicing contracts, MSR purchases, originations or acquisitions, we cannot assure you that we will be successful in developing this business. There is significant competition existing in the sector and the supply of servicing portfolios may decline over the next few years as the opportunity created by the financial crisis ebbs. The competition for new portfolios could increase the prices we may need to pay for such portfolios or reduce subservicing margins. If we are unable to grow our portfolios, our future growth and operating results will be adversely affected, which will adversely affect our stock price and the price of the notes.

We use estimates in determining the fair value of certain assets. If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely affect our earnings.

Following the Acquisition, we expect to use fair value accounting for certain assets acquired as a result of the Acquisition. We estimate the fair value of our assets and liabilities by calculating the present value of expected future cash flows utilizing assumptions that we believe are used by market participants. The methodology used to estimate these values is complex and uses asset-specific collateral data and market inputs for interest and discount rates and liquidity dates.

Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of our valuation methodologies. If prepayment speeds increase more than estimated, delinquency and default levels are higher than anticipated or financial market illiquidity continues beyond our estimate, we may be required to write down the value of certain assets which could adversely affect our earnings.

We might not be able to maintain or grow our business if we cannot identify and acquire mortgage servicing rights or enter into additional subservicing agreements on favorable terms.

Our servicing portfolio is subject to “run-off,” meaning that mortgage loans serviced by us may be repaid at maturity, prepaid prior to maturity, refinanced with a mortgage not serviced by us or liquidated through foreclosure, deed-in-lieu of foreclosure or other liquidation process or repaid through standard amortization of principal. As a result, our ability to maintain the size of our servicing portfolio depends on our ability to acquire the rights to service additional pools of residential loans. We believe there are significant business opportunities in our business development “pipeline” of potential transactions. However, we may not be able to acquire servicing rights or enter into additional subservicing agreements on terms favorable to us nor do we control the decision to transfer servicing to us. In determining the purchase price for both servicing rights and subservicing, management makes certain assumptions, many of which are beyond our control, including, among other things:

•	origination vintage and geography;

•	loan-to-value ratio;

•	stratification of FICO scores;

•	the rates of prepayment and repayment within the underlying pools of mortgage loans;

•	projected rates of delinquencies, defaults and liquidations;

•	future interest rates;

•	our cost to service the loans;

•	incentive and ancillary fee income; and

•	amounts of future servicing advances.

As a result, we may not be successful in completing acquisitions or may overpay or not realize anticipated benefits of acquisitions in our business development pipeline. See “— We may not realize all of the anticipated benefits of pending or potential future acquisitions, which could adversely affect our business, financial condition and results of operations.”

Our Investment Management business may be subject to liability arising out of the performance of its duties providing investment management and other related services to an investment fund, and our reputation, business and operations could be adversely affected by regulatory compliance failures related to investment adviser activities.

One of Green Tree’s subsidiaries, Green Tree Investment Management LLC (“GTIM”), jointly manages an investment fund focused on distressed mortgage-related assets. Under the relevant sub-advisory agreement for the fund, GTIM is exempted from liability for any claim, loss or cost arising out of, or in connection with, the performance of its duties, except GTIM is not exculpated from liability arising from losses caused by its gross negligence or willful misconduct or as otherwise provided under applicable federal securities laws. In addition, GTIM may expand its activities in this area and, depending on the terms of any future advisory agreements they may enter into, this liability could be increased. GTIM became a registered investment adviser under the federal Investment Advisers Act of 1940 (the “IAA”) on March 30, 2012. A failure by GTIM to comply with the obligations imposed by the IAA on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage.

The owners of certain loans we service or subservice, may, under certain circumstances, terminate our mortgage servicing rights or subservicing contracts, respectively.

As is standard in our industry, under the terms of our master servicing agreements with GSEs and other customers, our customers have the right to terminate us as the servicer of the loans we service on their behalf if we default pursuant to the terms and conditions of the servicing agreement; and in some agreements the servicing can be transferred without cause (although in this case the servicer typically receives the fair value of the servicing rights). Under our subservicing contracts, the primary servicers for whom we conduct subservicing activities have the right to terminate our subservicing rights with or without cause, with generally 60 to 90 days’ notice. In some instances, the subservicing contracts require payment of a deboarding fee upon transfer while in other instances there is little to no compensation. We expect to continue to acquire subservicing rights under terms and conditions which could exacerbate these risks.

If we were to have our servicing or subservicing rights terminated on a material portion of our servicing portfolio, this could adversely affect our business, financial condition, results of operations and stock price.

Unlike competitors that are banks, we are subject to state licensing requirements and substantial compliance costs.

Because we are not a depository institution, we do not benefit from a federal exemption to state mortgage banking, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements in all fifty states and the District of Columbia, and we are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws or increased fees or that may impose conditions to licensing that we or our personnel are unable to meet. Future state legislation and changes in regulation may significantly increase the compliance costs on our operations or reduce the amount of ancillary fees, including late fees that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially affect our business.

Our business would be adversely affected if we lose our licenses.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to mortgage servicing companies and mortgage origination companies such as us. These rules and regulations generally provide for licensing as a mortgage servicing company, mortgage origination company, debt collection agency or third party default specialist, as applicable, requirements as to the form and content of contracts and other documentation, licensing of our employees and employee hiring background checks, licensing of independent contractors with whom we contract, restrictions on collection practices, disclosure and record-keeping requirements and enforcement of borrowers’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate require special licensing or provide extensive regulation of our business.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local regulations. We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. Those states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could adversely affect our business, financial condition or results of operations.

We may incur litigation costs and related losses if the validity of a foreclosure action is challenged by a borrower or if a court overturns a foreclosure.

We may incur costs if we are required to, or if we elect to, execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to a title insurer of the property sold in foreclosure. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. A significant increase in litigation costs could adversely affect our liquidity, and our inability to be reimbursed for servicing advances could adversely affect our business, financial condition or results of operations.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances.

During any period in which a borrower is not making payments, we are required under some of our servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, and pay property taxes, insurance premiums, legal expenses and other protective advances. We also advance funds to maintain, repair and market real estate properties on behalf of investors. Our obligation to make such advances may increase in connection with any pending or potential future acquisitions of servicing portfolios. As home values change, we may have to reconsider certain of the assumptions underlying our decisions to make advances and, in certain situations, our contractual obligations may require us to make certain advances for which we may not be reimbursed. In addition, in the event a mortgage loan serviced by us defaults or becomes delinquent, the repayment to us of the advance may be delayed until the mortgage loan is repaid or refinanced or a liquidation occurs. A delay in our ability to collect an advance may adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition or results of operations.

A downgrade in our servicer ratings could have an adverse effect on our business, financial condition or results of operations.

Standard & Poor’s, Moody’s and Fitch rate us as a residential loan servicer. Our current ratings from the rating agencies are important to the conduct of our loan servicing business. These ratings may be downgraded in the future. Any such downgrade could adversely affect our business, financial condition or results of operations.

We depend on the accuracy and completeness of information about borrowers and counterparties and any misrepresented information could adversely affect our business, financial condition and results of operations.

In deciding whether to extend credit or to enter into other transactions with borrowers and counterparties, we may rely on information furnished to us by or on behalf of borrowers and counterparties, including financial statements and other financial information. We also may rely on representations of borrowers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. While we have a practice of independently verifying the borrower information that we use in deciding whether to extend credit or to agree to a loan modification, including employment, assets, income and credit score, if any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. We have controls and processes designed to help us identify misrepresented information in our loan originations operations. We, however, may not have detected or may not detect all misrepresented information in our loan originations or from our business clients. Any such misrepresented information could adversely affect our business, financial condition and results of operations.

Technology failures or cyber-attacks against us or our vendors could damage our business operations and reputation, increase our costs, and result in significant third party liability.

The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures caused by fire, power loss, telecommunications failures, unauthorized intrusion (cyber-attack), computer viruses and disabling devices, natural disasters and other similar events, may interrupt or delay our ability to provide services to our borrowers. Security breaches, acts of vandalism and developments in computer intrusion capabilities could result in a compromise or breach of the technology that we use to protect our borrowers’ personal information and transaction data. Systems failures could result in reputational damage to our business and cause us to incur significant costs and third party liability, and this could adversely affect our business, financial condition or results of operations.

We may be unable to protect our technology or keep up with the technology of our competitors.

We rely on proprietary and licensed software, and other technology, proprietary information and intellectual property to operate our business and to provide us with a competitive advantage. However, we may be unable to maintain and protect, or prevent others from misappropriating or otherwise violating, our rights in such software, technology, proprietary information and intellectual property. In addition, competitors may be able to develop software and technologies that are as good as or better than our software and technology without violating our rights, which could put us at a disadvantage. Our failure to maintain, protect and continue to develop our software, technology, proprietary information and intellectual property could adversely affect our business, financial condition or results of operations.

Any failure of our internal security measures or those of our vendors, or breach of our privacy protections could cause harm to our reputation and subject us to liability.

In the ordinary course of our business, we receive and store certain confidential nonpublic information concerning borrowers including names, addresses, social security numbers and other confidential information. Additionally, we enter into third party relationships to assist with various aspects of our business, some of which require the exchange of confidential borrower information. Although we have put in place a comprehensive information security program that we monitor and update as needed, if a third party were to compromise or breach our security measures or those of the vendors, through electronic, physical or other means, and misappropriate such information, it could cause interruptions in our operations, expose us to significant liabilities, reporting obligations, remediation costs and damage to our reputation. Significant damage to our reputation or the reputation of our clients, could negatively impact our ability to attract or retain clients. Any of the foregoing risks could adversely affect our business, financial condition or results of operations.

While we have obtained insurance to cover us against certain cyber security risks and information theft, there can be no guarantee that all losses will be covered or that the insurance limits will be sufficient to cover such losses.

We have obtained insurance coverage that protects us against losses from unauthorized penetration of company technology systems, employee theft of customer and/or company private information, and company liability for third party vendors who mishandle company information. This insurance includes coverage for third party losses as well as costs incidental to a breach of company systems such as notification, credit monitoring and ID theft resolution services. However, there can be no guarantee that every potential loss due to cyber attack or theft of information has been insured against, nor that the limits of the insurance we have acquired will be sufficient to cover all such losses.

Legal proceedings and related costs may increase and could adversely affect our financial results.

We are routinely involved in legal proceedings concerning matters that arise in the ordinary course of our business. The addition of the Green Tree business, which is significantly larger in scope and size than our historical business, will increase the number of suits against us. The Acquisition and other pending or potential future acquisitions may also increase the risk that we will be sued. The outcome of these proceedings may adversely affect our financial results. In addition, a number of participants in our industry have been the subject of class action lawsuits and regulatory actions by states’ attorneys general and federal regulators. Litigation and other proceedings may require that we pay attorneys’ fees, settlement costs, damages, penalties or other charges, which could adversely affect our financial results.

Governmental and regulatory investigations, both state and federal are increasing in all areas of our business. The costs of responding to the investigations can be substantial. In addition, government-mandated changes from investigations or otherwise, to servicing practices could lead to higher costs and additional administrative burdens, in particular regarding record retention and informational obligations.

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending, loan servicing, debt collection practices, and corporate governance, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from media coverage, whether accurate or not. Negative public opinion can adversely affect our ability to attract and retain customers, counterparties and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our customers and communities, this risk will always be present in our organization.

The industry in which we operate is concentrated and highly competitive, and, to the extent we fail to meet these competitive challenges, it would have a material adverse effect on our business, financial position, results of operations or cash flows.

We operate in a concentrated and highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory or technological changes. A majority of the loans we service are controlled by relatively few entities, in particular GSEs. Competition to service mortgage loans and for mortgage loan originations comes primarily from commercial banks and savings institutions. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources, typically have access to greater financial resources and lower funding costs. All of these factors place us at a competitive disadvantage. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more favorable relationships than we can. Competition to service residential loans may result in lower margins based on our servicing model. Because of the relatively limited number of customers, our failure to meet the expectations of any customer could materially impact our business. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition or results of operations.

Credit facilities (including term loans and revolving facilities), warehouse facilities, structured financing arrangements, securitizations and other forms of term debt, in addition to transaction or asset-specific financing arrangements that we may use to finance our investments, may contain restrictions, covenants, and representations and warranties that restrict our operations or may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We may use credit facilities (including term loans and revolving facilities), warehouse facilities, structured financing arrangements, securitizations and other forms of term debt, in addition to transaction or asset-specific financing arrangements, to finance investment purchases. Such financing facilities may contain restrictions, covenants, and representations and warranties that, among other conditions, require us to satisfy specified financial and asset quality tests and may restrict our ability to, among other actions, incur or guarantee additional debt, make certain investments or acquisitions, make distributions on or repurchase or redeem capital stock, engage in mergers or consolidations, grant liens or such other conditions as the lenders may require. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare any and all amounts outstanding under the agreements immediately due and payable, enforce their respective interests against collateral pledged under such agreements, and restrict our ability to make additional borrowings. These financing agreements also may contain cross-default provisions, such that if a default occurs under any one agreement, the lenders under our other agreements also could declare a default.

Our current and possible future use of securitization financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of our current securitizations generally provide, and those that we may sponsor in the future typically will provide, that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as over-collateralization. Our securitization terms now provide, and we anticipate that future securitization terms will provide, that, if certain delinquencies or losses exceed specified levels based on the analysis by the lenders or the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased, or may be prevented from decreasing as would otherwise be permitted, if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. Given recent volatility in the securitization market, rating agencies may depart from historic practices for securitization financings, which would make such financings more costly. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our net income. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our securitization financings will increase.

Our existing securitization trusts contain servicer triggers that, if exceeded, could result in a significant reduction in cash flows to us.

Some of our existing securitization trusts contain delinquency and loss triggers that, if exceeded, allocate any excess over-collateralization to paying down the bonds for the securitization at an accelerated pace rather than releasing the excess cash to us. One of our existing securitizations, Mid-State Capital Corporation 2006-1 Trust (“Trust 2006-1”) exceeded the delinquency and cumulative loss rate triggers and has not provided any excess cash flow to us since January 2008. At June 30, 2012, Trust 2006-1 held mortgage loans with an outstanding principal balance of $165.4 million and a book value of $158.8 million, with collateralized bonds issued by Trust 2006-1 having an outstanding principal balance of $157.4 million.

All of our other securitization trusts have experienced some level of delinquencies and losses, and, if any of these trusts were to exceed their respective triggers or if we are unable to cure the triggers already exceeded, any excess cash flow from such trusts would not be available to us and, as a result, we may not have sufficient sources of cash to meet our operating needs.

Residential loans are subject to risks, including borrower defaults or bankruptcies, special hazard losses, declines in real estate values, delinquencies and fraud.

During the time that we hold residential loans we are subject to risks on the underlying loans from borrower defaults and bankruptcies and from special hazard losses, such as those occurring from earthquakes, hurricanes or floods that are not covered by standard hazard insurance. If a default occurs on any residential loan we hold, we may bear the risk of loss of principal to the extent of any deficiency between the value of the mortgaged property plus any payments from any insurer or guarantor, and the amount owing on the loan. Defaults on residential loans historically coincide with declines in real estate values, which are difficult to anticipate and may be dependent on local economic conditions. Increased exposure to losses on residential loans can reduce the value of our portfolio.

The lack of liquidity in our portfolio may adversely affect our business.

We have invested in residential loans that are not liquid. It may be difficult or impossible to obtain third party pricing on the residential loans that we purchase. Illiquid investments typically experience greater price volatility as a ready market does not exist. In addition, validating third party pricing for illiquid investments may be more subjective than more liquid investments. The illiquidity of our residential loans may make it difficult for us to sell such residential loans if the need or desire arises. In addition, if we are required to quickly liquidate all or a portion of our portfolio, we may realize significantly less than the value at which we have previously recorded our portfolio. As a result, our ability to assess or vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations or financial condition.

National and regional economic conditions may have a material impact on our profitability because a significant portion of our loan portfolio is secured by homes located in these markets.

We service loans throughout the United States. However, we have higher concentrations of our owned residential loans in the Texas, Louisiana, Mississippi, Alabama and Florida markets. As a result of the geographic concentration of residential loans in these markets, we are particularly exposed to downturns in these local economies or other changes in local real estate conditions. In the past, rates of loss and delinquency on residential loans have increased from time to time, driven primarily by weaker economic conditions. Furthermore, precarious economic conditions may hinder the ability of borrowers to repay their obligations in all areas where we conduct our business. In the event of negative economic changes in these markets or nationally, our business, financial condition and results of operations, and the trading price of our common stock may be materially and adversely affected.

Natural disasters and adverse weather conditions could disrupt our business and adversely affect our results of operations, including those of our insurance business.

The climates of many of the states in which we do business and plan to continue to operate in the future, including Texas, Louisiana, Mississippi, Alabama and Florida, where we have large concentrations of owned residential loans, present increased risks of natural disaster and adverse weather. Natural disasters or adverse weather in these areas have in the past, and may in the future, cause increases in delinquencies and defaults in our mortgage portfolio and weaken demand for homes that we may have to repossess in affected areas, which could adversely affect our results of operations. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. The occurrence of large loss events due to natural disasters or adverse weather could reduce the insurance coverage available to us, increase the cost of our insurance premiums and weaken the financial condition of our insurers, thereby limiting our ability to mitigate any future losses that may occur from such events. Moreover, severe flooding, wind and water damage, forced evacuations, contamination, gas leaks, fire and environmental and other damage caused by natural disasters or adverse weather could lead to a general economic downturn, including increased prices for oil, gas and energy, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, especially in the areas most directly damaged by the disaster or storm.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could harm our business and the market value of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley” or “SOX”) requires us to evaluate and report on our internal controls over financial reporting and have our independent auditors issue their own opinion on our internal control over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Green Tree, which at the time of acquisition was a private company and not subject to the requirements of Sarbanes-Oxley, must be brought into compliance with SOX reporting standards. We may in the future discover areas of internal controls at Green Tree that do not exist or that need improvement. We cannot be certain that we will be successful in establishing or maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our shares of common stock. In addition, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such weaknesses or deficiencies and management may not be able to remediate the same in a timely manner.

We use, and will continue to use, analytical models and data in connection with the pricing of new business and the valuation of our future investments, and any incorrect, misleading or incomplete information used in connection therewith may subject us to potential risks.

Given the complexity of our proposed future investments and strategies, we rely, and will continue to rely, on analytical models and information and data, some of which is supplied by third parties. Should our models or such data prove to be incorrect or misleading, any decision made in reliance thereon exposes us to potential risks. Some of the analytical models that we use or will be used by us are predictive in nature. The use of predictive models has inherent risks and may incorrectly forecast future behavior, leading to potential losses. We also use and will continue to use valuation models that rely on market data inputs. If incorrect market data is input into a valuation model, even a tested and well-respected valuation model, it may provide incorrect valuations and, as a result, could provide adverse actual results as compared to the predictive results.

Following pending or potential future acquisitions or as a result of the acquisitions already completed, we may not be successful in retaining employees of any business, or in conveying the knowledge of our long-serving personnel to newly hired personnel and retaining our internal culture.

We regularly explore opportunities to grow our business, including through acquiring companies. Uncertainty about the effect of any such acquisition on the combined company’s employees may have an adverse effect on us, and consequently the combined business. This uncertainty may impair our ability to retain management and key personnel of the acquired business. Employee retention may be particularly challenging as employees may experience uncertainty about their future roles with the combined business. If key employees of the acquired business depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to continue as employees of the combined business, we may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, which could reduce our ability to realize the anticipated benefits of the acquisition.

In addition, much of our success can be attributed to the knowledge, experience, and loyalty of our key management and other personnel who have served us for many years. As we grow and expand our operations, we will need to incorporate employees from acquired businesses and hire new employees to implement our business strategies. It is important that the knowledge and experience of our senior management and our overall philosophies, business model, and operational standards, including our differentiated “high-touch” approach to servicing, are adequately conveyed to, and shared by, these new members of our team. At the same time, we must ensure that our hiring and retention practices serve to maintain our internal culture. If we are unable to achieve these integration objectives, our growth could come at a risk to our business model, which has been a major underlying component of our success.

We may change our investment and operational policies without stockholder consent, which may adversely affect the market value of our common stock.

Our Board of Directors determines our operational policies and may amend or revise such policies, including our policies with respect to acquisitions, dispositions, growth, operations, indebtedness, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market value of our common stock.

We may not realize all of the anticipated benefits of pending or potential future acquisitions, which could adversely affect our business, financial condition and results of operations.

We periodically explore opportunities to grow our business by adding subservicing contracts to our portfolios through one time transfers and flow agreements and by acquiring additional MSR assets and platforms and growing our originations business. Our ability to realize the anticipated benefits of pending or potential future acquisitions will depend, in part, on our ability to scale-up to appropriately service any such assets, and integrate the businesses of such acquired companies with our business.

The process of acquiring assets or companies may disrupt our business and may not result in the full benefits expected. The risks associated with acquisitions include, among others:

•	uncoordinated market functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	unanticipated liabilities associated with the acquired business or assets;

•	lack of expected synergies or failure to realize the anticipated benefits we expect to realize from the acquisition;

•	not retaining key employees; and

•	the diversion of management’s attention from ongoing business concerns.

The acquisition of businesses also requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful. This integration process is complicated and time consuming and can be disruptive to the borrowers of the loans serviced by the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its borrowers, we may not realize the anticipated economic benefits of particular acquisitions within our expected timeframe, and we may lose subservicing business or employees of the acquired business. We may also experience a greater than anticipated loss of business even if the integration process is successful.

If we inappropriately value the assets we acquire or the value of the assets or businesses we acquire declines after we acquire them, the resulting charges may negatively affect the carrying value of the assets on our balance sheet and our earnings. In particular, in connection with such acquisition opportunities, we may be exposed to unknown or contingent liabilities of the businesses, assets and liabilities we acquire, and if these issues or liabilities exceed our estimates, our results of operations and financial condition may be materially negatively affected.

In addition, the performance of any assets or businesses we acquire may not match the historical performance of our other assets. We cannot guarantee you that the assets we acquire will perform at levels meeting our expectations. We may find that we overpaid for the acquired assets or that the economic conditions underlying our acquisition decision have changed. It may also take several quarters for us to fully integrate the newly acquired assets into our business, during which period our results of operations and financial condition may be negatively affected. Further, certain one-time expenses associated with such acquisitions may have a negative impact on our results of operations and financial condition.

Further, prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable, and we expect that we will experience this condition in the future. In addition, in order to finance an acquisition we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders. Also, it is possible that we will expend considerable resources in the pursuit of an acquisition that, ultimately, either does not close or is terminated.

If we incur additional indebtedness to finance an acquisition, the acquired business may not be able to generate sufficient cash flow to service that additional indebtedness.

We cannot assure you that future acquisitions will not adversely affect our results of operations and financial condition.

Risks Related to our Acquisition of RMS and the Reverse Mortgage Industry

The Acquisition of RMS is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on us or could delay or prevent the completion of the integration.

Completion of the Acquisition is subject to customary closing conditions, including the receipt of certain regulatory approvals. There is no assurance that we will obtain these necessary governmental approvals to complete the Acquisition. The governmental or regulatory entities may not permit a change of control of the RMS business or may impose significant restrictions or conditions on such change of control. Any delay in the completion of the Acquisition of RMS from the failure to obtain such approvals or adverse conditions to such approvals could delay or diminish the anticipated benefits of the Acquisition or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Acquisition. Further, a denial of necessary consents or approvals from any governmental or regulatory authority could have a material adverse effect on our business, operating results, financial condition and liquidity and could be detrimental to our stockholders.

There can be no assurance that the Acquisition will be completed. The failure by us to complete the Acquisition could adversely affect our business and the market price of our common stock and could result in substantial termination costs.

There is no assurance that completion of the Acquisition will occur. Consummation of the Acquisition is subject to various conditions, including those described above.

The current market price of our common stock may reflect a market assumption that the Acquisition will occur. Failure to complete the Acquisition could adversely affect the price of our common stock. We will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit if the Acquisition is not consummated.

In addition, failure of the Acquisition to close, or even a delay in its closing, may have a negative impact on our ability to manage existing operations and pursue alternative strategic transactions or our ability to implement alternative business plans. The Purchase Agreement for the Acquisition is subject to termination if the Acquisition is not completed on or before December 31, 2012, subject to the Company’s right to extend until February 15, 2013 by paying the Sellers $3 million in cash. In addition, the Purchase Agreement contains certain other termination rights for both us and Sellers. A failed transaction may result in negative publicity and a negative impression of us in the investment community. The occurrence of any of these events individually or in combination could have a material adverse effect on our operating results, financial condition and liquidity and could be detrimental to our stockholders.

The pro forma financial statements included and incorporated by reference in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Acquisition.

The pro forma financial statements included and incorporated by reference in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, and may not be an indication of our financial condition or results of operations following the Acquisition for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information.” Our actual financial condition and results of operations following the Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price.

In addition, because there is no assurance that we will obtain the necessary governmental approvals to complete the integration, the description of the pro forma assets of the combined company may not be indicative of the actual assets of the Company after consummation of this offering. In addition, this offering is not conditioned upon completion of the Acquisition and therefore investors should refer to our historical financial statements incorporated by reference in this prospectus when evaluating an investment in our common stock.

We may fail to realize the anticipated benefits of the Acquisition of RMS, which could adversely affect the value of our common stock.

The success of our acquisition of RMS will depend, in part, on our ability to realize the anticipated benefits from the Acquisition. Our ability to realize these anticipated benefits is subject to certain risks including:

•	whether RMS will perform as expected;

•	the possibility that we paid more than the value we will derive from the Acquisition;

•	the possibility that the market for reverse mortgages does not meet our expectations;

•	the reduction of our cash available for operations and other uses;

•	the incurrence of indebtedness to finance the Acquisition; and

•	the assumption of certain known and unknown liabilities of RMS.

If we are delayed in achieving or are unable to successfully achieve the anticipated benefits of the Acquisition or if the respective and/or collective businesses do not perform as expected, the value of our common stock may be adversely affected. It is possible that the integration of the businesses could result in the loss of key Company and RMS employees, the disruption of each company’s ongoing businesses, unexpected integration issues, higher than expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in the integration of our operations and to realize the anticipated benefits of the Acquisition so the respective and/or collective business performs as expected, include, among other things:

•	harmonizing the companies’ operating practices, employee development and compensation programs, technology platforms internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers and avoiding delays in entering into new agreements with prospective customers and suppliers; and

•	coordinating geographically dispersed organizations.

RMS is technically in default of certain agreements. We believe that such defaults will be cured at or prior to the proposed closing date of the Acquisition. If they are not, its business could be materially affected and we may not achieve the expected benefits of the Acquisition.

In addition, at times, the attention of certain members of the companies’ management and resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each of the companies’ ongoing business and the collective business.

There may be material changes to the laws, regulations, rules or practices applicable to reverse mortgage programs operated by FHA, HUD, Fannie Mae or Ginnie Mae which could materially adversely affect the reverse mortgage industry as a whole.

The reverse mortgage industry is largely dependent upon GSEs such as FHA, HUD, Ginnie Mae and Fannie Mae. There can be no guarantee that any or all of the GSEs will continue to participate in the reverse mortgage industry or that they will not make material changes to the laws, regulations, rules or practices applicable to reverse mortgage programs. In addition, GSEs’ participation in the reverse mortgage industry may be subject to economic and political changes that cannot be predicted. Any of the aforementioned circumstances could materially and adversely affect the performance of the RMS business and the value of our common stock.

After the completion of the Acquisition, we will service reverse mortgages, which will subject us to additional risks and could have a material adverse effect on our business, liquidity, financial condition and results of operations.

After the completion of the Acquisition, we will service reverse mortgages. The reverse mortgage business is subject to substantial risks, including market, credit, interest rate, liquidity, operational, reputational and legal risks. A reverse mortgage is a loan available to seniors aged 62 or older that allows homeowners to borrow money against the value of their home. No repayment of the mortgage is required until the borrower dies or the home is sold. A deterioration of the market for reverse mortgages may reduce the number of reverse mortgages we service, reduce the profitability of reverse mortgages currently serviced by us and adversely affect our ability to sell reverse mortgages in the market. Although foreclosures involving reverse mortgages generally occur less frequently than forward mortgages, loan defaults on reverse mortgages leading to foreclosures may occur if borrowers fail to meet maintenance obligations, such as payment of taxes or home insurance premiums. An increase in foreclosure rates may increase our cost of servicing. As a reverse mortgage servicer, we will also be responsible for funding any payments due to borrowers in a timely manner, remitting to investors interest accrued, and paying for interest shortfalls. Advances on reverse mortgages are typically greater than advances on forward residential mortgages. They are typically recovered upon weekly or monthly reimbursement or from sale in the market. In the event we receive requests for advances in excess of amounts we are able to fund, we may not be able to fund these advance requests, which could materially and adversely affect our liquidity. Finally, as a result of the Acquisition, we will become subject to negative headline risk in the event that loan defaults on reverse mortgages lead to foreclosures or even evictions of elderly homeowners. All of the above factors could have a material adverse effect on our business, liquidity, financial condition and results of operations.

Risks Related to our Investments

We have historically invested in less-than-prime, non-conforming and other credit-challenged residential loans, which are subject to increased risks relative to prime loans.

Our existing portfolio includes less-than-prime residential loans and sub-performing and non-performing residential loans, which are subject to increased risks of loss. Loans may be, or may become, sub-performing or non-performing for a variety of reasons, including because the underlying property is too highly leveraged or the borrower falls upon financial distress, in either case, resulting in the borrower being unable to meet debt service obligations to us. Such sub-performing or non-performing loans may require a substantial amount of workout negotiations and/or restructuring, which may divert the attention of our senior management team from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments and a substantial write-down of the principal of our owned loans. However, even if such restructuring were successfully accomplished, a risk exists that the borrowers will not be able or willing to maintain the restructured payments or refinance the restructured loan upon maturity.

In addition, certain sub-performing or non-performing loans that we have acquired may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution, and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

In the future, it is possible that we may find it necessary or desirable to foreclose on some of the residential loans that we have acquired, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can take several years to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, costs or delays involved in the effectuation of a foreclosure or a liquidation of the underlying property further reduce the proceeds and thus increase costs and potential loss.

Whether or not we have participated in the negotiation of the terms of any such mortgages, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.

Whole loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on our results of operations and financial condition.

We may not realize expected income from our portfolio.

Historically, we invested to generate current income. To the extent the borrowers default on interest or principal payments on the residential loans in which we have invested, we may not be able to realize income from our portfolio. Any income that we realize may not be sufficient to offset our expenses. Our inability to realize income from our portfolio would have a material adverse effect on our financial condition and results of operations and the trading price of our common stock and the notes.

Increases in interest rates could negatively affect the value of our portfolio, which could result in reduced earnings or losses.

We have historically invested directly in residential loans. Under a normal yield curve, an investment in these loans will decline in value if long-term interest rates increase. Declines in market value ultimately may reduce earnings or result in losses to us. A significant risk associated with our portfolio is the risk that long-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of our portfolio would decline, and the duration and weighted-average life of our portfolio would increase. While we plan to hold our portfolio to maturity, we could realize a loss if our portfolio were to be sold. Market values of our portfolio may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those residential loans that are subject to prepayment risk and widening of credit spreads.

Accounting rules for certain of our transactions continue to evolve, are highly complex, and involve significant judgments and assumptions. Changes in accounting interpretations or assumptions could impact our financial statements.

Accounting rules for determining the fair value measurement and disclosure of financial instruments are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions related to fair value could impact our financial statements and our ability to timely prepare our financial statements.

Borrowers with adjustable rate mortgage loans are especially exposed to increases in monthly payments and they may not be able to refinance their loans, which could cause delinquency, default and foreclosure and therefore adversely affect our business.

Borrowers with adjustable rate mortgage loans are exposed to increased monthly payments when the related mortgage loan’s interest rate adjusts upward from an initial fixed rate or a low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. Borrowers with adjustable rate mortgage loans seeking to refinance their mortgage loans to avoid increased monthly payments as a result of an upwards adjustment of the mortgage loan’s interest rate may no longer be able to find available replacement loans at comparably low interest rates. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans, which may cause delinquency, default and foreclosure. Increased mortgage defaults and foreclosures may adversely affect our business as they reduce the number of mortgages we service.

Changes in prepayment rates due to changes in interest rates, government mortgage programs or other factors could result in reduced earnings or losses.

There are seldom any restrictions on borrowers’ abilities to prepay their residential loans. Homeowners tend to prepay residential loans faster when interest rates decline, in particular in the case of prime loans. Consequently, owners of the loans must reinvest prepayment proceeds at the lower prevailing interest rates. Conversely, homeowners tend not to prepay residential loans when interest rates increase. Consequently, owners of the loans are unable to reinvest prepayment proceeds at the higher prevailing interest rates.

In addition, changes to government mortgage programs could result in increased prepayment rates. For example, the Home Affordable Refinance Program (“HARP”) is a federal government program designed to help eligible homeowners refinance their existing mortgage loans. The mortgage must be owned or guaranteed by a GSE, and applicants must be up-to-date on their mortgage payments but unable to obtain refinancing because the value of their homes has declined.

Any increase in prepayments could have a significant impact on our servicing fee revenues, our expenses and on the valuation of our MSRs as follows:

•

Revenue. If prepayment speeds increase, our servicing fees will decline more rapidly than anticipated because of the greater than expected decrease in the unpaid balance on which those fees are based. The reduction in servicing fees would be somewhat offset by increased float earnings because the faster repayment of loans will result in higher balances in the custodial accounts that generate the float earnings. Conversely, decreases in prepayment speeds drive increased servicing fees and lead to lower float balances and float earnings.

•

Expenses. Amortization of MSRs is one of our largest operating expenses. Since we amortize servicing rights in proportion to total expected income over the life of a portfolio, an increase in prepayment speeds leads to increased amortization expense as we revise downward our estimate of total expected income. Faster prepayment speeds will also result in higher compensating interest expense. Decreases in prepayment speeds lead to decreased amortization expense as the period over which we amortize MSRs is extended. Slower prepayment speeds also lead to lower compensating interest expense.

•

Valuation of MSRs. We base the price we pay for MSRs and the rate of amortization of those rights on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds were significantly greater than expected, the carrying value of our MSRs could exceed their estimated fair value. When the carrying value of MSRs exceeds their fair value, we are required to record an impairment charge which has a negative impact on our financial results.

The residential loans we service and/or have invested in are subject to delinquency, foreclosure and loss, which could result in reduced earnings.

Residential loans are typically secured by single-family residential property and are subject to risks of delinquency, foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of the bankruptcy of a residential loan borrower, the residential loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the residential loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a residential loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed residential loan.

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate and may own real estate in the future upon a default of residential loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	condemnation; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and adversely affect our results of operations.

Insurance on residential loan collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity or results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of remediation of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for remediation or other costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Risks Related to our Organization and Structure

Certain provisions of Maryland law could inhibit a change in our control.

Certain provisions of the Maryland General Corporation Law (the “MGCL”), may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares. We are subject to the “business combination’ provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and supermajority stockholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors of a corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions if we have a class of equity securities registered under the Exchange Act and at least three independent directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price.

Our Board of Directors is divided into three classes of directors. Directors of each class are elected for three-year terms upon the expiration of their current terms, and each year one class of directors will be elected by our stockholders. The current terms of the three classes of directors expire in 2013, 2014 and 2015, respectively. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our Board of Directors may, without stockholder approval, classify or reclassify any unissued shares of common or preferred stock into other classes or series of shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions to ownership related to our former status as a REIT are no longer applicable leaving us susceptible to takeover. Provisions in our charter that limited beneficial or constructive ownership of our stock by any one person to 9.8% of our outstanding stock are no longer applicable as a result of our decision to no longer to qualify as a REIT. This means that individuals or entities, or groups of individuals or entities could acquire a controlling interest in our company and thereafter, adversely change our operations and/or strategies.

Risks Related to the Notes and this Offering

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We have substantial levels of indebtedness. On July 1, 2011, we entered into a $500 million first lien senior secured term loan (the “First Lien Senior Secured Term Loan”) and a $265 million second lien senior secured term loan (the “Second Lien Senior Secured Term Loan”) to partially fund the acquisition of Green Tree. Also on July 1, 2011, we entered into a $45 million senior secured revolving credit facility (the “Senior Secured Revolving Facility”), which was amended on July 17, 2012 to increase the commitment amount thereunder to $90 million and to permit additional incremental revolving commitments of $10 million. Our obligations under the First Lien Senior Secured Term Loan and Senior Secured Revolving Facility are governed by our First Lien Credit Agreement among the Company, the lenders, Credit Suisse AG and the other parties party thereto (as amended by that certain Amendment and Joinder Agreement thereto, dated as of July 17, 2012, the “First Lien Credit Agreement”), and the obligations under the Second Lien Senior Secured Term Loan are governed by our Second Lien Credit Agreement among the Company, the lenders, Credit Suisse AG and the other parties party thereto (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), and are, in each case, guaranteed by substantially all of our domestic subsidiaries and are secured by substantially all of our and the guarantors’ assets.

As of June 30, 2012, we had approximately $824.6 million of indebtedness outstanding, approximately $823.2 million of which was secured, including total outstanding indebtedness under the First Lien Senior Secured Term Loan and Second Lien Senior Secured Term Loan of $443.8 million and $265.0 million, respectively, and we had $44.7 million of borrowings available under our Senior Secured Revolving Facility. As of June 30, 2012, our subsidiaries had $114.4 million of secured indebtedness outstanding under a Mortgage Servicing Rights Credit Agreement, a Servicer Advance Reimbursement Agreement and a Receivables Loan Agreement and other indebtedness of $1.4 million outstanding to which the notes would have been structurally junior.

As of June 30, 2012, as adjusted to give effect to this offering and the use of proceeds therefrom, our total indebtedness would have been approximately $824.6 million, approximately $559.6 million of which would be senior to the notes offered hereby.

All of these amounts of indebtedness exclude (i) intercompany indebtedness, (ii) guarantees under our senior secured revolving credit facility and (iii) mortgage-backed and asset-backed notes and a variable funding loan facility, both of which are non-recourse to us and our subsidiaries.

Our high level of indebtedness could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged obligations are at a variable rate of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors with lower debt levels.

We and our subsidiaries have the ability to incur additional indebtedness in the future, subject to the restrictions contained in the Credit Agreements, which restrictions may change if we repay or refinance the First Lien Credit Agreement or the Second Lien Credit Agreement. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

The notes will be subordinated to our senior indebtedness.

The notes will be subordinated to all of our senior indebtedness. Our senior indebtedness includes, subject to certain limited exceptions, all of our indebtedness that is not by its terms equal in right of payment or subordinate to the notes. As a result of the subordination of the notes, if we become insolvent or enter into a bankruptcy or similar proceeding, holders of our senior indebtedness must be paid in full before a holder of notes is paid.

In addition, we cannot make any cash payments to a holder of notes if we have failed to make payments to holders of our designated senior indebtedness. Furthermore, we cannot make cash payments to a holder of notes for a period of up to 179 days if certain other defaults are continuing under our designated senior indebtedness. Our designated senior indebtedness includes our First Lien Credit Agreement. The First Lien Credit Agreement requires, and our future designated senior indebtedness may require, us to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. In addition, our First Lien Credit Agreement contains, and our future designated senior indebtedness may contain, various other covenants limiting our ability to engage in specified types of transactions. A breach of any of those covenants could lead to an event of default under our senior indebtedness that would prohibit us from making any cash payment on the notes.

In addition, the notes will be effectively junior to existing secured financings and any other secured indebtedness incurred by us in the future to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, bankruptcy, liquidation, reorganization or other winding-up, our assets that secure debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior indebtedness or secured debt.

Furthermore, the notes will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. In the event of a dissolution, bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The indenture does not prohibit any of our subsidiaries from incurring additional liabilities. See “Risk Factors — Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.”

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including the risk factors as set forth herein. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct some of our operations through our subsidiaries. Accordingly, repayment of our indebtedness is also dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

We may find it prudent or necessary to refinance our existing indebtedness. In particular, shortly after this offering, we intend to refinance our First Lien Credit Agreement. Our ability to refinance our indebtedness, including the First Lien Credit Agreement, on favorable terms, or at all, is directly affected by the current global economic and financial conditions. In addition, optional prepayment of our existing indebtedness is subject to the payment of substantial prepayment premiums. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured, subject to the restrictions contained in our debt instruments. Neither we nor our subsidiaries will be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due, or on the senior indebtedness, which would result in our inability to make cash payments on the notes.

If certain conditions are not satisfied, we will not be required to repurchase the notes upon a fundamental change.

As a condition to paying the fundamental change repurchase price upon the occurrence of a fundamental change, (1) the required lenders under any credit facility of ours that may be violated by such payment shall have consented to such payment being made and waived any event of default thereunder caused by the applicable fundamental change, (2) we shall have repaid all outstanding indebtedness under any such credit facility, or (3)

we shall have offered to repay all such indebtedness and made payment to the holders of such indebtedness that accepted such offer and obtained (x) consent for the payment of the fundamental change repurchase price and (y) a waiver of any event of default arising under the relevant credit facility caused by the applicable fundamental change, in each case, from the required percentage of the remaining lenders. Although we will agree in the indenture to obtain the required consents and waivers from the lenders under any such credit facility or make any repayments of indebtedness thereunder as necessary to ensure that such condition has been met prior to the fundamental change repurchase date, there is no assurance that we will be able to do so. Our failure to obtain such consents and waivers or to repay such indebtedness would be an event of default under the indenture, which would entitle the trustee or the holders of 25% of the notes to accelerate the maturity of the notes. An event of default under the indenture as a result of our failure to comply with such agreement would result in a cross-default under our existing First Lien Credit Agreement and will likely result in a cross-default under any future credit facilities of ours.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our existing and future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.

Upon the occurrence of a fundamental change, holders of the notes will have the right to require us to repurchase their notes for cash at 100% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” as long as such repurchase is not prohibited under any then outstanding credit facility of ours or we have obtained the necessary consents and waivers thereunder. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional shares, if applicable), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered for repurchase upon a fundamental change (or to repay the indebtedness under our then outstanding credit facilities in order to be permitted to make such repurchases) or to make cash payments in respect of notes that are being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes will be subject to the subordination provisions of the indenture and may be limited by law or by regulatory authority. Furthermore, our existing First Lien Credit Agreement prohibits us from making any optional prepayments with respect to the notes, which may potentially restrict our ability to make any cash payments upon conversion, and some of the events that would trigger a fundamental change would be defaults under the First Lien Credit Agreement, which could prohibit us from repurchasing the notes. See “Description of Other Indebtedness.” Any new credit facility that we may enter into may have similar restrictions. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes (or to make required cash payments on the senior indebtedness, which would be a condition to making any cash payments on the notes) or make cash payments upon conversions thereof.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on February 4, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the convertible notes. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

The accounting method for the notes is subject to uncertainty.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which is now codified as Accounting Standards Codification Topic 470-20 and which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component would be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the securities are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the securities exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that is necessary to settle such excess are issued. Our ability to utilize the treasury stock method in the future will depend, among other things, on the extent to which we have adequate liquidity, and are permitted under the agreements governing our indebtedness, to settle the principal amount of the notes in cash upon potential conversion of the notes. In addition, we cannot be sure that accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

The settlement feature of the notes may have adverse consequences.

The settlement feature of the notes as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion” may:

•	result in holders receiving no common stock upon conversion;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any common stock or cash upon conversion.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See “Description of Notes — Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional shares, if applicable), we would be required to settle all or a portion of our conversion obligations through the payment of cash, which could adversely affect our liquidity.

The conditional conversion features of the notes could result in holders receiving less than the value of the cash and shares of our common stock, if any, into which the notes would otherwise be convertible.

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, holders may convert their notes only if specified conditions are met. If the specific conditions for conversion are not met, holders will not be able to convert their notes, and holders may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, holders may receive less valuable consideration than expected because the value of our common stock may decline after holders exercise their conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that a holder will receive upon conversion of its notes will be determined by reference to the volume weighted average prices of our common stock for each VWAP trading day (as defined herein) in a 30 VWAP trading day cash settlement averaging period, (as defined herein) as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion”. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration a holder receives will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of shares of our common stock that a holder will receive in satisfaction of our conversion obligation, if any, will be less than the value used to determine the amount of consideration that a holder will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock, upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, if applicable, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares a holder receives will be adversely affected and would be less than the value of our common stock underlying the notes on the conversion date.

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Additionally, with the consummation of the Green Tree Acquisition, the Company no longer qualifies as a REIT. Consequently, we will no longer distribute a minimum of 90% of our taxable income each year as was required to maintain our REIT status. Instead, all future distributions, if any, will be made at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the Board of Directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

Investing in our shares may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, are subject to credit risk, interest rate, and market value risks, among others and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

The trading price of the notes could be significantly affected by the market price of our common stock and other factors.

The stock market has over the past several years experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. For example, during the period from January 1, 2012 to October 17, 2012, our stock ranged between a high of $44.12 and a low of $17.87 per share.

The market price of our common stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, which include:

•	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	changes in market valuations or operating performance of our competitors or companies similar to ours;

•	additions and departures of key personnel;

•

variance in our operating results and prospects from the expectations of public market analysts and investors, including changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

•	changes in federal and state laws and regulations applicable to our business;

•	general global macroeconomic conditions;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally; and

•	risks enumerated elsewhere in this section.

The stock market has over the past several years experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock or cause the market price for our common stock to fluctuate significantly in response to factors beyond our control and unrelated to our business. These fluctuations could materially reduce our stock price and the ability to sell shares of common stock.

The market price of our common stock will likely continue to fluctuate in response to the factors discussed above, many of which are beyond our control. We expect that the trading price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading price of the notes than would be expected for nonconvertible debt securities.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with capital raisings, acquisitions, strategic transactions, or for other purposes. In particular, we will be issuing 891,265 shares of our common stock as the Stock Consideration for the Acquisition and we will be filing a shelf registration statement to cover the resales of such shares. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced. In addition, the issuance and sale of substantial amounts of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares, if applicable)) or the last trading day of the relevant cash settlement averaging period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but to the extent our conversion obligation includes shares of our common stock holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares, if applicable)) or the last trading day of the relevant cash settlement averaging period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although to the extent our conversion obligation includes shares of our common stock such holder will nevertheless be subject to such amendment.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change” and “Description of Notes — Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate holders for any lost value of their notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate holders for any lost option value of their notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $400.00 per share or less than $42.00 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the conversion rate as a result of this adjustment exceed 23.8095 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants to holders of our common stock, share splits, share combinations, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to repurchase the notes at a holder’s option.

Upon the occurrence of a fundamental change, holders have the right to require us to repurchase their notes, as long as such repurchase is not prohibited under any then outstanding credit facility of ours or we have obtained the necessary consents and waivers thereunder. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that do not constitute a fundamental change but that could nevertheless adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

An active trading market may not develop for the notes.

Prior to this offering, there has been no trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, an active trading market may not develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case holders may not be able to sell their notes at a particular time or holders may not be able to sell their notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

We may issue shares of preferred stock with greater rights than our common stock.

Our charter authorizes our Board of Directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends, liquidation rights, or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock, decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. For a description of the preferred stock, see “Description of Capital Stock” in the accompanying prospectus.

Our common stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the common stock only after all of our existing liabilities have been paid. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock will share ratably in the assets remaining after payments to creditors senior to them in our capital structure. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities that rank senior to obligations owed to equity holders, to pay any amounts with respect to our common stock then outstanding.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though holders do not receive a corresponding cash distribution.

Adjustments (or failures to make adjustments) to the conversion rate of the notes that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed taxable distribution to holders of notes even though they have not received any cash or property as a result of such adjustments. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of Notes — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change”) may result in such a deemed distribution. If you are a non-U.S. Holder (as defined in “United States Federal Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty, and it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. See “United States Federal Tax Considerations.”

Risks Relating to Our Relationship with Walter Energy

We may have substantial additional liability for U.S. federal income tax allegedly owed by Walter Energy.

The Company was part of Walter Energy, consolidated group prior to the spin-off from Walter Energy on April 17, 2009. As such, the Company is jointly and severally liable with Walter Energy for any final taxes, interest and/or penalties owed by the Walter Energy consolidated group during the time that the Company was a part of the Walter Energy consolidated group. However, in connection with the spin-off of the Company’s business from Walter Energy, the Company and Walter Energy entered into a Tax Separation Agreement dated April 17, 2009, pursuant to which Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group. Nonetheless, to the extent that Walter Energy is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts including, according to Walter Energy’s most recent public filing on Form 10-Q, those related to the following:

•

The Internal Revenue Service, or IRS, has filed a proof of claim for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1983 through May 31, 1994. The public filing goes on to disclose that the issues have been litigated in bankruptcy court and that an opinion was issued by the court in June 2010 as to the remaining disputed issues. The filing further states that the amounts initially asserted by the IRS do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. Walter Energy believes that those portions of the claim which remain in dispute or are subject to appeal substantially overstate the amount of taxes allegedly owed. However, because of the complexity of the issues presented and the uncertainties associated with litigation, Walter Energy is unable to predict the outcome of the adversary proceeding.

•

The IRS completed an audit of Walter Energy’s federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS issued 30-Day Letters to Walter Energy proposing changes for these tax years which Walter Energy has protested. Walter Energy’s filing states that the disputed issues in this audit period are similar to the issues remaining in the above-referenced dispute and therefore Walter Energy believes that its financial exposure for these years is limited to interest and possible penalties.

•

Walter Energy reports that the IRS has begun an audit of Walter Energy’s tax returns filed for 2006 through 2008, however, because the examination is ongoing, Walter Energy cannot estimate the amount of any resulting tax deficiency, if any. Walter Energy expects the IRS exam to conclude during 2012.

Walter Energy believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted and that they believe that they have sufficient accruals to address any claims, including interest and penalties.

The Tax Separation Agreement also provides that Walter Energy is responsible for the preparation and filing of any tax returns for the consolidated group for the periods when the Company was part of the Walter Energy consolidated group. This arrangement may result in conflicts between Walter Energy and the Company. In addition, the spin-off of the Company from Walter Energy was intended to qualify as a tax-free spin-off under Section 355 of the Code. The Tax Separation Agreement provides generally that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Code, any taxes imposed on Walter Energy or a Walter Energy shareholder as a result of such determination (“Distribution Taxes”) which are the result of the acts or omissions of Walter Energy or its affiliates, will be the responsibility of Walter Energy. However, should Distribution Taxes result from the acts or omissions of the Company or its affiliates, such Distribution Taxes will be the responsibility of the Company. The Tax Separation Agreement goes on to provide that Walter Energy and the Company shall be jointly liable, pursuant to a designated allocation formula, for any Distribution Taxes that are not specifically allocated to Walter Energy or the Company. To the extent that Walter Energy is unable or unwilling to pay any Distribution Taxes for which it is responsible under the Tax Separation Agreement, the Company could be liable for those taxes as a result of being a member of the Walter Energy consolidated group for the year in which the spin-off occurred. The Tax Separation Agreement also provides for payments from Walter Energy in the event that an additional taxable dividend is required to cure a REIT disqualification from the determination of a shortfall in the distribution of non-REIT earnings and profits made immediately following the spin-off. As with Distribution Taxes, the Company will be responsible for this dividend if Walter Energy is unable or unwilling to pay.

The tax separation agreement between us and Walter Energy allocates to us certain tax risks associated with the spin-off of the financing division and the Merger and imposes other obligations that may affect our business.

Walter Energy effectively controlled all of our tax decisions for periods during which we were a member of the Walter Energy consolidated U.S. federal income tax group and certain combined, consolidated, or unitary state and local income tax groups. Under the terms of the tax separation agreement between Walter Energy and Walter Investment Management LLC, or WIM, dated April 17, 2009, WIM generally computes WIM’s tax liability for purposes of its taxable years ended December 31, 2008 and April 16, 2009, on a stand-alone basis, but Walter Energy has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to WIM’s U.S. federal income and combined state returns, to file all such returns on WIM’s behalf and to determine the amount of WIM’s liability to (or entitlement to payment from) Walter Energy for such periods. This arrangement may result in conflicts of interests between us and Walter Energy. In addition, the tax separation agreement provides that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Code, WIM (and therefore we) generally will be responsible for any taxes incurred by Walter Energy or its stockholders if such taxes result from certain of our actions or omissions or for a percentage of any such taxes that are not a direct result of either our or Walter Energy’s actions or omissions based upon a designated allocation formula. Additionally, to the extent that Walter Energy was unable to pay taxes, if any, attributable to the spin-off and for which it is responsible under the tax separation agreement, we could be liable for those taxes as a result of WIM being a member of the Walter Energy consolidated group for the year in which the spin-off occurred. Moreover, the tax separation agreement obligates WIM to take certain tax positions that are consistent with those taken historically by Walter Energy. In the event we do not take such positions, we could be liable to Walter Energy to the extent our failure to do so results in an increased tax liability or the reduction of any tax asset of Walter Energy.

We may have liability for losses resulting from Walter Energy’s failure to properly construct homes on which we held and/or serviced mortgages.

In connection with the spin-off of our business from Walter Energy, we entered into a Joint Litigation Agreement with Walter Energy pursuant to which each party agreed to be responsible for any claims or litigation arising out of our respective historical businesses; i.e., Walter Energy remained responsible for claims related to homebuilding and we agreed to be responsible for claims related to mortgage servicing and insurance. From time to time, owners of homes constructed by Walter Energy subsidiaries refuse to make payments on their mortgages based on claims that their homes were improperly constructed. To the extent this results in a loss, it is our position that, pursuant to the Joint Litigation Agreement, Walter Energy is responsible for such loss. In light of the current economic conditions in the U.S., homeowners in increasing numbers are seeking to avoid paying their mortgages and may make claims of faulty construction in order to avoid such payments. To the extent that Walter Energy is unwilling to pay these claims, we may be forced to pursue these claims against Walter Energy under the Joint Litigation Agreement. Should we be unsuccessful in our pursuit of such claims, or should Walter Energy be unable to pay the claims, the losses would be our responsibility; and should the number of such claims increase materially in number, there could be a material adverse effect on our business.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $256.2 million ($280.5 million if the underwriters exercise their option to purchase additional notes in full).

We intend to use the net proceeds of this offering and cash on hand for the repayment of indebtedness under the Second Lien Facility and certain fees, expenses and premiums in connection therewith. If the underwriters exercise their option to purchase additional notes, we intend to use the net proceeds from the issuance of such additional notes to pay fees, expenses and premiums incurred in connection therewith.

The Second Lien Facility matures on December 31, 2016 and bears an interest rate equal to LIBOR plus 1100 basis points per annum, with a LIBOR floor equal to 150 basis points. Borrowings under our second lien senior secured term loan had a weighted average interest rate of 12.50% for the six months ended June 30, 2012. We expect to refinance all indebtedness outstanding under our second lien senior secured term loan with the proceeds from this offering and cash on hand.

The closing of this offering of notes is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of this offering of notes. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy common stock.

We intend to use approximately $95 million of the net proceeds from the Common Stock Offering to partially fund the Acquisition. We intend to use the remaining net proceeds from the Common Stock Offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional shares in the Common Stock Offering, to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, and for working capital and general corporate purposes. The closing of this offering and the Common Stock Offering are not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we intend to use the net proceeds from the Common Stock Offering to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness and for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012:

•	on an actual basis;

•	on an as adjusted basis, after giving effect to the sale of notes in this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds”;

•	on an as further adjusted basis to give effect to the concurrent Common Stock Offering; and

•	on an as further adjusted basis to give effect to the Acquisition.

The closing of this offering of notes is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of this offering of notes. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the common stock. Neither this offering of notes nor the Common Stock Offering is contingent upon the completion of the Acquisition.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of June 30, 2012
(in thousands)	Actual	As Adjusted(1)	As Further Adjusted for the Common Stock Offering(1)	As Further Adjusted for the Acquisition(1)
Cash and cash equivalents	$38,335	$601	$240,651	$156,587

Debt:
First lien senior secured term loan (2)	$436,105	$436,105	$436,105	$436,105
Second lien senior secured term loan (2)	259,496	—	—	—
Servicing advance liabilities and other debt	115,871	115,871	115,871	242,775
4.50% Convertible Senior Subordinated Notes due 2019 offered hereby (1)	—	188,850	188,850	188,850

Total debt (1)(2)(3)	$811,472	$740,826	$740,826	$867,730

Stockholders’ Equity:
Preferred Stock, $0.01 par value per share: Authorized — 10,000,000 shares; Issued and outstanding — 0 shares	$—	$—	$—	$—
Common Stock, $0.01 par value per share: Authorized — 90,000,000 shares; Issued and outstanding — 28,830,015 shares (Actual and As Adjusted); 34,830,015 shares (As Further Adjusted for the Common Stock Offering) and 35,721,280 shares (As Further Adjusted for the Acquisition) (4)	289	289	349	358
Additional paid-in-capital (1)	188,294	232,978	472,968	510,392
Retained earnings	356,904	314,399	314,399	311,299
Accumulated other comprehensive income	468	468	468	468

Total stockholders’ equity (1)	$545,955	$548,134	$788,184	$822,517

Total capitalization (1)(2)(3)	$1,357,427	$1,288,960	$1,529,010	$1,690,247

(1)	Upon issuance of the notes, in accordance with ASC 470-20, the fair value of the feature to convert the debt into common stock will be reported as a component of stockholders’ equity and the debt will be reported at a discount to the face amount resulting in a decrease in the amount of debt. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the debt. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of non-convertible debt interest rates. We currently estimate that the fair value of the feature to convert the debt into common stock, which will be reported as unamortized discount on the notes being offered hereby, is equal to approximately $73.6 million on a pre-tax basis; this amount will be reported as $44.7 million, on an after-tax basis, as an increase to additional paid-in capital on an As Adjusted basis, As Further Adjusted for the Common Stock Offering basis and an As Further Adjusted for the Acquisition basis. ASC 470-20 does not affect the actual amount that we are required to pay.
(2)	These amounts reflect the face amount of such indebtedness, net of applicable original issuance discount. The face amount of the first lien senior secured term loan is $443.7 million and the face amount of the second lien senior secured term loan is $265.0 million.
(3)	Excludes (i) intercompany indebtedness, (ii) guarantees under our senior secured revolving credit facility and (iii) mortgage-backed and asset-backed notes and a variable funding loan facility, both of which are non-recourse to us and our subsidiaries.
(4)	These amounts do not include shares of our common stock issuable in connection with:
•	unexercised stock options;
•	outstanding restricted stock units;
•	future grants under our incentive plans; and
•	conversion of the notes offered hereby.

In addition, 891,265 shares of our common stock to be issued in connection with the Acquisition are not reflected in the Actual, As Adjusted and As Further Adjusted for the Common Stock Offering columns.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of our earnings to fixed charges for the periods indicated. We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense, including the interest portion of lease rental expense.

	Pro Forma(a)
	Adjusted Six Months Ended June 30, 2012	Adjusted Year Ended December 31, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31,
					2011		2010	2009	2008	2007
Ratio of earnings to fixed charges	1.19x	1.07x	1.1x	1.0x	(b	)	1.47x	1.42x	1.06x	1.33x

(a)	The pro forma ratio of earnings to fixed charges assumes this offering and the prepayment of $265 million of borrowings under our Second Lien Facility using the proceeds therefrom were completed as of January 1, 2011.
(b)	Due to our loss from continuing operations for the year ended December 31, 2011, the coverage ratio was less than 1:1. We required additional earnings of $6,100 to achieve a coverage of 1:1. The loss during year ended transaction costs related to the acquisition of Green Tree.

PRICE RANGE OF COMMON STOCK

Our common stock is traded publicly on The New York Stock Exchange MKT under the symbol “WAC.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices, on a per share basis, for each recent fiscal quarter reported by The New York Stock Exchange MKT.

	High	Low
2012
First quarter ended March 31	$24.33	$17.88
Second quarter ended June 30	23.59	17.87
Third quarter ended September 30	39.95	21.56
Fourth quarter (through October 17, 2012)	44.12	37.25
2011
First quarter ended March 31	$20.22	$14.78
Second quarter ended June 30	22.22	15.87
Third quarter ended September 30	27.91	18.50
Fourth quarter ended December 31	26.97	20.08
2010
First quarter ended March 31	$16.81	$13.56
Second quarter ended June 30	18.99	15.00
Third quarter ended September 30	18.00	15.58
Fourth quarter ended December 31	18.44	16.51

On October 17, 2012, the last reported sale price of our common stock on The New York Stock Exchange MKT was $42.65 per share. As of October 12, 2012, there were 158 holders of record of our common stock.

DIVIDEND POLICY

The following table sets forth the cash dividends declared on each share of our common stock for the periods indicated.

Cash Dividends Declared Per Share
2012
First quarter ended March 31	$—
Second quarter ended June 30	—
Third quarter ended September 30	—
2011
First quarter ended March 31	$—
Second quarter ended June 30	—
Third quarter ended September 30	0.22
Fourth quarter ended December 31	—
2010
First quarter ended March 31	$—
Second quarter ended June 30	0.50
Third quarter ended September 30	0.50
Fourth quarter ended December 31	1.00

Upon the consummation of the Green Tree Acquisition, we no longer qualified as a REIT. Consequently, effective January 1, 2011, we are no longer required to distribute a minimum of 90% of our taxable income each year in order to maintain our REIT status. We currently do not pay dividends. Any future dividend distributions will be made at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition and liquidity, and such other factors as the Board of Directors deems relevant, as well as any contractual restrictions which we are now, or may in the future be subject to, including certain covenants in our credit agreements that limit our ability to pay dividends.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF WALTER INVESTMENT

The following tables set forth the selected historical consolidated financial information of Walter Investment Management Corp. and its predecessors. As a result of the merger with Hanover Capital Mortgage Holdings, Inc. on April 17, 2009, which for accounting purposes was treated as a reverse acquisition, the historical operations of Walter Investment Management LLC have been presented as the historical financial statement of Walter Investment Management Corp. The selected consolidated financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The selected consolidated historical financial information as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 is derived from audited consolidated financial statements which are not included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial information as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of our management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

Our business has changed substantially during the past five years. In 2009, we spun off from Walter Energy, merged with Hanover Capital Mortgage Holdings, Inc., qualified as a REIT and began to operate our business as an independent, publicly traded company; in 2010, we acquired Marix; and in 2011, we acquired Green Tree and no longer qualified as a REIT. As a result, our historical annual consolidated financial results presented herein are not necessarily indicative of the results that may be expected for any future period.

You should read the consolidated financial information in conjunction with the sections entitled “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” below, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Six Months Ended June 30,
(In thousands, except per share data)	2011(1)	2010	2009(2)	2008(3)	2007	2012	2011
						(unaudited)
Statement of Operations Data:
Revenues	$402,474	$180,494	$188,342	$200,716	$210,639	$329,856	$94,650
Expenses	409,746	146,830	150,724	195,180	171,846	326,372	94,920
Other gains (losses)	1,139	4,681	—	—	—	5,551	433

Income (loss) before income taxes	(6,133)	38,345	37,618	5,536	38,793	9,035	163
Income tax expense (benefit)	63,162	1,277	(76,161)	3,099	14,530	3,472	68

Net income (loss)	$(69,295)	$37,068	$113,779	$2,437	$24,263	$5,563	$95

Basic earnings (loss) per common and common equivalent share (4)	$(2.51)	$1.38	$5.26	$0.12	$1.22	$0.19	$—
Weighted average common and common equivalent shares outstanding — basic	27,593	26,432	21,496	19,871	19,871	28,857	26,621
Diluted earnings (loss) per common and common equivalent share (4)	(2.51)	1.38	5.25	0.12	1.22	0.19	—
Weighted average common and common equivalent shares outstanding — diluted	27,593	26,521	21,565	19,871	19,871	29,015	26,750

Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities	$108,884	$21,891	$18,962	$(6,436)	$14,401	$53,560	$8,913
Cash flows provided by (used in) investing activities	(947,592)	32,566	123,369	179,768	201,664	102,713	4,050
Cash flows provided by (used in) financing activities	757,008	(39,391)	(44,364)	(175,135)	(216,055)	(135,949)	162,632

	Year Ended December 31,					Six Months Ended June 30,
(In thousands)	2011(1)	2010	2009(2)	2008	2007	2012	2011
						(unaudited)
Net income (loss) (5)	$(69,295)	$37,068	$113,779	$2,437	$24,263	$5,563	$95
Other comprehensive income (loss) before taxes
Excess of postretirement benefits liability	(1,248)	(483)	(543)	(175)	(411)	111	(244)
Net amortization of realized gain on closed hedges	(154)	(280)	(299)	(395)	(426)	(52)	(85)
Unrealized gain on available-for-sale security in other assets	36	19	189	—	—	37	24
Net recognized loss on hedges	—	—	—	9,459	(9,830)	—	—

Other comprehensive income (loss) before taxes	(1,366)	(744)	(653)	8,889	(10,667)	96	(305)
Income tax expense (benefit) for items of other comprehensive income (loss)	(531)	(52)	(849)	3,123	(3,701)	44	(27)

Other comprehensive income (loss)	(835)	(692)	196	5,766	(6,966)	52	(278)

Total comprehensive income (loss)	$(70,130)	$36,376	$113,975	$8,203	$17,297	$5,615	$(183)

(In thousands)	As of December 31,					As of June 30,
Balance Sheet Data (at period end):	2011(6)	2010	2009	2008	2007	2012
						(unaudited)
Assets:
Cash and cash equivalents	$18,011	$114,352	$99,286	$1,319	$3,122	$38,335
Restricted cash and cash equivalents	339,826	52,289	51,654	49,196	69,120	404,648
Residential loans, net	2,264,578	1,621,485	1,644,346	1,771,675	1,829,607	2,227,828
Receivables, net (include $81,782, $0, $0, $0, $0 and $68,107 at fair value)	228,128	3,426	3,052	5,447	1,955	225,790
Goodwill	470,291	—	—	—	12,291	471,282
All other assets	776,746	103,938	89,336	71,204	61,263	702,834

Total assets	$4,097,580	$1,895,490	$1,887,674	$1,898,841	$1,977,358	$4,070,717

Liabilities and Stockholders’ Equity:
Debt	$742,626	$—	$—	$—	$—	$701,396
Mortgage-backed debt (includes $811,245, $0, $0, $0, $0 and $801,338 at fair value)	2,224,754	1,281,555	1,267,454	1,372,821	1,706,218	2,165,808
All other liabilities	599,566	58,447	52,036	114,543	134,739	657,558

Total liabilities	$3,566,946	$1,340,002	$1,319,490	$1,487,364	$1,840,957	$3,524,762
Total stockholders’ equity	$530,634	$555,488	$568,184	$411,477	$136,401	$545,955

Total liabilities and stockholders’ equity	$4,097,580	$1,895,490	$1,887,674	$1,898,841	$1,977,358	$4,070,717

(1)	During the year ended December 31, 2011, we recorded $12.9 million of Green Tree transaction-related costs and a $65.3 million tax provision and deferred tax liability as a result of the loss of our REIT status and being taxed as a C corporation. The loss of our REIT status was the direct result of the acquisition of Green Tree and is retroactive to January 1, 2011.
(2)	During the year ended December 31, 2009, the Company recorded $2.1 million of spin-off and merger-related charges, as well as a $77.1 million tax benefit largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer applicable as a result of the Company’s REIT qualification during the period.
(3)	During the year ended December 31, 2008, the Company recorded a $17.0 million interest rate hedge ineffectiveness charge, a $12.3 million goodwill impairment charge and a $3.9 million provision for estimated hurricane insurance losses.
(4)	In accordance with the applicable accounting standards on earnings per share, the basic and diluted earnings per share amounts have been adjusted for the years ended December 31, 2011, 2010 and 2009 to include outstanding dividend participating restricted stock and restricted stock units considered to be participating securities in the basic and diluted weighted-average shares outstanding calculations. The basic and diluted earnings per share amounts for the years ended December 31, 2008 and 2007 were not adjusted retrospectively as these amounts reflect the shares issued on April 17, 2009, the date of the spin-off from Walter Energy.
(5)	Effective January 1, 2012, we adopted the FASB ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The summary historical consolidated financial information above revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.
(6)	During the second quarter of 2012, we made immaterial corrections of errors in certain amounts in our consolidated balance sheet at December 31, 2011. Amounts received by us and required to be legally segregated in separate bank accounts have been reclassified from cash and cash equivalents to restricted cash and cash equivalents. In addition, amounts for which we do not meet the right of offset criteria have been reclassified from servicer and protective advances to servicer payables. Lastly, cash balances that were overdrawn at year end have been reclassified from payables and accrued liabilities to cash and cash equivalents as the legal right of offset exists within the same banking institution. These revisions had no impact on our net income.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Walter Investment, Green Tree and RMS, and has been prepared to reflect the Acquisition and the related financing transactions, as well as this offering of notes and the concurrent Common Stock Offering (collectively, the “Transactions”). With respect to this offering of notes, the unaudited pro forma condensed combined financial information is based on the assumption that the Company is offering 4,500,000 shares of common stock in the concurrent Common Stock Offering at an assumed price of $40.31 per share, and does not reflect the increase in the size of the offering to 6,000,000 shares of common stock or the actual price to the public of $42.00 per share. In addition, the pro forma information has not been updated to reflect the actual interest rate on the notes. The pro forma data in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 assume that the proposed Transactions had occurred on June 30, 2012. The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 assumes that the proposed Transactions had occurred on January 1, 2011. The pro forma condensed combined statements of operations for the year ended December 31, 2011 also include the impact of the acquisition of Green Tree on July 1, 2011 as if it had occurred on January 1, 2011. For additional information relating to the Green Tree pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC on August 29, 2011. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition of Green Tree and RMS, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, each incorporated by reference herein:

•

audited historical consolidated financial statements of Walter Investment for the year ended December 31, 2011, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

audited historical consolidated financial statements of RMS for the year ended December 31, 2011, and the related notes included as exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 15, 2012;

•

unaudited historical interim condensed consolidated financial statements of Walter Investment as of, and for the six months ended, June 30, 2012 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012;

•

unaudited historical interim condensed consolidated financial statements of RMS as of, and for the six months ended, June 30, 2012 and the related notes included as exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 15, 2012; and

•

unaudited historical interim condensed consolidated financial statements of Green Tree as of, and for the six months ended, June 30, 2011 and the related notes included as exhibit 99.3 in the Company’s Current Report on Form 8-K/A filed with the SEC on August 29, 2011.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the proposed Acquisition of RMS, the Green Tree Acquisition, this offering of notes and the concurrent Common Stock Offering been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the proposed Transactions, including, but not limited to, synergies or revenue enhancements arising from the proposed Acquisition. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

(in thousands)

	Historical				Pro Forma Adjustments Relating to the Equity Offering		Pro Forma Adjustments Relating to the Convertible Debt Offering		Pro Forma Adjustments Relating to the RMS Acquisition		Condensed Pro Forma Combined
	Walter Investment	RMS	Reclassification	RMS - After Reclassification
Assets:			L
Cash and cash equivalents	$38,335	$17,061	$(1,125)	$15,936	$181,395	A	(28,934)	A	$(95,000)	A	$111,732
Restricted cash and cash equivalents	404,648	—	1,125	1,125	—		—		—		405,773
Residential loans	2,227,828	3,996,585	—	3,996,585	—		—		164,949	B	6,389,362
Receivables, net	225,790	5,012	(585)	4,427	—		—		1,900	E	232,117
Due from related entities	—	533	(533)	—	—		—		—		—
Servicer and protective advances, net	124,824	11,505	—	11,505	—		—		—		136,329
Servicing rights	224,203	11,770	—	11,770	—		—		16,500	B	252,473
Goodwill	471,282	—	—	—	—		—		44,469	B	515,751
Intangible assets, net	125,409	—	—	—	—		—		20,000	B	145,409
Deferred tax asset, net	—	10,239	(10,239)	—	—		—		—		—
Premises and equipment	122,222	2,349	—	2,349	—		—		17,500	B	142,071
Other real estate owned, net	—	15,238	(15,238)	—	—		—		—		—
Prepaid expenses	—	500	(500)	—	—		—		—		—
Investment in real estate held for sale	—	160	(160)	—	—		—		—		—
Investment in joint venture	—	69	(69)	—	—		—		—		—
Deposits	—	22	(22)	—	—		—		—		—
Other assets	106,176	—	15,989	15,989	—		(1,276)	M	—		120,889

Total assets	$4,070,717	$4,071,043	$(11,357)	$4,059,686	$181,395		$(30,210)		$170,318		$8,451,906

Liabilities:
Payables and accrued liabilities	$202,814	$7,447	$1,492	$8,939	$8,599	A	8,362	O	$5,000	E	$233,714
Taxes payable	—	1,118	(1,118)	—	—		—		—		—
Other current liabilities	—	1,551	(1,551)	—	—		—		—		—
Servicer payables	309,915	—	—	—	—		—		—		309,915
Servicing advance liabilities	110,076	—	—	—	—		—		—		110,076
Warehouse lines of credit	—	126,733	(126,733)	—	—		—		—		—
Debt	701,396	—	126,904	126,904	—		(64,300)	M	—		764,000
Mortgage-backed debt	2,165,808	—	—	—	—		—		—		2,165,808
Liability to GNMA trusts	—	3,912,752	—	3,912,752	—		—		124,622	B	4,037,374
Capital lease obligation—long term portion	—	112	(112)	—	—		—		—		—
Deferred tax liability, net	34,753	—	(10,239)	(10,239)	—		25,828	G	29,199	B	79,541

Total liabilities	3,524,762	4,049,713	(11,357)	4,038,356	8,599		(30,110)		158,821		7,700,428

Stockholders’ equity
Preferred stock	—	—	—	—	—		—		—		—
Common stock	289	—	—	—	45	C	—		9	C	343
Additional paid-in capital	188,294	10,000	—	10,000	172,751	C	42,405	G	25,918	C	439,368
Retained earnings	356,904	11,330	—	11,330	—		(42,505)	D, M	(14,430)	D	311,299
Accumulated other comprehensive income	468	—	—	—	—		—		—		468

Total stockholders’ equity	545,955	21,330	—	21,330	172,796		(100)		11,497		751,478

Total liabilities and stockholders’ equity	$4,070,717	$4,071,043	$(11,357)	$4,059,686	$181,395		$(30,210)		$170,318		$8,451,906

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2012

(in thousands, except per share data)

	Historical				Pro Forma Adjustments Relating to the Equity and Convertible Debt Offerings		Pro Forma Adjustments Relating to the RMS Acquisition		Condensed Pro Forma Combined
	Walter Investment	RMS	Reclassification	RMS - After Reclassification
Revenues:			L
Servicing revenue and fees	$204,529	$—	$15,340	$15,340	$—		$—		$219,869
Interest income on loans	79,733	107,408	(107,038)	370	—		(4,469)	K	75,634
Insurance revenue	36,765	—	—	—	—		—		36,765
Change in fair value of mortgage servicing rights	—	(73)	73	—	—		—		—
Loan administration fees	—	9,669	(9,669)	—	—		—		—
Asset management fees	—	5,671	(5,671)	—	—		—		—
Software development fees	—	2,535	(2,535)	—	—		—		—
Loan origination fees	—	140	(140)	—	—		—		—
Consulting fees and other income	—	65	(65)	—	—		—		—
Gain on sales of investment in real estate	—	46	(46)	—	—		—		—
Gain on sales of mortgage loans	—	6	(6)	—	—		—		—
Other revenues	8,829	—	2,740	2,740	—		—		11,569

Total revenues	329,856	125,467	(107,017)	18,450	—		(4,469)		343,837

Expenses:
Salaries and benefits	112,944	11,147	—	11,147	—		—		124,091
Interest expense	90,361	99,177	(96,849)	2,328	(6,594)	N	—		86,095
Retail loan origination expenses	—	1,135	(1,135)	—	—		—		—
Loan servicing expenses	—	691	(691)	—	—		—		—
Professional fees	—	407	(407)	—	—		—		—
Rent and occupancy	—	434	(434)	—	—		—		—
Telephone, postage and delivery	—	387	(387)	—	—		—		—
Advertising and promotional expenses	—	281	(281)	—	—		—		—
Travel and entertainment	—	273	(273)	—	—		—		—
Software and equipment expenses	—	223	(223)	—	—		—		—
General and administrative	62,916	678	3,831	4,509	—		—		67,425
Depreciation and amortization	49,959	274	—	274	—		4,603	F	54,836
Provision for loan losses	3,526	471	—	471	—		(471)	K	3,526
Other expenses	6,666	—	—	—	—		—		6,666

Total expenses	326,372	115,578	(96,849)	18,729	(6,594)		4,132		342,639

Other Gains (Losses):
Net fair value gains (losses)	5,551	—	10,116	10,116	—		13,561	K	29,228
Other	—	—	52	52	—		—		52

Total other gains (losses)	5,551	—	10,168	10,168	—		13,561		29,280

Net income (loss) before income taxes	9,035	9,889	—	9,889	6,594		4,960		30,478

Income tax (expense) benefit	(3,472)	(3,742)	—	(3,742)	(2,506)	H	(1,885)	H	(11,605)

Net income (loss)	$5,563	$6,147	$—	$6,147	$4,088		$3,075		$18,873

Weighted average shares outstanding
Basic	28,857				4,500		891		34,248
Diluted (1)	29,015				4,500		891		34,406

Earnings per share									I
Basic	$0.19								$0.55
Diluted	0.19								0.55

(1)	Potentially dilutive securities consisting of stock options, totaling 1.6 million, for the six months ended June 30, 2012, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the notes offered hereby may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the six months ended June 30, 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical
	Year Ended December 31, 2011				Six Months Ended June 30, 2011	Pro Forma Adjustments Relating to the Green Tree Acquisition	Pro Forma Adjustments Relating to the Equity and Convertible Debt Offerings		Pro Forma Adjustments Relating to the RMS Acquisition		Condensed Pro Forma Combined
	Walter Investment	RMS	Reclassification	RMS - After Reclassification	Green Tree
Revenues:			L		J	J
Servicing revenue and fees	$186,177	$—	$16,706	$16,706	$155,094	$—	$—		$—		$357,977
Interest income on loans	164,794	140,302	(139,933)	369	267	778	—		(7,451)	K	158,757
Insurance revenue	41,651	—	—	—	31,247	—	—		—		72,898
Change in fair value of mortgage servicing rights	—	1,069	(1,069)	—	—	—	—		—		—
Loan administration fees	—	11,104	(11,104)	—	—	—	—		—		—
Asset management fees	—	5,602	(5,602)	—	—	—	—		—		—
Software development fees	—	3,321	(3,321)	—	—	—	—		—		—
Loan origination fees	—	177	(177)	—	—	—	—		—		—
Consulting fees and other income	—	92	(92)	—	—	—	—		—		—
Gain on sales of investment in real estate	—	202	(202)	—	—	—	—		—		—
Gain on sales of mortgage loans	—	20	(20)	—	—	—	—		—		—
Other revenues	9,852	—	3,590	3,590	8,905	(1,120)	—		—		21,227

Total revenues	402,474	161,889	(141,224)	20,665	195,513	(342)	—		(7,451)		610,859

Expenses:
Salaries and benefits	117,736	16,089	—	16,089	103,643	—	—		—		237,468
Interest expense	136,246	128,956	(127,140)	1,816	17,877	35,097	(14,179)	N	—		176,857
Retail loan origination expenses	—	953	(953)	—	—	—	—		—		—
Loan servicing expenses	—	1,014	(1,014)	—	—	—	—		—		—
Professional fees	—	812	(812)	—	—	—	—		—		—
Rent and occupancy	—	757	(757)	—	—	—	—		—		—
Telephone, postage and delivery	—	558	(558)	—	—	—	—		—		—
Advertising and promotional expenses	—	428	(428)	—	—	—	—		—		—
Travel and entertainment	—	532	(532)	—	—	—	—		—		—
Software and equipment expenses	—	333	(333)	—	—	—	—		—		—
General and administrative	78,597	1,115	5,387	6,502	32,843	(12,340)	—		—		105,602
Depreciation and amortization	53,078	733	—	733	10,841	43,044	—		8,834	F	116,530
Provision for loan losses	6,016	1,139	—	1,139	—	—	—		(1,139)	K	6,016
Other expenses	18,073	—	—	—	1,552	513	—				20,138

Total expenses	409,746	153,419	(127,140)	26,279	166,756	66,314	(14,179)		7,695		662,611

Other Gains (Losses):
Net fair value gains (losses)	(1,052)	—	13,862	13,862	16,393	(16,357)	—		22,911	K	35,757
Other	2,191	—	222	222	—	—	—		—		2,413

Total other gains (losses)	1,139	—	14,084	14,084	16,393	(16,357)	—		22,911		38,170

Net income (loss) before income taxes	(6,133)	8,470	—	8,470	45,150	(83,013)	14,179		7,765		(13,582)

Income tax (expense) benefit	(63,162)	(3,214)	—	(3,214)	(6,457)	20,855	(5,388)	H	(2,951)	H	(60,317)

Net income (loss)	$(69,295)	$5,256	$—	$5,256	$38,693	$(62,158)	$8,791		$4,814		$(73,899)

Weighted average shares outstanding
Basic	27,593				899		4,500		891		33,883
Diluted (1)	27,593				899		4,500		891		33,883

Earnings (loss) per share											I
Basic	$(2.51)										$(2.18)
Diluted	(2.51)										(2.18)

(1)	Potentially dilutive securities consisting of stock options, totaling 0.7 million, for the year ended December 31, 2011, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the notes offered hereby may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the year ended December 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On August 31, 2012, Walter Investment entered into the Purchase Agreement with RMS and the Sellers. Under the terms of the Purchase Agreement, Walter Investment (through the Buyer) agreed to acquire 100% of the stock of RMS for aggregate consideration of $130.9 million (net of transaction expenses in excess of $1.5 million, which shall be borne by the Sellers) that will be paid at closing in the form of $95.0 million in cash and 891,625 shares of Walter Investment’s common stock. The Stock Consideration was valued at $25 million for purposes of the Purchase Agreement based on the average closing price of $28.05 per share as reported in The New York Stock Exchange Composite Transaction Tape for the period from August 20, 2012 through August 30, 2012.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Acquisition will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the proposed Acquisition and debt and equity offerings and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the proposed Acquisition and financing transactions, factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude acquisition costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

At this time, Walter Investment has not performed a detailed valuation to determine the fair value of RMS’s assets and liabilities and accordingly, the unaudited pro forma condensed combined financial information was developed using a preliminary allocation of the estimated purchase price based on assumptions and estimates which are subject to changes that may be material. Additionally, Walter Investment has not yet performed all of the due diligence necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information. Walter Investment intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the Acquisition.

Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of RMS’s assets and liabilities, including, but not limited to, commitments and contingencies and other intangible assets that will give rise to future amounts of depreciation and amortization expenses that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence is performed, the final purchase price is determined and the purchase price allocation is completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the Acquisition.

Certain amounts in RMS’s historical balance sheet and statements of income have been conformed to Walter Investment’s presentation.

3. Accounting Policies

At completion of the Acquisition, Walter Investment will review RMS’s accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Walter Investment is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information. Accounting policy differences may be identified after completion and integration of the Acquisition.

4. Preliminary Purchase Price

Walter Investment is proposing to acquire 100% of RMS. Walter Investment intends to finance the cash portion of the purchase consideration by issuing common stock in the capital markets.

The preliminary estimated purchase price of the proposed Acquisition is as follows (in thousands):

Consideration Transferred	Estimated Fair Value
Cash to owners of RMS	$95,000
Company common stock (891,265 shares at $40.31 per share) (a)	35,927

Estimate of total consideration expected to be transferred	$130,927

(a) The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the Acquisition is completed. In accordance with the business combination accounting guidance, the fair value of the equity securities issued as part of the consideration transferred will be measured on the date the Acquisition is completed at the then-current market price. This requirement will likely result in a different value of the common stock component of the purchase consideration and a per share equity component different than the $40.31 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Walter Investment’s common stock on the closing date of the Acquisition increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $3.6 million, which would have been reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

The Stock Consideration was valued at $25 million for purposes of the Purchase Agreement based on the average closing price of $28.05 per share as reported in The New York Stock Exchange Composite Transaction Tape for the period from August 20, 2012 through August 30, 2012.

5. Pro Forma Adjustments

A. Represents the pro forma adjustments to reflect the funding of the Acquisition and proceeds obtained from the equity offering that will be used to enhance Walter Investment’s liquidity in anticipation of potential growth opportunities, including acquisitions, and for working capital and general corporate purposes. The pro forma adjustments consist of: (1) the concurrent issuance of 891,265 shares of Walter Investment’s common stock at an offering price of $40.31 per share; (2) the concurrent offering of 4.5 million shares of Walter Investment’s common stock at an assumed offering price of $40.31 per share, net of related costs of $8.6 million; and (3) the offering of $265.0 million aggregate principal amount of convertible senior subordinated notes offered hereby, net of related costs of $8.5 million, with a seven year maturity which will be used to partially repay Walter Investment’s $265.0 million second lien senior secured term loan issued in conjunction with the Green Tree Acquisition.

(in thousands)
Equity and Convertible Debt Offerings:
Issuance of Walter Investment common stock for financing of the Acquisition and other general corporate purposes, including acquisitions (a)	$181,395
Issuance of Walter Investment convertible senior subordinated notes	265,000
Repayment of second lien senior secured term loan	(293,934)

Net cash provided by offerings	152,461

RMS Acquisition:
Issuance of Walter Investment common stock to sellers of RMS	35,927
Estimate of total consideration expected to be transferred	(130,927)

Cash to owners of RMS	(95,000)

Net pro forma adjustments relating to cash	$57,461

(a)	Issuance of common stock excludes the exercise of option of the underwriters in the concurrent Common Stock Offering to purchase additional shares.

B. Reflects allocation of purchase price to record amounts at their estimated fair value. Management has used certain estimates and assumptions in estimating fair value; however, a detailed analysis has not been performed on the individual assets or liabilities of RMS and actual results may differ materially from these estimates. The fair value of premises and equipment, servicing rights, identified intangible assets and goodwill was estimated based on cash flow analyses and related analytical procedures. The fair value of securitized Home Equity Conversion Mortgages (“HECMs”) and the liability to Ginnie Mae (“GNMA”) trusts was estimated based on the net present value of projected cash flows over the estimated life of the HECM loans and liability to GNMA trusts. The valuation considers assumptions that a market participant would consider in valuing the assets or liability, including but not limited to, assumptions for prepayments, credit and discount rates. The detailed estimated preliminary purchase price allocation is as follows (in thousands):

June 30, 2012
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$21,330
Adjustments to:
Fair value adjustment to securitized HECM loans	164,949
Fair value adjustment to servicing rights	16,500
Identified intangible assets	20,000
Fair value adjustment to premises and equipment	17,500
Fair value adjustment to liability to GNMA trusts	(124,622)
Deferred tax liabilities	(29,199)
Preliminary allocation to goodwill	44,469

Estimated purchase price	$130,927

C. Reflects the elimination of RMS’s historical stockholders’ common stock and additional paid-in capital including the impact of the issuance of equity to finance the Acquisition:

(in thousands)
Eliminate RMS’s historical common stock and additional paid-in capital	$(10,000)
Record adjustment to common stock for issuance of common stock to sellers of RMS	9
Record adjustment to additional paid-in capital for issuance of common stock to sellers of RMS	35,918

Total adjustment to common stock and additional paid-in capital for the RMS Acquisition	$25,927

(in thousands)
Record adjustment to common stock for the common stock offering	45
Record adjustment to additional paid-in capital for the common stock offering	172,751

Total adjustment to common stock and additional paid-in capital for the common stock offering	$172,796

D. Reflects the elimination of RMS’s historical retained earnings, the recording of the estimated after-tax portion of the acquisition-related transaction costs and the loss on extinguishment of the second lien senior secured term loan as follows:

(in thousands)
Eliminate RMS’s historical retained earnings	$(11,330)
Transactions costs incurred, net of tax	(3,100)
Loss on extinguishment of second lien senior secured term loan	(42,505)

Total adjustment to retained earnings	$(56,935)

E. Reflects estimated acquisition-related transaction costs. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $5.0 million, of which none had been incurred as of June 30, 2012. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the coasts are incurred. Acquisition-related transaction costs expected to be incurred by Walter Investment include advisory, legal and accounting fees. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after tax impact presented as a decrease to retained earnings.

F. Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment, servicing rights and identified intangible assets using an estimated useful remaining life range of four to nine years. Walter Investment has not performed a detailed analysis of the fair values of RMS’s premises and equipment and identified intangible assets and, therefore, the actual fair values assigned may differ materially and the impact on depreciation and amortization expense may also be materially different than the estimates provided herein.

G. Reflects the estimated accounting impact of the convertible feature of the convertible senior subordinated notes, net of related issue costs, as well as the resulting deferred tax liability.

H. Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 38%. The effective rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

I. Pro forma basic earnings (loss) per common share has been calculated based on the expected number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at Walter Investment’s election. It is Walter Investment’s current intent to settle all conversions through combination settlement, which involves repayment of an amount of cash equal to the principal amount and any excess of the conversion value over the principal amount in shares of common stock.

J. Reflects the impact of the acquisition of Green Tree on July 1, 2011 as of January 1, 2011. The pro forma adjustments include pro forma interest expense, including the amortization of debt discount and debt issuance costs, resulting from the issuance of debt in order to consummate this transaction, the elimination of Green Tree historical interest expense related to a facility which was paid off simultaneously with the closing, the elimination of acquisition-related transaction costs due to their non-recurring nature, the elimination of the impact of the change in fair value of Green Tree’s servicing rights as they are recorded at amortized cost subsequent to the closing and the recording of step-up depreciation and amortization of premises and equipment as well as identifiable intangible assets. For additional information relating to these pro forma adjustments, refer to Walter Investment’s Form 8-K/A filed with the SEC on August 29, 2011.

K. Reflects the impact of Walter Investment’s intended policy election to account for the HECM loans and liability to GNMA under the fair value option subsequent to the closing of the acquisition. The adjustments necessary to convert to the fair value option include (a) removing the amortization associated with the premium on the HECM loans and the liability to GNMA trusts which decreases interest income, net, (b) removing the provision for loan losses and (c) recording the changes in fair value of the HECM loans and liability to GNMA trusts. Future changes in fair values will be recorded in net fair value gains (losses) in the consolidated statement of operations.

L. Reflects the reclassification to conform to the financial results of the combined companies.

M. Reflects the issuance of the estimated debt portion of the convertible senior subordinated notes as well as the repayment of the second lien senior secured term loan and the write-off of related discount as well as deferred issue costs. The settlement resulted in a loss on debt extinguishment of $42.5 million.

N. Reflects the elimination of interest expense associated with the second lien senior secured term loan and the amortization of deferred issue costs and recording of interest on the convertible senior subordinated notes with an assumed 5.00% interest rate. An increase of .25% per annum related to the interest rate on the convertible senior subordinated notes would increase pro forma interest expense by approximately $0.2 million for the six months ended June 30, 2012 and $0.3 million for the year ended December 31, 2011.

(in thousands)
Deferred issue costs relating to convertible senior subordinated notes	$6,975
Write-off of deferred issue costs relating to the second lien senior secured term loan	(8,251)

Total adjustment to other assets	$(1,276)

(in thousands)
Issuance of debt portion of convertible senior subordinated notes	$195,196
Settlement of second lien senior secured term loan	(259,496)

Total adjustment to debt	$(64,300)

O. Reflects total issue costs relating to the issuance of the convertible senior subordinated notes as well as payment of accrued interest associated with the second lien senior secured term loan.

(in thousands)
Issue costs relating to convertible senior subordinated notes	$8,546
Payment of accrued interest payable relating to the second lien senior secured term loan	(184)

Total adjustment to payables and accrued liabilities	$8,362

6. Pro Forma Earnings (Loss) Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share (in thousands, except per share information):

	Year ended December 31, 2011			Six Months Ended June 30, 2012
	Loss	Shares	Per share amount	Income	Shares	Per share amount
Income (loss) per basic share	$(73,899)	33,883	$(2.18)	$18,873	34,248	$0.55
Income (loss) per diluted share	(73,899)	33,883	(2.18)	18,873	34,406	0.55

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share are as follows (in thousands):

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Weighted-average shares outstanding, basic	27,593	28,857
Weighted-average shares for the Green Tree acquisition	899	—
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering (a)	4,500	4,500

Total	33,883	34,248

Weighted-average shares outstanding, diluted	27,593	29,015
Weighted-average shares for the Green Tree acquisition	899	—
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering (a)	4,500	4,500

Total	33,883	34,406

(a)	Shares issued in equity offering exclude the exercise of option of the underwriters in the concurrent Common Stock Offering to purchase additional shares.

Potentially dilutive securities consisting of stock options and shares issuable upon conversion of the convertible senior subordinated notes offered hereby were excluded from the per share calculation above for the six months ended June 30, 2012 and the year ended December 31, 2011 because their effect was antidilutive.

The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at Walter Investment’s election. It is Walter Investment’s current intent to settle all conversions through combination settlement, which involves repayment of an amount of cash equal to the principal amount and any excess of the conversion value over the principal amount in shares of common stock.

BUSINESS

Our Company

We are a fee-based business services provider to the residential mortgage industry. We are a specialty servicer providing residential loan servicing that focuses on credit-sensitive residential mortgage assets located in the United States. In addition, we are a mortgage portfolio owner of credit-challenged, non-conforming residential loans in the United States and operate an insurance agency serving residential loan customers.

The Company previously operated as the financing business of Walter Energy, originating and purchasing residential loans and servicing these loans to maturity. In April 2009, Walter Energy spun off this financing business via a newly created subsidiary, Walter Investment Management, LLC (“WIM”), which included Walter Mortgage Company (“WMC”), and two insurance subsidiaries, Best Insurers, Inc. (“Best”), and Walter Investment Reinsurance Co., Ltd. (“WIRC”).

Following the decision to separate from Walter Energy via the spin-off, we believed that the best way to optimize our results was for us to operate as a REIT. As a REIT, net taxable income distributed to stockholders is generally not subject to U.S. federal income tax. We determined that the most expedient way to become a REIT was to merge with an existing REIT and in furtherance of this strategy, WIM merged with Hanover. The Merger occurred immediately following the spin-off.

Although Hanover was the surviving legal and tax entity in the Merger, for accounting purposes the Merger was treated as a reverse acquisition of the operations of Hanover and was accounted for pursuant to the applicable business combinations guidance, with WIM as the accounting acquirer. As such, the pre-acquisition financial statements of WIM are treated as the historical financial statements of Walter Investment. The combined financial statements of WMC, Best and WIRC (collectively representing substantially all of Walter Energy’s financing business prior to the Merger) are considered the predecessor to WIM for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC became WIM’s historical financial statements for the periods prior to the Merger. The assets acquired and the liabilities assumed of Hanover were recorded at the date of acquisition, April 17, 2009, at their respective fair values. The results of operations of Hanover were included in the consolidated statements of operations for periods subsequent to the Merger.

Since the spin-off and Merger, we have continued servicing our originated and acquired portfolio of residential loans and have expanded our expertise in servicing credit-challenged accounts through a differentiated high-touch approach. With the objective of pursuing opportunities that optimize the value of our servicing model, on November 1, 2010, we acquired Marix, a high-touch specialty mortgage servicer based in Phoenix, Arizona. Upon closing, the assets acquired and the liabilities assumed of Marix were recorded at their respective fair values. The results of operations of Marix have been included in our consolidated statements of operations for periods subsequent to the acquisition of Marix.

On July 1, 2011, we acquired Green Tree. Headquartered in St. Paul, Minnesota, Green Tree is a fee-based business services company providing high-touch third-party servicing for credit-sensitive consumer loans in diverse asset classes, including residential mortgage, manufactured housing and consumer installment loans. Through the Green Tree Acquisition, the Company has increased its ability to provide specialty servicing and generate recurring fee-for-services revenues from a capital-light platform and has diversified its revenue streams from complementary businesses. As a result of the Green Tree Acquisition, we added 1,955 employees and 27 offices in 22 states, significantly expanding our footprint across the United States. Upon closing, the assets acquired and the liabilities assumed of Green Tree were recorded at their respective fair values. As a wholly-owned subsidiary of the Company, the financial results for Green Tree have been included in the Company’s consolidated financial statements beginning on July 1, 2011.

At June 30, 2012, we employed approximately 2,600 full-time equivalent employees and serviced a portfolio of approximately 1.0 million accounts with an unpaid principal balance of $81.8 billion.

At the date of the Green Tree Acquisition, we were required to consolidate ten securitization trusts for which Green Tree performs the servicing pursuant to the accounting guidance for variable interest entities (“VIEs”). We do not currently own any residual interests in these trusts, and thus, we refer to these trusts herein as the Non-Residual Trusts. We own the residual interests in VIEs that were previously consolidated by us prior to the Green Tree Acquisition. We refer to these trusts herein as the Residual Trusts.

The Green Tree Acquisition caused us to no longer qualify as a REIT and, accordingly, effective January 1, 2011, we are taxed as a C corporation subject to U.S. federal income tax.

On August 31, 2012, we entered into the Purchase Agreement with RMS and the Sellers. RMS is headquartered in Spring, Texas, and is a provider of reverse mortgage technology systems. Through the Acquisition, the Company expects to acquire the ability to originate and service reverse mortgages. As a result of the Acquisition, we expect to add approximately 283 employees and four offices in three states. The Purchase Agreement for the Acquisition contains certain customary termination rights for both the Company and the Sellers, including a termination right for either party if the transaction is not consummated by December 31, 2012, subject to the Company’s right to extend the termination date until February 15, 2013 by paying the Sellers $3 million in cash.

We now manage our Company in four primary business segments: Servicing; Asset Receivables Management (“ARM”); Insurance; and Loans and Residuals. A description of the business conducted by each of these segments and related key financial highlights are provided below:

Servicing — Our Servicing business segment consists of operations that perform servicing for third-party investors in residential mortgages, manufactured housing and consumer installment loans and contracts, as well as for the Loans and Residuals segment and for the Non-Residual Trusts, which is reported with other corporate items. On the date of the Green Tree Acquisition, our Servicing segment added 769,000 accounts and $38.0 billion of unpaid principal balances to our servicing portfolio. During the six months ended June 30, 2012, our Servicing segment added new business of 29,000 accounts and $2.8 billion in unpaid principal balances to our servicing portfolio and recognized $29.2 million in incentive and performance fees, excluding fees associated with our ARM business segment, in addition to $150.0 million in servicing fees. Substantially all of the new accounts added to the servicing portfolio is new business added by Green Tree. Although delinquent accounts for our third-party investor portfolio have increased since our acquisition of Green Tree, this is due to the addition of new business. Delinquent accounts for Green Tree’s legacy portfolio, which consists of manufactured housing loans, have remained stable when compared to Green Tree’s pre-acquisition delinquency measures.

Asset Receivables Management — Our ARM business segment performs collections of post charge-off deficiency balances on behalf of securitization trusts and third-party asset owners. Asset recovery income was $17.8 million for the six months ended June 30, 2012.

Insurance — Our Insurance business segment provides voluntary and lender-placed hazard insurance for residential loans, as well as other ancillary products, through our insurance agencies for a commission to third parties as well as to our Loans and Residuals segment. Net written premiums were $88.6 million for the six months ended June 30, 2012. Net written premium included lender-placed activity of $44.1 million for the six months ended June 30, 2012, and voluntary activity of $44.5 million for the same period. Total insurance revenue was $36.8 million for the six months ended June 30, 2012.

Loans and Residuals — Our Loans and Residuals business segment consists of the assets and liabilities of the Residual Trusts, as well as our unencumbered residential loan portfolio and real estate owned. Our net interest margin was 4.08% for the six months ended June 30, 2012, down 95 basis points from the same period in 2011 due primarily to the monetization of assets completed during the second quarter in 2011 in order to fund the acquisition of Green Tree. Total delinquent loans have increased to 5.92% at June 30, 2012 from 5.73% at December 31, 2011. The number of real estate owned properties has declined to 782 units at June 30, 2012, down 85 units from December 31, 2011.

Our Strategy

Due to increased delinquencies and foreclosures during the recent recession, traditional large owners and servicers of residential mortgage assets, such as government-sponsored entities (e.g. Fannie Mae and Freddie Mac), large banks and securitization trusts experienced increased servicing volume and complexity, often exceeding in-house capacity or capabilities. These traditional servicers have been unable to effectively service increased balances of delinquent loans, resulting in the need to service troubled first and second lien mortgage assets through third-party specialized servicers offering high-touch servicing strategies. We believe that lessons learned in the economic downturn are leading to a secular shift in the market as credit risk owners and other key constituents, such as monoline insurers, regulators and rating agencies, demand permanent, specialized servicing for higher risk loans. Our businesses have a long history of providing borrower-centric, high-touch servicing and are uniquely positioned to continue to benefit from this secular shift. One of our principal objectives is to take advantage of this secular shift to provide attractive risk-adjusted returns to our stockholders.

As important as providing best-in-class service, however, is the ability to quickly adapt to the ever changing landscape of regulatory requirements imposed by numerous federal, state and local authorities that oversee our business. See“— Regulations” below for further information. We have a demonstrated history of being compliant with these regulations, which we believe provides us with an advantage over our competitors.

In addition, we seek to leverage our core servicing business and customer base to provide complementary services. These complementary business lines include:

•	Asset Receivables Management: performs collections of delinquent balances on loans serviced for third-parties after they have been charged off.

•	Insurance Agency: acts as a nationwide agent of primarily property and casualty insurance products for both lender-placed and voluntary insurance coverage.

•	Third-Party Originations: facilitates third-party refinancings as a loss mitigation solution for loans we service.

Our Investment Strategy—Current, Prospective Acquisitions and Opportunities

We are currently pursuing a number of opportunities to grow our business through multiple channels such as adding subservicing contracts to our portfolios through one time transfers and flow agreements, acquiring additional MSRs and servicing platforms, growing our originations business and through acquisitions of businesses that are complementary to our current platform. We regularly explore such opportunities in the ordinary course of our business and believe there are significant opportunities to acquire such assets. Some of the acquisitions we are actively pursuing would constitute “significant” acquisitions potentially at the 50% threshold (even after giving effect to our acquisition of RMS) as defined by the SEC’s Regulation S-X. If concluded as such, these “significant” acquisitions would have a material effect on our results of operations and financial condition. In certain cases including for significant acquisitions, we are participating in sale processes that could conclude shortly after the close of this offering. Our “pipeline” of potential transactions, which totals in excess of $500 billion, includes (i) a potential purchase, in conjunction with another party, of MSRs relating to a portfolio of loans with a UPB of approximately $50 billion, consisting primarily of loans in GSE pools, certain subservicing contracts, and certain other assets in the ResCap bankruptcy auction process, (ii) a potential purchase of MSRs (including related operating assets not currently originating new MSRs ) relating to a portfolio of loans with a UPB in excess of $70 billion, consisting almost entirely of loans in GSE pools, and (iii) numerous other MSRs and/or subservicing contracts. Included in the pipeline are portfolios for which we are in exclusive negotiations with a UPB in excess of $60 billion of which in excess of 50% consists of subservicing assignments. These “pipeline” transactions consist of MSRs and/or subservicing contracts relating to both agency and non-agency mortgage loans. The significant new subservicing business and acquisitions we are currently pursuing may also involve assets and platforms that are originating new loans and MSRs. According to Interactive Mortgage Analytics, LLC (a leading provider of brokerage sources for all types of MSRs and mortgage loans), bulk MSRs acquisitions since 2010 with UPB in excess of $1 billion and delinquency rates less than 20% have had purchase prices in the range of 45 to 150 basis points of the UPB of the serviced loans, assuming no material liabilities are assumed in connection with such purchases. Any liabilities assumed in connection with the acquisitions we are currently pursuing could reduce the purchase price based on our valuation of such liabilities (which valuation is subject to our judgment and could differ from actual experience). In addition, there are a number of factors that impact purchase price as described below and, as a result, the actual purchase price for these acquisitions may fall outside that historical range.

For purposes of this prospectus supplement, “pipeline” refers to opportunities or potential opportunities in the market for products within our strategic profile that we have identified as targets to add to our servicing portfolio through either the acquisition of MSR or subservicing contracts. In each case we have contacted the seller or its representative to register our interest, or are currently engaged in discussions or negotiations directly with the seller or its representative. The status of “pipeline opportunities” varies from early stage contact through exclusive negotiations. There can be no guarantee that any of the opportunities in our pipeline will result in purchases or contracts added by the Company. The pipeline may also include MSRs or platforms or other businesses or assets offered by certain of the underwriters and their affiliates from time to time.

If successful in our pursuit of these opportunities, we intend to use available cash, including a portion of the proceeds of the concurrent Common Stock Offering, in addition to future debt and/or equity financings, sales of excess servicing spread in MSRs acquired and/or other capital/ownership structures designed to diversify our capital sources and attract a competitive cost of capital, all of which may change our leverage profile. There are a number of factors that impact our ability to succeed in bringing on this new business including competition, sometimes from larger competitors, fluctuations in the market price for the acquisitions and the value of subservicing contracts. The value of MSRs acquired and contribution from subservicing contracts can vary widely based on origination vintage, expected prepayment speeds, servicing fee structure, stratification of FICO scores, geography, loan-to-value ratios and expected delinquency and default rates. As a result, our success in completing these acquisitions, and when successful the purchase price and expected servicing margins for these acquisitions, may vary significantly. If actual experience with respect to these factors differs from our assumptions, we could overpay for one or more of the potential transactions. Our expectation is that, to the extent we are successful, any acquisitions and subservicing contracts will be additive to our business and meet our return and investment hurdles, taking into account potential synergies. However, these new business additions and acquisitions involve a number of risks and may not achieve our expectations; and therefore we could be adversely affected by any such new business additions or acquisitions. We are not party to any definitive agreements in respect of such purchases as of the date of this prospectus supplement (other than the definitive agreement with respect to our previously announced acquisition of Reverse Mortgage Solutions, Inc.), and we cannot assure you that we will become a party to such definitive agreements, or that if we do become a party to such agreements that we will be able to close on the transactions and acquire the target assets or platforms. See “Risk Factors.”

Regulations

Our business is subject to extensive regulation by federal, state and local authorities. We are required to comply with numerous federal consumer protection and other laws and regulations, including, but not limited to:

•	the Gramm-Leach-Bliley Act, which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in our possession;

•	the Fair Debt Collection Practices Act (“FDCPA”), which regulates the timing and content of communications on debt collections;

•	the Truth in Lending Act (“TILA”) and Regulation Z, which require certain disclosures be made to mortgagors regarding terms of mortgage financing;

•	the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, which collectively regulate the use and reporting of information related to the credit history of consumers;

•	the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit;

•	the Homeowners Protection Act, which requires the cancellation of mortgage insurance once certain equity levels are reached;

•	the Home Mortgage Disclosure Act and Regulation C, which require reporting of certain public loan data;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics;

•	the Servicemembers Civil Relief Act, which provides certain legal protections and relief to members of the military;

•	the Real Estate Settlement Procedures Act (“RESPA”), which governs the actions of servicers related to escrow accounts, transfers, and other customer communications;

•	Regulation AB under the Securities Act, which requires registration, reporting and disclosure for mortgage-backed securities; and

•	certain provisions of the Dodd-Frank Act, which is extensive and significant legislation that, among other things creates the CFPB, which is responsible for regulating consumer financial services.

The CFPB will directly impact the regulation of residential mortgage servicing in a number of ways. First, the CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA, RESPA and the FDCPA. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. The CFPB also has a direct impact on the regulation of the reverse mortgage industry and has the rulemaking authority to make changes to the laws, regulations, rules and practices applicable to the reverse mortgage industry.

Title XIV of the Dodd-Frank Act (“Title XIV”) imposes a number of additional requirements on servicers of residential mortgage loans by amending certain existing provisions and adding new sections to TILA and RESPA. The penalties for noncompliance with TILA and RESPA are also significantly increased by Title XIV and could lead to an increase in lawsuits against mortgage servicers. Like other parts of the Dodd-Frank Act, Title XIV generally requires that implementing regulations be issued before many of its provisions become effective. Therefore, several of these provisions in Title XIV will not be effective until 2013 or early 2014. When fully implemented, Title XIV will prevent or limit servicers of residential mortgage loans from taking certain actions that are typically taken today (such as the charging of certain fees) and will impose new requirements that are not currently required, in each case either increasing costs and risks related to servicing or reducing revenues currently generated.

As required by the Dodd Frank Act, in June 2012, the CFPB released a report on their key findings in the reverse mortgage industry and the role that the CFPB will play in the supervision, examination and enforcement of the industry. The CFPB has not released any proposed regulations or rules on the reverse mortgage industry, but with increased regulatory scrutiny, they may propose material changes to regulations, rules and practices that would directly affect the industry. The GSEs also do not currently have any proposed changes to the reverse mortgage industry, but they may make material changes to the regulations, rules or practices applicable to the reverse mortgage industry in the future. The GSEs may also choose not to continue to participate in the reverse mortgage industry, which would materially affect the industry.

While the effective date for many of these provisions remains a year or more away, we expect to incur ongoing operational and system costs in order to prepare for compliance with these new laws and regulations. Furthermore, there may be additional federal or states laws enacted during this period that place additional obligations on servicers of residential loans.

We are also subject to licensing and regulation as a mortgage service provider and debt collector, insurance agency, and loan originator in a number of states in which we operate. We are subject to audits and examinations conducted by the states. From time to time, we receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices regarding our loan servicing, debt collection, loan origination and insurance agency business activities. We incur significant ongoing costs to comply with these governmental regulations.

Competition

We compete with a variety of third-party providers for servicing opportunities, including large financial institutions, as well as non-bank servicers. Our competitive position in the consumer loan servicing business is largely determined by our ability to differentiate ourselves from other third-party servicers through our high-touch servicing model, our significant expertise in the consumer loan servicing business, our continued compliance with a complex matrix of local, state and federal regulatory requirements, and our demonstrated history of responsiveness to the ever changing demands of industry regulators. For additional discussion of competition as it relates to our primary businesses, see the “Risk Factors” section of this prospectus supplement and the accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Employees

As of June 30, 2012, we employed approximately 2,600 full-time equivalent employees, all of which were in the United States. We believe we have been successful in our efforts to recruit and retain qualified employees, but there is no assurance that we will continue to be successful. None of our employees is a party to any collective bargaining agreements.

Legal Proceedings

We are not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on our business, financial condition, or results of operations.

Notwithstanding the above:

•

We are involved in litigation, investigations and claims arising out of the normal conduct of our business. We estimate and accrue liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements and assessments by internal counsel of pending or threatened litigation. These accruals are recorded when the costs are determined to be probable and are reasonably estimable. We believe we have adequately accrued for these potential liabilities; however, facts and circumstances may change that could cause the actual liabilities to exceed the estimates, or that may require adjustments to the recorded liability balances in the future.

•

Walter Mortgage Company is a party to a lawsuit entitled Casa Linda Homes, et al. v. Walter Mortgage Company, et al., Cause No. C-2918-08-H, 389th Judicial District Court of Hidalgo County, Texas, claiming breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty and bad faith, promissory estoppel and unjust enrichment. The plaintiffs are seeking actual and exemplary damages, the amount of which have not been specified, but if proven could be material. The allegations arise from a claim that we breached a contract with the plaintiffs by failing to purchase a certain amount of loan pool packages from the corporate plaintiff, a Texas real estate developer. After the completion of all discovery, we continue to believe the case to be without merit and are vigorously pursuing the defense of the claim.

•

In November 2010, the FTC issued a Civil Investigation Demand, or CID, to an unknown number of mortgage servicers, including Green Tree, requesting information on a broad range of subjects relating to the companies’ operations. In November 2011, Green Tree received a Supplementary Discovery Request from the FTC seeking additional information. The Company has, and will continue to cooperate with the FTC and does not believe that it has violated in any material respect any laws or regulations.

•

In January 2012, the New York State Department of Financial Services issued subpoenas to an unknown number of mortgage servicers and banks, including Green Tree, requesting information concerning lender-placed insurance practices. The Company is complying with the request for information and does not believe that it has violated in any material respect any laws or regulations.

•

In September 2012, the CFPB issued civil investigative demands to a number of mortgage servicers, including Green Tree, requesting information on a broad range of subjects relating to the companies’ operations.

•

As various federal and state regulators continue to investigate perceived causes of the financial crisis, we expect that we may receive general requests from other agencies similar to those received from the FTC and the New York State Department of Financial Services. We would intend to cooperate in any such investigation.

•

As discussed in the notes to our consolidated financial statements incorporated by reference herein, Walter Energy is in disputes with the IRS on a number of federal income tax issues. Walter Energy has stated in its public filings that it believes that all of its current and prior tax filing positions have substantial merit and that Walter Energy intends to defend vigorously any tax claims asserted. Under the terms of the tax separation agreement between us and Walter Energy dated April 17, 2009, Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group, which includes the aforementioned claims of the IRS. However, to the extent that Walter Energy is unable to pay any amounts owed, we could be responsible for any unpaid amounts.

DESCRIPTION OF NOTES

We will issue the notes under the Subordinated Indenture, dated as of January 13, 2012, between Walter Investment Management Corp., as issuer, and Wells Fargo Bank, National Association, as trustee (the “trustee” and such indenture, the “base indenture”), as supplemented and/or amended by a supplemental indenture with respect to the notes to be dated as of October 23, 2012 (the “supplemental indenture”). In this section, we refer to the base indenture, as supplemented and/or amended by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Holders may request copies of the base indenture and supplemental indenture from us. See “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture set forth under “Description of Debt Securities” in the accompanying prospectus.

For purposes of this description of the notes, references to “the Company,” “we,” “our” and “us” refer only to Walter Investment Management Corp., and not to its subsidiaries.

General

The notes:

•	will be our general unsecured, senior subordinated obligations;

•	will initially be limited to an aggregate principal amount of $265,000,000 (or $290,000,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full);

•	will bear cash interest from October 23, 2012 at an annual rate of 4.50% payable in arrears on May 1 and November 1 of each year, beginning on May 1, 2013;

•

will be subject to repurchase by us for cash at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”), as long as such repurchase is not prohibited under any then-outstanding credit facility of ours or we have obtained the necessary consents and waivers thereunder, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date;

•	will not be redeemable prior to maturity;

•	will mature on November 1, 2019, unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form as described below under “— Book-Entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at the applicable conversion rate. The conversion rate will initially be 17.0068 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $58.80 per share of our common stock), subject to adjustment upon the occurrence of certain events.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Conversion Rights — Settlement Upon Conversion.” If we settle conversions of notes solely in cash or in cash and shares of our common stock, the amount of cash and number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated for each VWAP trading day (as defined below) in a 30 VWAP trading day cash settlement averaging period (as defined below), all as set forth below under “— Conversion Rights — Settlement Upon Conversion.” Converting holders will not receive any additional cash payment or additional shares representing interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below under “— Conversion Rights — General.”

We may, from time to time, at any time, directly or indirectly, repurchase notes in open market purchases, or by tender offer at any price or in privately negotiated transactions without prior notice to holders. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will be no longer outstanding under the indenture.

The indenture will not limit the amount of debt (including senior indebtedness or secured debt) that we or our subsidiaries may issue under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

We do not intend to list the notes on a national securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system.

The notes will not be guaranteed by any of our subsidiaries.

The notes may be transferred or exchanged for other notes as described in the accompanying prospectus. However, neither we nor the trustee are required to transfer or exchange any note surrendered for conversion or repurchase by us upon the occurrence of a fundamental change.

Additional Notes

We may, without notice to or the consent of the holders, issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount, provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes and any additional notes will be treated as a single class for all purposes of the indenture, including waivers, amendments and offers to purchase.

Interest

The notes will bear cash interest at a rate of 4.50% per year until maturity. Interest on the notes will accrue from October 23, 2012 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2013.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on April 15 or October 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon the occurrence of a fundamental change falls on a date that is not a business day, the required payment will be made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement.

The term “business day” means, any day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated note at the office or agency designated by us for that purpose. Interest on certificated notes will be payable to (i) holders of an aggregate principal amount of $2.0 million or less, by check mailed to the holders of such notes or (ii) holders of an aggregate principal amount of more than $2.0 million, either by check mailed to the holders of such notes or, at the election of the holder and the holder’s providing us with wire transfer instructions at least 10 business days prior to the relevant interest payment date, by wire transfer in immediately available funds (which election shall remain in effect until the holder notifies us in writing to the contrary).

Unless otherwise explicitly stated, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy during certain periods for an event of default relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Ranking

The notes will be our general unsecured obligations that will rank junior in right of payment to all of our existing and future senior indebtedness, including, but not limited to, our indebtednes under the First Lien Credit Agreement, equally in right of payment with our future senior subordinated indebtedness (if any) and senior in right of payment to our future indebtedness that is expressly subordinated to the notes (if any).

The notes will be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after such secured indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

The notes will also be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. As of June 30, 2012, our subsidiaries held 99% of our consolidated assets, and for the year ended December 31, 2011 and the six months ended June 30, 2011, generated substantially all of our consolidated revenues.

As of June 30, 2012, we had approximately $824.6 million of indebtedness outstanding, approximately $823.2 million of which was secured. As of June 30, 2012, our subsidiaries had $114.4 million of secured indebtedness outstanding and other indebtedness of $1.4 million outstanding, to which the notes would have been structurally junior.

As of June 30, 2012, as adjusted to give effect to this offering and the use of proceeds therefrom, our total indebtedness would have been approximately $824.6 million, approximately $559.6 million of which would be senior to the notes offered hereby.

All of these amounts of indebtedness exclude (i) intercompany indebtedness, (ii) guarantees under our senior secured revolving credit facility and (iii) mortgage-backed and asset-backed notes and a variable funding loan facility, both of which are non-recourse to us and our subsidiaries.

See “Risk Factors — Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations” and “Risk Factors — The notes will be subordinated to our senior indebtedness.”

Subordination

The payment of principal of and interest on, the fundamental change repurchase price of, or any cash portion of our conversion obligations (if we have elected to settle conversions in cash or in cash and shares of our common stock) due upon conversion of, the notes will be contractually subordinated, to the extent and in the manner provided in the indenture, to the prior payment in full, in cash or other payment satisfactory to the holders of our senior indebtedness, of all our senior indebtedness, which includes our obligations under the First Lien Credit Agreement and any senior indebtedness created, incurred, assumed or guaranteed after the date of the indenture.

“Senior indebtedness” means the principal of (and premium, if any) and unpaid interest and all other amounts owed and obligations in respect of:

•	our indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed or owed; and

•	renewals, extensions, modifications and refundings of any such indebtedness,

except for (a) trade payables, (b) indebtedness incurred in violation of the indenture, (c) the notes, and (d) any indebtedness or other obligation that by its terms is equal with or subordinate in right of payment to the notes.

“Designated senior indebtedness” means:

•	any indebtedness outstanding under the First Lien Credit Agreement; and

•	any other senior indebtedness the principal amount of which is $20.0 million or more and that has been designated by us as “designated senior indebtedness.”

The subordination provisions are for the benefit of, and enforceable by, the holders of senior indebtedness.

The holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations due in respect of such senior indebtedness, including all interest accrued or accruing on senior indebtedness after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the rate specified in the applicable senior indebtedness (including, without limitation, any rate specified in the applicable senior indebtedness applicable upon default), whether or not the claim for the interest is allowed as a claim in the case or proceeding with respect to the senior indebtedness (only such payment constituting “payment in full”) before holders will be entitled to receive any payment of principal of or interest on, the fundamental change repurchase price of or any cash portion of our conversion obligation (if we have so elected) due upon conversion of, the notes, in the event of any distribution or payment to our creditors:

•	in a total or partial liquidation or dissolution of us;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

•	in an assignment for the benefit of our creditors; or

•	in any marshalling of our assets and liabilities.

Notwithstanding the foregoing, the right of holders of the notes to receive any distributions, which (x) are provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to us and (y) take the form of our equity interests or our indebtedness that is subordinated in right of payment to all senior indebtedness then outstanding to at least the same extent of the notes, shall not be subordinated to the prior payment of any senior indebtedness or otherwise subject to the subordination provisions, and none of the holders of the notes will be obligated to pay over any such distributions to any holder of senior indebtedness.

We will not pay the principal of or interest on, the fundamental change repurchase price of or any cash portion of our conversion obligation (if we have so elected) due upon conversion of, the notes and will not acquire for cash (collectively, “pay the notes”) if:

•

at the time any designated senior indebtedness has not been paid when due, whether at maturity, upon redemption or mandatory repurchase, acceleration, or otherwise, and the default has not been cured or waived (a “payment default”); or

•

any other default (a “nonpayment default”) with respect to any series of designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period occurs and is continuing, and we and the trustee have received from holders of the designated senior indebtedness a written notice of default and an election to effect a payment blockage under the indenture (a “payment blockage notice”).

We will resume payment on the notes, and may acquire the notes for cash:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•

in the case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived, the payment blockage notice has been rescinded or the relevant senior indebtedness has been repaid or (ii) 179 days after the date on which the applicable payment blockage notice is received, unless the maturity of any designated senior indebtedness has been accelerated.

No new payment blockage notice may be delivered unless and until at least 360 days have elapsed since the delivery of the immediately prior payment blockage notice. No nonpayment default which existed or was continuing on the date of delivery of any payment blockage notice to us and the trustee may be made the basis for a subsequent payment blockage notice, unless the default has been cured or waived for a period of not less than 90 consecutive days.

If a payment or other distribution is made to the trustee or the holders of the notes that because of these subordination provisions should not have been made to them, the trustee or the holders of the notes, as the case may be, that receive the distribution shall hold it in trust for holders of senior indebtedness. Upon the proper written request of the holders of senior indebetedness, the trustee or the holders of the notes, as the case may be, will deliver the amounts in trust to the holders of senior indebtedness.

We must promptly notify holders of senior indebtedness if payment on the notes is accelerated because of an event of default.

After the senior indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated to the rights of holders of senior indebtedness to receive payments in respect of senior indebtedness. Payments to holders of senior indebtedness as a result of the subordination provisions do not constitute, as between us and the holders of the notes, payments by us on the notes.

The subordination provisions define the relative rights of holders of the notes and holders of senior indebtedness and do not impair, as between us and holders of the notes, our obligation, which is absolute and unconditional, to pay principal of and interest on the notes in accordance with their terms. The failure to make a payment pursuant to the notes by reason of the subordination provisions does not prevent the occurrence of a default, nor do the subordination provisions have any effect on the right of the holders of the notes or the trustee to accelerate the maturity of the notes upon an event of default or prevent the trustee or any holders of the notes from exercising its available remedies upon a default, subject to the rights of holders of senior indebtedness to receive distributions otherwise payable to holders of the notes.

Anti-Layering

We may not incur any indebtedness that is subordinate in right of payment to any senior indebtedness unless such indebtedness is by its terms equal with or subordinate in right of payment to the notes. This provision does not apply to distinctions between categories of indebtedness that exist by reason of liens or guarantees securing or in favor of some but not all of such indebtedness.

Conversion Rights

General

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Events.” On or after May 1, 2019, holders may convert their notes at the applicable conversion rate at any time prior to 5:00 p.m., New York City time, on the second business day immediately preceding the maturity date, A holder may convert all or any portion of the aggregate principal amount of such holder’s notes so long as such portion is an integral multiple of $1,000 principal amount.

The conversion rate will initially be 17.0068 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $58.80 per share of common stock ), subject to adjustment upon the occurrence of certain events, as described below. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “— Settlement Upon Conversion.”

If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “— Settlement Upon Conversion”) calculated for each VWAP trading day in a 30 VWAP trading day cash settlement averaging period (each term as defined below under “— Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If the holder of a note has submitted such note for repurchase upon a fundamental change, the holder may convert such note only if that holder first withdraws its repurchase election, and if the notes are evidenced by a global note, such holder must comply with appropriate DTC procedures. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares (provided that we may elect, in our sole discretion, to instead round the number of shares issuable upon conversion up to the nearest whole number of shares), as described under “— Settlement Upon Conversion.”

Upon conversion, a converting holder will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, except as described below. Our payment or delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, in accordance with the indenture will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest, if any, will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date for the payment of interest but prior to the corresponding interest payment date, holders of such notes at 5:00 p.m., New York City time, on such record date will be entitled to receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date, to 9:00 a.m., New York City time, on the immediately following interest payment date (whether or not the holder was a holder of record on the record date), must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•

if the notes are surrendered for conversion after 5:00 p.m., New York City time, on October 15, 2019, which is the record date immediately preceding the maturity date, and before 5:00 p.m., New York City time, on the second business day immediately preceding the maturity date;

•

if we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless such tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay such tax.

The trustee will initially act as the conversion agent.

Conversion Upon Satisfaction of Sale Price Condition

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means:

•

the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange; or

•

if our common stock not so traded or quoted on any relevant stock exchange on such date, the average of the mid-point of the last bid and ask prices for our common stock on such date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For the avoidance of doubt, the last reported sale price will be determined without reference to early hours, after hours or extended market trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day on which:

•	trading in our common stock generally occurs on the relevant stock exchange; and

•	a last reported sale price for our common stock is available on the relevant stock exchange.

If our common stock is not listed or traded on any U.S. securities exchange or other market, “trading day” means a “business day.”

“Relevant stock exchange” means The New York Stock Exchange MKT or, if our common stock is not then listed on The New York Stock Exchange MKT, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, the principal other market on which our common stock is then traded.

Conversion Upon Satisfaction of Trading Price Condition

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note requests such determination in writing and provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day. At such time, we shall instruct the bid solicitation agent to (or, if we are acting as bid solicitation agent, we shall) determine the trading price of the notes in the manner described above beginning on the trading day following the receipt of such evidence and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If we do not so instruct the bid solicitation agent to (or, if we are acting as bid solicitation agent, we do not) obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each trading day we fail to do so.

If the trading price condition has been met, we will so notify the holders and the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day, we will so notify the holders and the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, if we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution;

then, in either case, we must notify the holders of the notes at least 40 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, a holder may surrender all or a portion of its notes for conversion at any time until the earlier of (x) 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date and (y) our announcement that such issuance or distribution will not take place. A holder may not convert any of its notes based on this conversion contingency if holders of notes participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of our common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

The “ex-dividend date” is the first date on which shares of our common stock trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such relevant stock exchange (in the form of due bills or otherwise) as determined by such relevant stock exchange.

Certain Corporate Events

Prior to 5:00 p.m., New York City time, on the business day immediately preceding May 1, 2019, if:

•

a transaction or event that constitutes a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” ) occurs (or, if applicable, is anticipated to occur);

•

a “make-whole fundamental change” (as defined under “— Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change”) occurs (or, if applicable, is anticipated to occur); or

•

we are a party to a consolidation, merger, binding share exchange or combination or similar transaction or a sale, transfer, lease or conveyance of all or substantially all of our consolidated properties and assets, taken as a whole, to any person other than one of our wholly owned subsidiaries, in each case, pursuant to which our common stock would be converted into, or exchanged for, cash, securities or other assets and which transaction does not constitute a fundamental change, a holder may surrender all or a portion of its notes for conversion at any time from or after the date that is 40 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction (or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date).

We will notify holders and the trustee and the conversion agent (if other than the trustee) as promptly as practicable following the date we publicly announce such transaction but in no event less than 40 scheduled trading days prior to the anticipated effective date of such transaction; provided that if we do not have knowledge of such transaction at least 40 scheduled trading days prior to the anticipated effective date of such transaction, we will deliver such notice within five business days of the earlier of (x) the date upon which we receive notice, or otherwise become aware, of such transaction and (y) the actual effective date of such transaction.

If the transaction constitutes a fundamental change, holders will be able to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”. A note for which a holder has delivered a fundamental change purchase notice, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversions on or after May 1, 2019

On or after May 1, 2019, a holder may convert all or a portion of its notes at any time prior to 5:00 p.m., New York City time, on the second business day immediately preceding the maturity date.

Conversion Procedures

To convert a beneficial interest in a global note, the holder must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which the holder is not entitled and, if required, pay all documentary, stamp or similar issue or transfer tax, if any.

To convert a certificated note, the holder must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, pay funds equal to interest payable on the next interest payment date to which the holder is not entitled;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all documentary, stamp or similar issue or transfer taxes.

We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Upon Conversion

Upon conversion, we may elect to pay or deliver, as the case may be in full satisfaction of our conversion obligation:

•	cash (“cash settlement”),

•	shares of our common stock (“physical settlement”); or

•	a combination of cash and shares of our common stock (“combination settlement”), as described below.

We refer to each of these cash settlement, physical settlement and combination settlement, as a “settlement method.”

All conversions occurring on or after the 35th scheduled trading day immediately preceding the maturity date will be settled using the same settlement method. If we have not delivered a notice of our election of settlement method prior to the 35th scheduled trading day immediately preceding the maturity date in respect of conversions occurring on or after the 35th scheduled trading day prior to the maturity date, we will be deemed to have elected combination settlement, as described below, and the specified dollar amount (as defined below) will be equal to $1,000.

Prior to the 35th scheduled trading day prior to the maturity date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after the 35th scheduled trading day prior to the maturity date, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose to settle conversions on one conversion date by physical settlement, and we may choose to settle conversions on another conversion date by cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting and the trustee of such settlement method we have selected no later than the second trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after the 35th scheduled trading day prior to the maturity date, no later than the 35th scheduled trading day prior to the maturity date). If we do not timely elect a settlement method in respect of a particular conversion date, we will no longer have the right to elect cash settlement or physical settlement for that date and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) will be equal to $1,000. If we have timely elected combination settlement in respect of any conversion, but we fail to notify the converting holders of the specified dollar amount, we will be deemed to have elected that the specified dollar amount be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

The amount of consideration due upon conversion will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder a number of shares of our common stock equal to the product of (1) the aggregate principal amount of notes to be converted, divided by $1,000, and (2) the applicable conversion rate on the conversion date;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 30 consecutive VWAP trading days during the relevant cash settlement averaging period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay and deliver, if applicable, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 30 consecutive VWAP trading days during the relevant cash settlement averaging period.

The “daily settlement amount,” for each of the 30 consecutive VWAP trading days during the relevant cash settlement averaging period, shall consist of:

•

cash equal to the lesser of (i) the maximum dollar amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method or deemed to be specified (the “specified dollar amount”), divided by 30 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the VWAP for such trading day.

“Daily conversion value” means, for each of the 30 consecutive VWAP trading days during the relevant cash settlement averaging period, 1/30th of the product of:

•	the applicable conversion rate on such VWAP trading day; and

•	the VWAP of our common stock on such VWAP trading day.

“VWAP” means, for each of the 30 consecutive VWAP trading days during the relevant cash settlement averaging period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WAC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day determined, using a volume-weighted average method, if practicable, by a nationally recognized independent investment banking firm retained for this purpose by us). For the avoidance of doubt, the “VWAP” will be determined without regard to early hours, after hours or extended market trading or any other trading outside of the regular trading session trading hours.

The “cash settlement averaging period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to the 35th scheduled trading day immediately preceding to the maturity date, the 30 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day immediately following such conversion date; and

•

if the relevant conversion date occurs during the period beginning on, and including, the 35th scheduled trading day prior to the maturity date and ending at 5:00 p.m., New York City time, on the second business day immediately prior to the maturity date, the 30 consecutive VWAP trading day period beginning on, and including, the 32nd scheduled trading day prior to the maturity date.

A “ VWAP trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our common stock generally occurs on the relevant stock exchange.

If our common stock is not so listed or admitted for trading, “VWAP trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed or admitted for trading on any relevant stock exchange, “scheduled trading day” means a “business day.”

A “market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Subject to the provisions set forth below under the heading “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion no later than (i) the third business day immediately following the relevant conversion date if we elect physical settlement; or (ii) the third business day immediately following the last trading day of the relevant cash settlement averaging period if we elect cash settlement or if we elect or are deemed to elect combination settlement.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion in an amount based on (i) the last reported sale price of our common stock on the relevant conversion date if we elect physical settlement or (ii) the VWAP of our common stock on the last trading day of the relevant cash settlement averaging period if we elect or are deemed to elect combination settlement; provided that, in either case, we may elect in our sole discretion to instead round the number of shares issuable to any holder upon conversion up to the nearest whole number of shares.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of 5:00 p.m., New York City time, on (i) the conversion date if we elect physical settlement or (ii) the last trading day of the relevant cash settlement averaging period if we elect or are deemed to elect combination settlement.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate in effect immediately prior to the effective time for such adjustment, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date or immediately after 9:00 a.m., New York City time, on such effective date;

OS0 =

the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or immediately prior to 9:00 a.m., New York City time, on such effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered upon exercise of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “— Conversion Upon Specified Corporate Events — Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; and

•

any cash, securities or other property that is distributed in, and will constitute reference property as a result of, a share exchange event, as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”;

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

If our board of directors or a committee thereof determines the “FMV” (as defined above) of any distribution for purposes of this clause (3) by reference to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national or regional securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for the spin-off;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for the spin-off;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading day period beginning on, and including, the effective date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the portion of this clause (3) related to spin-offs to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, and including, the conversion date in determining the applicable conversion rate. If the effective date for the spin-off is less than 10 trading days prior to, and including, either the beginning or the end of the cash settlement averaging period in respect of any conversion, references in the portion of this clause (3) related to spin-offs to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, and including, (x) the trading day immediately prior to the first trading day of such cash settlement averaging period or (y) the last trading day of such cash settlement averaging period, as the case may be.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock (other than any distribution of cash in a share exchange event, as long as such cash will constitute reference property as a result of such share exchange event, as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”), the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share that we distribute to holders of our common stock.

Such increase shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the applicable conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the trading day next succeeding the expiration date;

CR1 =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph will be determined at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the expiration date but will be given effect immediately after 9:00 a.m., New York City time, on the trading day next succeeding the expiration date; provided that for purposes of determining the applicable conversion rate in respect of any conversion during the 10 trading day period commencing on, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, the conversion date in determining the applicable conversion rate. If the trading day immediately following the expiration date is less than 10 trading days prior to, and including, either the beginning or the end of the cash settlement averaging period in respect of any conversion, references in this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, (x) the trading day immediately prior to the first trading day of such cash settlement averaging period or (y) the last trading day of such cash settlement averaging period, as the case may be.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of a number of shares of our common stock based on an un-adjusted conversion rate and participate in the related dividend, distribution or other event giving rise to such adjustment.

As used in this section, the “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of securityholders entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a committee thereof, by statute, by contract or otherwise).

To the extent permitted by law and the rules of The New York Stock Exchange MKT or any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest, which determination will be conclusive. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of shares of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. To the extent required by law, any such tax liability may be set off against any payments (whether in cash or common stock) made to such holder. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “United States Federal Tax Considerations.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

To the extent that we have a rights plan in effect upon conversion of the notes and we elect physical settlement or we elect or are deemed to elect combination settlement, holders of the notes will receive, in addition to shares of our common stock received in connection with such conversion, if any, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Subject to the immediately preceding paragraph, if we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, for the avoidance of doubt, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors or committee thereof;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change solely in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or combination or similar transaction involving us;

•	any sale, transfer, lease or conveyance of all or substantially all of consolidated properties and assets, taken as a whole; or

•	any statutory share exchange;

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such event, a “share exchange event” and any such stock, other securities or other property or assets, the “reference property”), then we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes into or based on the VWAP of our common stock will be changed into a right to convert such principal amount of notes into or, if applicable, based on the VWAP of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction:

•	we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “— Settlement Upon Conversion”; and

•

(x) any amount payable in cash upon conversion of the notes as set forth under “— Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “— Settlement Upon Conversion” will instead be deliverable in the kind and amount of reference property that a holder of that number of shares of our common stock would have been entitled to receive in such transaction and (z) the VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction; provided, however, that if the holders of our common stock receive only cash in such transaction, the amount deliverable upon conversion shall equal, for each $1,000 principal amount of notes, the conversion rate in effect on the conversion date multiplied by the price paid per share of our common stock in such transaction and settlement will occur on the third business day following the conversion date.

The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “— Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, other securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change, subject to the fundamental change repurchase condition, as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as our board of directors or a committee thereof reasonably considers necessary by reason of the foregoing.

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property issuable upon conversion or used to calculate the VWAP, as the case may be, will be deemed to be the weighted average of the kinds and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or if no holders of our common stock affirmatively make such an election, the kinds and amounts of consideration actually received by the holders of our common stock). We will notify holders of the weighted average as soon as practicable after such determination is made.

We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including a cash settlement averaging period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of such definition, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below.

A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “— Conversion Rights — Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the consideration due upon conversion will be an amount of cash per $1,000 principal amount of converted notes equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by the “stock price” (as defined below) for the transaction. In such event, the conversion obligation will be determined as of the conversion date and paid to holders in cash on the third business day following the conversion date.

We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price paid (or deemed paid) per share of our common stock in the make-whole fundamental change (the “stock price”). If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate shall be increased for each stock price and effective date set forth below:

	Stock Price
Effective Date	$42.00	$45.00	$50.00	$55.00	$60.00	$75.00	$100.00	$125.00	$150.00	$200.00	$250.00	$300.00	$350.00	$400.00
October 23, 2012	6.8027	6.1089	5.1854	4.4752	3.9158	2.7939	1.8207	1.3029	0.9827	0.6090	0.4014	0.2735	0.1903	0.1346
November 1, 2013	6.8027	6.0037	5.0393	4.3063	3.7360	2.6166	1.6807	1.1980	0.9039	0.5627	0.3728	0.2551	0.1781	0.1265
November 1, 2014	6.8027	5.8776	4.8603	4.0979	3.5133	2.3970	1.5090	1.0703	0.8085	0.5069	0.3382	0.2329	0.1636	0.1168
November 1, 2015	6.8027	5.7163	4.6316	3.8320	3.2300	2.1217	1.2981	0.9161	0.6941	0.4400	0.2968	0.2063	0.1462	0.1053
November 1, 2016	6.8027	5.5090	4.3348	3.4866	2.8633	1.7728	1.0423	0.7332	0.5596	0.3612	0.2476	0.1748	0.1257	0.0920
November 1, 2017	6.8027	5.2547	3.9486	3.0295	2.3778	1.3264	0.7365	0.5219	0.4050	0.2690	0.1892	0.1371	0.1012	0.0763
November 1, 2018	6.8027	5.2154	3.4415	2.3891	1.6889	0.7389	0.3875	0.2885	0.2315	0.1615	0.1195	0.0916	0.0720	0.0580
November 1, 2019	6.8027	5.2154	2.9932	1.1750	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates based on a 365-day year, as applicable;

•

if the stock price is greater than $400.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; and

•

if the stock price is less than $42.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the conversion rate exceed 23.8095 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to maturity, holders of the notes will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, as long as the fundamental change repurchase condition has been satisfied as of the applicable fundamental change repurchase date. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a record date for the payment of interest and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest, if any, to the holder of record on such record date and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The “fundamental change repurchase date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

As a condition to paying the fundamental change repurchase price upon the occurrence of a fundamental change (the “fundamental change repurchase condition”):

•

the required lenders under any credit facility of ours that may be violated by such payment shall have consented to such payment being made and waived any event of default thereunder caused by the applicable fundamental change;

•	we shall have repaid all outstanding indebtedness under any such credit facility; or

•

we shall have offered to repay all such indebtedness and made payment to the holders of such indebtedness that accepted such offer and obtained (x) consent for the payment of the fundamental change repurchase price and (y) a waiver of any event of default arising under the relevant credit facility caused by the applicable fundamental change, in each case, from the required percentage of the remaining lenders.

We will agree in the indenture to obtain the required consents and waivers from the lenders under any such credit facility or make any repayments of indebtedness thereunder as necessary to ensure that the fundamental change repurchase condition has been satisfied prior to the fundamental change repurchase date, but there is no assurance that we will be able to obtain such consents and waivers or make such repayments. An event of default under the indenture as a result of our failure to comply with such agreement would result in a cross-default under our existing First Lien Credit Agreement and will likely result in a cross-default under any future credit facilities of ours.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become, or we acquire knowledge based upon a public announcement by such person or group, that such person or group has become, the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets, (B) any consolidation, merger, binding share exchange or combination or similar transaction involving us pursuant to which our common stock will be converted into or exchanged for stock, other securities, or other property or assets or (C) any sale, transfer, lease or conveyance of all or substantially all of our consolidated properties and assets, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to a transaction described in clause (B) above (each such holder, a “pre-transaction holder”) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or the direct or indirect parent thereof immediately after such event shall not be a fundamental change, so long as the proportion of the respective ownership of each pre-transaction holder remains substantially the same relative to all other pre-transaction holders;

(3) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4) our common stock (or other common stock issuable upon conversion or exchange of the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The New York Stock Exchange MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A fundamental change as a result of clause (1) or (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The New York Stock Exchange MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration or the VWAP is based on such consideration, as the case may be.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•

whether the fundamental change repurchase condition has been satisfied and, if not, any actions that we are taking or intend to take to ensure that such condition is satisfied prior to the fundamental change repurchase date;

•	the fundamental change repurchase date;

•	if the fundamental change also constitutes a make-whole fundamental change;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	if applicable, the name and address of the paying agent and the conversion agent;

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish the information on our website or through such other public medium as we may use at that time.

If the fundamental change repurchase condition has not been satisfied prior to our delivery of the above notice and is thereafter satisfied prior to the fundamental change repurchase date, we will so notify holders and publish a notice thereof on our website or through such other public medium as we may use at that time, within one business day of such condition being satisfied.

To exercise the fundamental change repurchase right, holders of the notes must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. If the notes are not in certificated form, the holder must comply with DTC’s procedures for surrendering interests in global notes. The repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date (or, if the fundamental change repurchase price is not paid on such date, any time thereafter until the fundamental change repurchase price has been paid). If the notes are in global form, the holder must comply with the relevant procedures of DTC. The notice of withdrawal shall state:

•	if certificated, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or an integral multiple thereof.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to the fundamental change repurchase condition. Subject to such condition, holders will receive payment of the fundamental change repurchase price on the later of (x) the fundamental change repurchase date and (y) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money on the fundamental change repurchase date sufficient to pay the fundamental change repurchase price of the notes for which the holders have surrendered and not withdrawn repurchase notices, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than (x) the right to receive the fundamental change repurchase price upon delivery or transfer of the notes and (y) in the case of a fundamental change repurchase date between the record date for an interest payment and the related interest payment date, the right of the holder of record on such record date to receive such interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act,

in each case, so as to permit the rights and obligations described under this section to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the ability of holders of the notes to require us to repurchase their notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, transfer, lease or conveyance of “all or substantially all” of our consolidated properties and assets, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, transfer, lease or conveyance of less than all of our consolidated properties and assets, taken as a whole, may be uncertain.

If a fundamental change were to occur, even if the fundamental change repurchase condition is satisfied, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash is limited by our First Lien Credit Agreement and may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our future borrowing arrangements or otherwise. See “Risk Factors — We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change or to ensure that the fundamental change repurchase condition is satisfied prior to the fundamental change repurchase date, we will be in default under the indenture. We have indebtedness and may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our consolidated properties and assets, taken as a whole, to another person; provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the notes and the indenture and provide for the right to convert the notes in accordance with their terms;

•	immediately after giving effect to such transaction, no default or event of default under the indenture occurred and is continuing; and

•

the trustee receives from us an officers’ certificate and an opinion of counsel that the merger, consolidation or sale, transfer, lease or conveyance and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our consolidated properties and assets, taken as a whole, in accordance with the indenture, the Successor will be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and under the notes, except in the case of a lease.

Although the types of transactions described in such section are permitted under the indenture, certain of such transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above, subject to the fundamental change repurchase condition being satisfied.

Events of Default

In lieu of the events of default described under “Description of Debt Securities — Events of Default” in the accompanying prospectus, the following are events of default under the indenture:

(1)	default in the payment of interest on any note, and the default continues for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3)	our failure to pay the fundamental change repurchase price on any fundamental change repurchase date, if the fundamental change repurchase condition has been satisfied prior to such date, whether or not such payment is prohibited by the subordination provision of the indenture;

(4)	our failure to satisfy the fundamental change repurchase condition prior to any fundamental change repurchase date;

(5)	our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate event as described under “— Conversion Rights — Conversion Upon Specified Corporate Events,” in each case, when due;

(6)	our failure to timely comply with our obligations described under “— Consolidation, Merger and Sale of Assets”;

(7)	our failure to comply with our obligation to convert the notes into cash, common stock or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right, whether or not any cash payment due upon conversion is prohibited by the subordination provisions of the indenture, and such failure continues for five business days;

(8)	default in the performance, or breach, of any other covenant or agreement of ours in the indenture or the notes, which continues for a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(9)	default by us or any of our subsidiaries (other than securitization subsidiaries) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50.0 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of, or interest on, any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, in each of clauses (i) and (ii), where such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(10)	a final judgment for the payment of $50.0 million or more rendered against us or any of our subsidiaries (other than securitization subsidiaries) if such amount is not covered by insurance or an indemnity and is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(11)	we or any of our significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us or any of our significant subsidiaries in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or any of our significant subsidiaries or for all or substantially all of our property or the property of any of our significant subsidiaries;

•	make a general assignment for the benefit of our creditors or the creditors of any of our significant subsidiaries;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency; or

(12)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us or any of our significant subsidiaries in an involuntary case or adjudicates us or any of our significant subsidiaries insolvent or bankrupt;

•	appoints a Custodian of us or any of our significant subsidiaries or for all or substantially all of our property or the property of any of our significant subsidiaries; or

•

orders the winding-up or liquidation of us or any of our significant subsidiaries (or any similar relief is granted under any foreign laws) and the order or decree remains unstayed and in effect for 90 days.

If an event of default with respect to the notes (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clause (11) and (12) above with respect to us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the notes by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and accrued and unpaid interest on the notes to be due and payable. Upon such declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clauses (11) or (12) above with respect to us occurs and is continuing, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any noteholders. This paragraph replaces the fourth paragraph under “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy during the period described below for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “— Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (i) 0.25% of the outstanding principal amount of the notes from the first date of the occurrence of such event of default to, but not including, the 90th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived) and (ii) 0.50% of the outstanding principal amount of the notes from the 91st date following the occurrence to the 180th day after the first date of the occurrence of such event of default (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the notes. On the 181st day (if such event of default relating to the reporting obligations is not cured or waived prior to such 181st day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Notwithstanding any provision described under “Description of the Debt Securities — Events of Default” and “— Modification and Waivers” in the accompanying prospectus, no waiver by a majority of holders of the notes may extend to any default:

•	in the payment of principal of, or interest on, any note or, if the fundamental change repurchase condition has been satisfied, in the payment of the fundamental change repurchase price;

•	described in clause (4) above;

•	arising from our failure to pay or deliver the consideration due upon conversion of any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

The limitation on the ability of holders of notes to pursue remedies under the indenture, as described under “Description of Debt Securities — Events of Default” in the accompanying prospectus, will not apply to any the exercise of remedies to enforce the right to receive payment of principal (including the fundamental change repurchase price, if applicable) or interest when due or to enforce the right to receive payment or delivery of the consideration due upon conversion or with respect to any default described under clause (4) above.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee or notice thereof is received by the trustee. Except in the case of a default in the payment of principal (including any fundamental change repurchase price) of or interest on any note, a default in the payment or delivery of the consideration due upon conversion or a default described under clause (4) above, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

The indenture may be modified and amended as described in the first paragraph under “Description of the Debt Securities — Modification and Waivers” in the accompanying prospectus. Notwithstanding the foregoing, and in addition to the other limitations described under “Description of the Debt Securities — Modification and Waivers” in the accompanying prospectus, no amendment may without the consent of each holder of an outstanding note affected:

(1)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment or our obligation to satisfy the fundamental change repurchase condition prior to any fundamental change repurchase date, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or

(2)	change the ranking of the notes in any manner adverse to the holders or make any change to the subordination provisions of the indenture if such change would adversely affect the rights of holders.

The indenture and the notes may be amended without the consent of any holder as described in the second paragraph under “Description of the Debt Securities — Modification and Waivers” in the accompanying prospectus, except that the words “in any material respect” at the end of the last bullet point in such paragraph will be deemed to have been deleted with respect to the notes. In addition, we and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes, upon the occurrence of a share exchange event, solely (x) to provide that the notes are convertible into reference property, subject to “— Settlement Upon Conversion” above, and (y) to effect the related changes to the terms of the notes described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock” above, in each case, in accordance with the applicable provisions of the indenture.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity for such note or any fundamental change repurchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of our common stock, sufficient to pay all of the outstanding notes or satisfy our conversion obligation, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

The section of the accompanying prospectus entitled “Description of the Debt Securities — Discharge, Defeasance and Covenant Defeasance” will not apply to the notes.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, VWAP, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Waiver of Jury Trial

Each of the company and the trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding as between the company and the trustee only arising out of or relating to the indenture, or the notes.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the law of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (“global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”), or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing, and such beneficial owner requests that its notes be issued in physical, certificated form.

The information in this prospectus supplement concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

The sections of the accompanying prospectus entitled “Description of the Debt Securities — Book-Entry; Delivery and Form; Global Securities” and “— Ownership of Beneficial Interests” will not apply to the notes.

DESCRIPTION OF OTHER INDEBTEDNESS

First Lien Credit Agreement and Second Lien Credit Agreement

On July 1, 2011, the Company entered into a First Lien Credit Agreement among the Company, the lenders, Credit Suisse AG and the other parties party thereto (as amended by that certain Amendment and Joinder Agreement thereto, dated as of July 17, 2012, the “First Lien Credit Agreement”), and into a Second Lien Credit Agreement among the Company, the lenders, Credit Suisse AG and the other parties party thereto (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”).

The First Lien Credit Agreement provides for a first lien senior secured term loan in the amount of $500 million (the “First Lien Senior Secured Term Loan”) and a senior secured revolving loan facility of up to $90 million (the “Senior Secured Revolving Facility” and, together with the First Lien Senior Secured Term Loan, the “First Lien Facility”). Up to $22.5 million of the Senior Secured Revolving Facility is available for letters of credit. The Second Lien Credit Agreement provides for a second lien senior secured term loan in the amount of $265 million (the “Second Lien Facility”). The First Lien Facility matures on June 30, 2016 and the Second Lien Facility matures on December 31, 2016. The First Lien Facility is secured by a first priority pledge on substantially all of the assets of the Company and the subsidiary guarantors and the Second Lien Facility is secured by a second priority pledge on substantially all of the assets of the Company and the subsidiary guarantors, in each case with certain exceptions. The First Lien Facility bears an interest rate equal to LIBOR plus 625 basis points per annum and the Second Lien Facility bears an interest rate equal to LIBOR plus 1100 basis points per annum, in each case with a LIBOR floor equal to 150 basis points. There is a commitment fee equal to 0.75% per annum on the unused portion of the Senior Secured Revolving Facility. In the event the First Lien Senior Secured Term Loan is prepaid in whole or in part between July 1, 2012 and June 30, 2013, the facility will be subject to a prepayment premium of 101% of the amount prepaid. In the event the Second Lien Facility is prepaid in whole or in part on or prior to July 1, 2015, the facility will be subject to (a) a make-whole premium equal to 103% of the loans being prepaid plus the discounted value of the aggregate amount of interest that would have accrued on the amount prepaid from the date of prepayment through July 1, 2013, if prepaid on or prior to July 1, 2013, (b) a prepayment premium equal to 103% of the amount prepaid if prepaid after July 1, 2013 but on or prior to July 1, 2014 and (c) a prepayment premium of 101% of the amount prepaid if prepaid after July 1, 2014 but on or prior to July 1, 2015.

The terms of the First Lien Facility and Second Lien Facility are summarized in the table below:

Debt Agreement	Interest Rate	Amortization	Maturity/Expiration
$500 million first lien senior secured term loan	LIBOR plus 6.25%, LIBOR floor of 1.50%	3.75% per quarter beginning fourth quarter of 2011; remainder at final maturity	June 30, 2016

$265 million second lien senior secured term loan	LIBOR plus 11.00%, LIBOR floor of 1.50%	Bullet payment at maturity	December 31, 2016

$90 million senior secured revolving facility (1)	LIBOR plus 6.25%, LIBOR floor of 1.50%	Bullet payment at maturity	June 30, 2016

(1) In July 2012, we completed an amendment which increased the availability under the Senior Secured Revolving Facility to $90 million. The agreement allows for the ability to increase the commitment by an additional $10 million for a total of $100 million.

In addition to the required amortization payments noted in the table above, the First Lien Facility requires us to prepay outstanding principal with 75% of excess cash flows as defined by the First Lien Credit Agreement when our Total Leverage Ratio (as defined below) is greater than 3.00:1.00 or 50% of excess cash flows when our Total Leverage Ratio is less than or equal to 3.00:1.00. In addition, in the case of settlement of the First Lien Facility prior to scheduled maturity, excess cash flow payments based on terms similar to those of the First Lien Credit Agreement would be required for the Second Lien Facility. Additional mandatory payments are required from (i) all net proceeds associated with new indebtedness, (ii) all net proceeds relating to sales of assets or recovery events, subject to certain exceptions and (iii) a portion of proceeds for issuances of equity, subject to certain exceptions.

During the six months ended June 30, 2012, we repaid principal of $37.5 million on the First Lien Senior Secured Term Loan and the Second Lien Facility. The capacity under the Senior Secured Revolving Facility allows requests for the issuance of letter of credits (“LOCs”) of up to $22.5 million or total cash borrowings of up to $90.0 million less any amounts outstanding in issued LOCs. There were no borrowings under the Senior Secured Revolving Facility during the six months ended June 30, 2012. At June 30, 2012, we had outstanding $0.3 million in an issued LOC with total availability under the Senior Secured Revolving Facility of $44.7 million.

The Credit Agreements contain customary events of default and covenants, including among other things, financial covenants, covenants that restrict our and our subsidiaries’ ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends and repurchase stock, engage in mergers or consolidations, and make investments. Financial covenants that must be maintained include a minimum Interest Expense Coverage Ratio and maximum Total Leverage Ratio as defined in the Credit Agreements. Non-compliance with the minimum Interest Expense Coverage Ratio or the maximum Total Leverage Ratio could result in the requirement to immediately repay all amounts outstanding under the First Lien Facility and Second Lien Facility. These ratios are based on EBITDA, adjusted to conform to requirements of the First Lien Senior Secured Term Loan and the Second Lien Facility, or Consolidated EBITDA. Consolidated EBITDA is defined for purposes of the First Lien Senior Secured Term Loan and the Second Lien Facility covenants as net income (loss) plus interest, provision for income taxes and depreciation and amortization, and adjustments for certain specified items as defined in the Credit Agreements, including certain pro forma adjustments.

The Interest Expense Coverage ratio is calculated by dividing Consolidated EBITDA by consolidated interest expense (as defined in the Credit Agreements), both as measured on a trailing four-quarter basis. The Total Leverage Ratio is calculated by dividing consolidated total indebtedness as of the measurement date by Consolidated EBITDA as measured on a trailing four-quarter basis preceding the measurement date. The First Lien Facility requires a minimum Interest Expense Coverage Ratio of 2.25:1.00, increasing to 2.50:1.00, starting with the measurement period ending on March 31, 2013, and further increasing to 2.75:1.00, starting with the measurement period ending on September 30, 2014, while the Second Lien Facility requires a ratio of 2.00:1.00, increasing to 2.25:1.00, starting with the measurement period ending on March 31, 2013, and further increasing to 2.50:1.00, starting with the measurement period ending on September 30, 2014. The First Lien Facility allows for a maximum Total Leverage Ratio of 4.50:1.00 being reduced over time to 3.00:1.00 while the Second Lien Facility allows for a ratio of 4.75:1.00 being reduced over time to 3.25:1.00.

The foregoing description of the Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreements, which are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on July 8, 2011, and the full text of the Amendment and Joinder Agreement thereto, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 20, 2012.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of United States federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the notes on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Payments of Interest

Except as set forth below, interest on a note generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Sale, Exchange, Redemption or other Disposition of Notes

Your tax basis in a note will, in general, be your cost of that note. Except as provided below under “Conversion of Notes into Common Stock, Cash or a Combination Thereof,” upon the sale, exchange, redemption or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the tax basis of the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year.

Conversion of Notes into Common Stock, Cash or a Combination Thereof

You will not recognize any income, gain or loss on the conversion of your notes solely into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock, and except that the fair market value of common stock received with respect to accrued interest will be taxable as such. The amount of gain or loss on the deemed sale of a fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share, and the portion of your tax basis in note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion (other than common stock received with respect to accrued interest) will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock. Your holding period for shares of common stock will include the period during which you held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the receipt of such stock.

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Notes”).

If a combination of cash and stock is received upon conversion of your notes, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon the conversion of a note (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of such note (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share). Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any gain or loss you recognize upon conversion of a note will be capital gain or loss and will be long-term capital gain or loss if, at the time of conversion, you have held the note for more than one year. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion or repurchase and the ownership of our common stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of Notes — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the reduced tax rates applicable to certain dividends paid to non-corporate holders. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder.

Payments of Interest

Subject to the discussion below concerning backup withholding, United States federal withholding tax will not apply to any payment of interest on a note under the “portfolio interest” rule, provided that :

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain financial intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations. The 30% United States federal withholding tax generally will not apply to any payment of principal.

To the extent that any cash, shares of common stock, cash or combination of cash and shares of common stock received upon the conversion of the notes by you is subject to U.S. withholding tax and is not sufficient to comply with our U.S. withholding obligations, we may recoup or set-off the applicable U.S. federal withholding tax that we are required to pay on your behalf against any amounts owed to you, including, but not limited to, any actual cash dividends or distributions subsequently made with respect to such common stock.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), you will be subject to United States federal income tax on such interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such interest, subject to adjustments.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends described in “Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

The 30% United States federal withholding tax generally will generally not apply to any gain that you realize on the sale, exchange, redemption, conversion or other disposition of a note or share of common stock. Nor will any gain realized on the sale, exchange, redemption, conversion or other disposition of a note or share of common stock generally be subject to United States federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payer receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest or dividend income paid after December 31, 2013 and the gross proceeds from a disposition of notes or common stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed United States Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. Neither the legislation nor the proposed regulations exempt from withholding any payment under, or gross proceeds from a disposition of, our common stock. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes or the common stock issuable on conversion of the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes, and the acquisition of the common stock issuable on conversion of the notes, by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition or holding of the notes and the acquisition of the common stock issuable on conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Accordingly, by acceptance of a note (and the common stock issuable on conversion of the notes) or any interest therein each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (and the common stock issuable on conversion of the notes) constitutes assets of any Plan or (ii) the acquisition and holding of the notes (and the common stock issuable on conversion of the notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquisition and holding of the notes (and the common stock issuable on conversion of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes (and the common stock issuable on conversion of the notes).

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated October 17, 2012, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, and each underwriter has severally, and not jointly, agreed to purchase, the following respective principal amounts of the notes:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$66,250,000
Morgan Stanley & Co. LLC	66,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	66,250,000
Barclays Capital Inc.	39,750,000
RBS Securities Inc.	26,500,000

Total	$265,000,000

Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as joint book-running managers with respect to this offering.

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes in the offering if any are purchased, other than those covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase up to $25,000,000 aggregate principal amount of additional notes at the initial public offering price less the underwriting discounts and commissions to the extent the underwriters sell more than $265 million aggregate principal amount of notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 1.8% of the principal amount per note. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the discount or commission to be received by the underwriters in connection with the sale of the notes:

Underwriter Discount or Commission
Per Note	$30
Total	$7,950,000

We estimate that our offering expenses for this offering will be approximately $850,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not, directly or indirectly:

•	offer, sell, issue, contract to sell, pledge or otherwise dispose of, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock,

•

offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock,

•

enter into any swap, hedge or any other agreement that transfers, in whole or in part, the beneficial ownership of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock,

•

establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or

•

file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, for a period of 90 days after the date of this prospectus supplement, except (A) the issuance by us of the shares of common stock offered in the concurrent Common Stock Offering, (B) the issuance by us of the notes, and the issuance by us of any shares of our common stock upon conversion of the notes in accordance with the terms thereof, (C) the issuance by us of any shares of our common stock constituting the Stock Consideration in connection with the Acquisition (including the filing by us of a resale shelf registration statement covering any sales by the Sellers of all or part of the Stock Consideration), (D) grants by us of stock options, restricted stock units, restricted stock or other stock-based awards pursuant to any employee or director equity compensation or incentive plan, stock ownership or purchase plan or dividend reinvestment plan in effect on the date of this prospectus supplement and described in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, (E) the issuance by us of any common stock upon the exercise or vesting of any stock options, restricted stock units, restricted stock or other stock-based awards issued pursuant to plans disclosed in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, (F) the issuance by us of shares of common stock as consideration for the acquisition of one or more strategic businesses (other than the Acquisition), provided that such issuances shall not, in the aggregate, exceed 10% of our common stock outstanding on the date of this prospectus supplement and provided that the recipients of such shares of common stock shall have executed a lock-up agreement on similar terms, or (G) the issuance of shares of common stock to be registered pursuant to any registration statement on Form S-8 pursuant to any benefit plans or arrangements in effect on the date of this prospectus supplement and described in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference in this prospectus supplement or the accompanying prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news, or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case, the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC waive, in writing, such an extension.

Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus supplement, except for transfers (A) as bona fide gifts, or to any charitable organization, family member, partnership or trust, provided that, in each case, (i) the transferee agrees to be bound in writing by similar lock-up terms prior to such transfer and (ii) no filing by any party

(donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after expiration of the “lock-up period”), (B) pursuant to the exercise of options to purchase shares of our common stock or the receipt of shares of our common stock upon the vesting of restricted stock awards or restricted stock units, in each case, pursuant to employee benefit plans or (C) for the primary purpose of paying (i) the exercise price of such options or (ii) for paying taxes (including estimated taxes) due as a result of the exercise of such options, with respect to a number of shares not to exceed 10,000 in the aggregate in either case, or as a result of the vesting of such shares of Securities under such restricted stock awards or restricted stock units during the “lock-up period.” In addition, our officers and directors are permitted to sell or transfer (i) any shares of common stock pursuant to Rule 10b5-1 trading plans as in effect on the date of this prospectus supplement and (ii) up to 45,000 shares of our common stock pursuant to Rule 10b5-1 trading plans to be entered into after the date of this prospectus supplement to cover tax obligations. In addition, our officers and directors are permitted to sell up to 57,000 shares of common stock in the aggregate. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC waive, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on The New York Stock Exchange MKT under the symbol “WAC.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of notes in excess of the aggregate principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the aggregate principal amount of notes over-allotted by the underwriters is not greater than the aggregate principal amount of notes that they may purchase in the option to purchase additional notes. In a naked short position, the aggregate principal amount of notes involved is greater than the aggregate principal amount of notes in the option to purchase additional notes. The underwriters may close out any short position by either exercising their option to purchase additional notes and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option to purchase additional notes. If the underwriters sell more notes than could be covered by the option to purchase additional notes, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites or through other online services maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplement and the accompanying prospectus electronically. The representatives may agree to allocate notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Concurrent Offering

Concurrently with this offering, we are offering 6,000,000 shares of our common stock, assuming no exercise of the underwriters’ option to purchase additional shares (or up to 6,900,000 shares of our common stock if the underwriters of that offering exercise their option to purchase additional shares in full), in an underwritten offerings pursuant to a separate prospectus supplement and accompanying prospectus, or the Common Stock Offering. We intend to use approximately $95 million of the net proceeds from the Common Stock Offering to partially fund the Acquisition. We intend to use the remaining net proceeds from the Common Stock Offering, including any proceeds we may receive from exercise of the underwriters of their option to purchase additional shares in the Common Stock Offering, to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, and for working capital and general corporate purposes. If the Acquisition is not completed, we intend to use the net proceeds from the Common Stock Offering to enhance our liquidity in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness and for working capital and general corporate purposes. The closing of this offering of notes is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of this offering of notes. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the common stock. Neither this offering nor the Common Stock Offering is contingent upon the completion of the Acquisition.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future, various financial advisory and/or derivatives, commercial banking, investment banking and other commercial transactions and services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Credit Suisse Securities (USA) LLC and RBS Securities Inc. act as joint lead arrangers and joint bookrunners under our existing first and second lien credit facilities. An affiliate of Credit Suisse Securities (USA) LLC serves as administrative and collateral agent thereunder, an affiliate of RBS Securities Inc. serves as syndication agent, and an affiliate of Morgan Stanley & Co. LLC serves as a co-documentation agent thereunder.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is also a joint bookrunner under our existing first and second lien credit facilities and serves as co-documentation agent thereunder. Certain of the underwriters and their affiliates are also parties to and lenders under our existing first lien and second lien credit facilities, and Morgan Stanley & Co. LLC is acting as a financial advisor to us in connection with a number of pending and potential acquisitions of assets and platforms. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is party to a sub-servicing arrangement with us pursuant to which we subservice loans for that affiliate. In addition, the pipeline of opportunities or potential opportunities in the market for products within our strategic profile that we have identified as targets to add to our servicing portfolio may include MSRs, platforms, other businesses or assets offered by certain of the underwriters and their affiliates from time to time.

In addition, in the course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has:

(i)	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, as to New York law and Venable LLP, Baltimore, Maryland, as to Maryland law and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Walter Investment Management Corp. and subsidiaries appearing in Walter Investment Management Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of Walter Investment Management Corp.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of GTCS Holdings LLC appearing in Walter Investment Management Corp.’s Current Report on Form 8-K/A, dated August 29, 2011, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Reverse Mortgage Solutions, Inc. and subsidiaries appearing in Walter Investment Management Corp.’s Current Report (Form 8-K) filed on October 15, 2012 have been audited by McConnell & Jones, LLP, independent auditors, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Walter Investment Management Corp.

$1,500,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Warrants

Units

This prospectus relates to the sale from time to time in one or more offerings of:

•	debt securities, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	common stock;

•	preferred stock;

•	depositary shares representing fractional interests in preferred stock;

•	warrants to purchase common stock, preferred stock, depositary shares or debt securities;

•	stock purchase contracts; or

•	units, comprised of two or more of any of the securities referred to above, in any combination.

Certain of our wholly-owned domestic subsidiaries may guarantee our debt securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

When securities are offered under this prospectus, we will provide you with a prospectus supplement or a free writing prospectus describing the specific securities being offered, the manner in which they are being offered, the offering price of the securities and the net proceeds from the sale of those securities. The securities may be offered separately or together in any combination or as a separate series. You should carefully read this prospectus and any accompanying prospectus supplement or free writing prospectus, together with any documents incorporated by reference herein and therein, before you invest in our securities. We may sell these securities to or through underwriters, to other purchasers, through dealers or agents or through any combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” The names of the underwriters, dealers and agents, if any, will be set forth in the accompanying prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will also set forth any applicable commissions or discounts payable to them.

Our common stock is listed on the New York Stock Exchange Amex under the symbol “WAC.”

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained herein and in any applicable prospectus supplement or free writing prospectus and in any other document incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless otherwise stated or indicated by context, the terms “Walter,” the “Company,” “we,” “us,” and “our” refer to Walter Investment Management Corp., a Maryland corporation, and its consolidated subsidiaries. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the Investor Relations section of our website (http://investor.walterinvestment.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document we have separately filed with the SEC. Any information referred to in this way is considered part of this prospectus, and any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC so long as the registration statement of which this prospectus is a part remains effective:

1.	our Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-13417);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 (File No. 001-13417);

3.	our Current Reports on Form 8–K, filed March 8, 2011, March 28, 2011, March 30, 2011, May 2, 2011, May 16, 2011, June 17, 2011, July 5, 2011, July 8, 2011, August 29, 2011, September 9, 2011, September 13, 2011, December 16, 2011 and January 13, 2012 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K, unless expressly stated otherwise therein) (File No. 001-13417);

4.	the description of our common stock contained in the registration statement on Form 8-A filed on April 24, 2000 (File No. 001-13417), and any amendment or report filed for the purpose of updating such description; and

5.	all documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Walter Investment Management Corp., at 3000 Bayport Drive, Suite 1100, Tampa, FL 33607. You also may contact us at (813) 421-7600 or visit our website at http://www.walterinvestment.com for copies of those documents. Our website and the information contained on or accessible through our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement or other document incorporated by reference may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, such as statements relating to our financial condition, results of operations, plans, objectives, future performance or expectations, and business operations. These statements relate to expectations concerning matters that are not historical facts. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments constitute forward-looking statements. These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “assume,” “anticipate,” “plan,” “estimate,” “approximately,” “intend,” “objective,” “goal,” “project,” and other similar words and expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.” These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Such factors and assumptions include, but are not limited to those described under “Risk Factors,” in this prospectus as well as those described under “Risk Factors” in our most recent Quarterly Report on Form 10-Q and each subsequently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K (which documents are incorporated by reference herein), and the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto.

In particular (but not by way of limitation), the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends and developments in particular;

•	the effects of a continued decline in the volume of U.S. home sales and home prices, due to adverse economic changes or otherwise;

•

the integration of Marix Servicing LLC, or Marix, and GTCS Holdings LLC, or Green Tree, into our business, and the realization of anticipated synergies, cost savings and growth opportunities from the acquisitions;

•

the ability to maintain our relationships with our existing clients, particularly those of Marix and Green Tree following our acquisition of these businesses, and to establish relationships with new clients;

•

changes in federal, state and local policies, laws and regulations affecting our business, including mortgage financing or servicing, changes to licensing requirements, and/or the rights and obligations of property owners, mortgagees and tenants; changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the status of government-sponsored entities and state, federal and foreign tax laws and accounting standards;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to the programs of government-sponsored entities;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	financing sources and availability, and future interest expense;

•

our ability to qualify and remain qualified as a government-sponsored entity-approved servicer or component servicer, including the ability to continue to comply with the government-sponsored entities’ respective servicing guides, including any changes caused by the Dodd-Frank Act;

•	our ability to raise capital to make suitable investments to expand our business;

•	the availability of suitable investments for any capital that we are able to raise and risks associated with any such investments we may pursue;

•	risks associated with expanding our business outside of our current geographic footprint and/or expanding the scope of our business to include activities not currently undertaken by our business;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operations;

•	natural disasters and adverse weather conditions, especially to the extent they result in material payouts under insurance policies placed with our captive insurance subsidiary;

•	the effectiveness of risk management strategies;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third party claims against us;

•	the ability or willingness of Walter Energy, Inc. and other counterparties to satisfy material obligations under agreements with us;

•	our continued listing on the NYSE Amex;

•	uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs;

•	future performance generally; and

•	other presently unidentified factors.

All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Such forward-looking statements speak only to the date that such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, unless otherwise required by law. Many of these factors are beyond our control and you should read carefully the factors described under “Risk Factors” in any prospectus supplement to this prospectus, as well as those in our most recent Quarterly Report on Form 10-Q and each subsequently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K (which documents are incorporated by reference herein). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus, in any prospectus supplement hereto or in any free writing prospectus provided in connection with an offering of securities pursuant to this prospectus. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect these statements other than material changes to such information.

THE COMPANY

We are a mortgage servicer and mortgage portfolio owner specializing in credit-challenged, non-conforming residential loans in the United States, or U.S. We also originate, place, purchase, and provide property insurance for residential loans. We also provide ancillary mortgage advisory and collection services. We have six wholly owned, primary subsidiaries: Green Tree, Walter Mortgage Company, LLC, or WMC, Hanover Capital Partners 2, Ltd., doing business as Hanover Capital, Marix, Best Insurors, Inc., or Best, and Walter Investment Reinsurance Company, Ltd., or WIRC.

Our business, headquartered in Tampa, Florida, was established in 1958 as the financing business of Walter Energy, Inc., formerly known as Walter Industries, Inc., or Walter Energy. Throughout the Company’s history, it purchased residential loans originated by Walter Energy’s homebuilding affiliate, Jim Walter Homes, Inc., or JWH, originated and purchased residential loans on its own behalf, and serviced these residential loans to maturity. We have continued these servicing activities since spinning off from Walter Energy in 2009. In 2010, we began acquiring pools of residential loans. Over the past 50 years, we have developed significant expertise in servicing credit-challenged accounts through our differentiated high-touch approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where our borrowers reside. As of September 30, 2011, we employed approximately 2,500 employees and serviced approximately 63,000 individual residential loans including real estate owned for our owned portfolio and approximately 847,000 for other investors. As of September 30, 2011, our portfolio consisted of securitized and unencumbered residential loans and real estate owned with a principal balance of approximately $2.8 billion.

On July 1, 2011, we acquired all of the outstanding shares of Green Tree, or the Green Tree Acquisition. Green Tree, based in St. Paul, Minnesota, is an independent, fee-based business services company, which provides high-touch, third-party servicing of credit-sensitive consumer loans. As a result of the Green Tree Acquisition, we increased to approximately 2,200 employees and we no longer qualified as a Real Estate Investment Trust, or REIT. Green Tree’s results of operations have been combined with ours beginning on July 1, 2011, the date of the Green Tree Acquisition.

Throughout this prospectus, references to “residential loans” refer to residential mortgage loans and residential retail installment agreements and references to “borrowers” refer collectively to borrowers under our residential mortgage loans and installment obligors under our residential retail installment agreements.

Our principal executive offices are located at 3000 Bayport Drive, Suite 1100, Tampa, FL 33607, and our phone number is (813) 421-7600. Our Internet website address is www.walterinvestment.com. Information on our website is not a part of, or incorporated by reference in, this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of any securities we may sell could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material and could result in a partial or complete loss of your investment.

RATIO OF EARNINGS TO FIXED CHARGES, COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the historical ratios of our earnings to our fixed charges, combined fixed charges and preferred stock dividends for the periods indicated. Since there were no preferred shares outstanding for the periods presented, the ratios of earnings to combined fixed charges and preferred stock dividends do not differ from the ratio of earnings to fixed charges presented below.

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1)(2)	—	1.47x	1.42x	1.06x	1.33x	1.40x

(1)	We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense, including the interest portion of lease rental expense.
(2)	Due to our loss from continuing operations for the nine months ended September 30, 2011, the coverage ratio was less than 1.00 to 1.00. We required additional earnings of $2.8 million to achieve coverage of 1.00 to 1.00. The loss during the nine months ended September 30, 2011 included transaction costs related to the Green Tree Acquisition.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement or free writing prospectus, we will add the net proceeds from any sale of securities to which this prospectus relates to our general funds and will use them for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement. Net proceeds may be temporarily invested prior to use.

DIVIDEND POLICY

During the time when we elected to maintain REIT status, we were required to have declared dividends amounting to at least 90% of our net taxable income (excluding net capital gain) for each year by the time our U.S. federal tax return was filed. As a result of the Green Tree Acquisition, we no longer meet REIT qualification tests, and our REIT election pursuant to Section 856(g) of the Internal Revenue Code of 1986, as amended, terminated with retroactive effect as of January 1, 2011. In approving the Green Tree Acquisition, our board of directors determined that it was not in the best interests of the Company to continue to be qualified as a REIT upon consummation of the Green Tree Acquisition. Consequently, all future distributions, if any, will be made at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the board of directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE SOLD

This prospectus contains summary descriptions of the debt securities (and any associated guarantees), common stock, preferred stock, depositary shares, stock purchase contracts, warrants and units that we and any securityholder may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities or guarantees of debt securities that we may offer and sell pursuant to this prospectus, or the guarantees in respect of debt securities of certain of our subsidiary guarantors. The debt securities (and any associated guarantees) will either be senior debt securities, senior subordinated debt securities or subordinated debt securities and, unless otherwise specified in the applicable prospectus supplement, unsecured, and may be issued in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and such report will be identified in the applicable prospectus supplement.

We will issue senior debt securities in one or more series under a separate base indenture, as supplemented or amended from time to time, between us, Wells Fargo Bank, National Association, as trustee and, if guaranteed, the subsidiary guarantors thereto. We will issue senior subordinated debt securities and subordinated debt securities in one or more series under a separate base indenture, as supplemented or amended from time to time, between us, Wells Fargo Bank, National Association, as trustee and, if guaranteed, the subsidiary guarantors thereto. For ease of reference, we refer herein to the base indenture relating to any senior debt securities, as amended or supplemented, as the senior indenture, to the base indenture relating to any senior subordinated debt securities or subordinated debt securities, as amended or supplemented, as the subordinated indenture, and collectively, as the indentures and to the trustee under each respective indenture as the trustee. The following summary of provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms.

This summary may not contain all of the information that you may find useful.

The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the applicable indenture. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the base indenture for the senior debt securities and the base indenture for the senior subordinated debt securities and the subordinated debt securities as exhibits to the registration statement of which this prospectus forms a part. A form of each debt security and the supplemental indenture or officers’ certificate, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part.

You may obtain a copy of the indentures and any form of debt security that has been filed in the manner described under “Where You Can Find More Information.” Capitalized terms used and not defined in this summary have the meanings specified in the applicable indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Walter Investment Management Corp. and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. All debt securities will be either our senior obligations, senior subordinated obligations or subordinated obligations, as the case may be.

The applicable indenture does not limit the amount of debt securities that we may issue under such indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold under a particular indenture.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “—Merger, Consolidation and Transfer of Assets,” there will be no limitation upon our ability to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we may in the future enter into transactions that could increase the amount of our consolidated indebtedness and other liabilities or otherwise adversely affect our capital structure or credit rating without the consent of the holders of the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of the Indentures

Each indenture provides that debt securities may be issued under such indenture from time to time in one or more series at par or at a discount. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the particular terms and conditions of that series, which may include, but are not limited to, the following:

•	the title of the series;

•	the price or prices at which debt securities of the series will be issued;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	whether the debt securities of the series will rank as senior securities, senior subordinated securities or subordinated securities or any combination thereof and the terms of such subordination;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates, which may be fixed or variable, at which any debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the method or methods used to determine any variable rates and the regular record date for any such interest payable on any interest payment date;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

•

our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the applicable indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•

if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•	any addition to, deletion from or change in the events of default applicable to any debt securities of the series;

•	any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

•

whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of such persons, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•

whether the debt securities or guarantees of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities or guarantees will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of us or of any guarantor;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	any listing of the debt securities on any securities exchange; and

•	any other terms of the debt securities of the series and the guarantees thereof (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest at the rate specified or determined in the applicable prospectus supplement. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information, as applicable: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; the terms of conversion of the securities; any restrictions or conditions to redemption; the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at a time or times and subject to the conditions specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “—Book-Entry; Delivery and Form; Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be surrendered, exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the trustee’s office located at (i) for registrar and paying agent functions, Sixth Street & Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Walter Investment Management and (ii) for all other purposes, 7000 Central Parkway, N.E., Suite 550, Atlanta, Georgia 30328, Attention: Corporate Trust Services – Walter Investment Management). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global security. If any of the debt securities is no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses or by wire transfer to an account maintained by the payee with a bank located in the United States. See “—Book-Entry; Delivery and Form; Global Securities.” A holder may transfer or exchange any certificated debt securities in definitive form at the same location. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of a debt security will be treated as the owner of it for all purposes.

Subject to applicable abandoned property laws, all amounts of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such debt securities will thereafter look solely to us for payment.

Ranking

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be our unsecured senior obligations and will rank equally in right of payment to all of our other unsecured senior indebtedness. Unless otherwise provided in the applicable prospectus supplement, the senior subordinated debt securities will be our unsecured senior subordinated obligations and will rank junior in right of payment to all of our unsecured senior indebtedness, equally in right of payment to all of our other unsecured senior subordinated indebtedness and senior in right of payment to all of our unsecured subordinated indebtedness. Unless otherwise provided in the applicable prospectus supplement, the subordinated debt securities will be our unsecured subordinated obligations and will rank junior in right of payment to all of our unsecured senior and senior subordinated indebtedness and equally in right of payment to all of our other unsecured subordinated indebtedness.

Any debt securities that are not guaranteed will be effectively subordinated to all existing and future liabilities and any preferred equity of our subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of our unguaranteed debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against that subsidiary. Any debt securities that are guaranteed on an unsecured basis will be effectively subordinated to the secured indebtedness of that guarantor to the extent of the value of the collateral securing such indebtedness. Therefore, if we are a creditor of one or more of our subsidiaries that provide an unsecured guarantee of our debt securities, our claims will be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness of the subsidiary senior to that held by us.

The unsecured debt securities will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of such secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by us for our unsecured indebtedness, including any unsecured debt securities, until that secured indebtedness is satisfied in full.

Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit our or our subsidiaries’ ability to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

Any series of our debt securities may be guaranteed by one or more of our wholly-owned domestic subsidiaries. However, the applicable indenture will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit us to designate other guarantors for any series of guaranteed debt securities in addition to or instead of any of the wholly-owned domestic subsidiaries. As a result, the guarantors of any series of our guaranteed debt securities may differ from the guarantors of any other series of our guaranteed debt securities. If we issue a series of guaranteed debt securities, the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement, which we will file with the SEC. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantee and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees, which may include provisions that allow a guarantor to be released from its obligations under its guarantee under specified circumstances or that provide for one or more guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each guarantee of a senior debt security will be the unsecured senior obligation of the applicable guarantor and will rank equally in right of payment to all other unsecured senior indebtedness and guarantees of such indebtedness of such guarantor. Unless otherwise expressly stated in the applicable prospectus supplement, each guarantee of a senior subordinated debt security will be the unsecured senior subordinated obligation of the applicable guarantor and will rank junior in right of payment to all other unsecured senior indebtedness and guarantees of such indebtedness of such guarantor, equally in right of payment to all other unsecured senior subordinated indebtedness and guarantees of such indebtedness of such guarantor and senior in right of payment to all other unsecured subordinated indebtedness and guarantees of such indebtedness of such guarantor. Unless otherwise expressly stated in the applicable prospectus supplement, each guarantee of a subordinated debt security will be the unsecured subordinated obligation of the applicable guarantor and will rank junior in right of payment to all unsecured senior and senior subordinated indebtedness and guarantees of such indebtedness and equally in right of payment to all other unsecured subordinated indebtedness and guarantees of such indebtedness of such guarantor.

Each unsecured guarantee will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any guarantor that has provided an unsecured guarantee of any debt securities, the holders of that guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full.

Unless otherwise expressly stated in the applicable prospectus supplement, each secured guarantee will be an unsubordinated obligation of the applicable guarantor and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such guarantor, except that such secured guarantee will effectively rank senior to such guarantor’s unsecured and unsubordinated indebtedness and guarantees in respect of claims against the collateral securing that secured guarantee.

Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any guarantor to incur secured indebtedness or issue secured guarantees.

Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the senior subordinated debt securities and the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture or as described in the applicable prospectus supplement in right of payment to the prior payment in full of all senior indebtedness, including the senior debt securities. Our obligation to make payment of principal (and premium, if any) or interest on the senior subordinated debt securities and the subordinated debt securities will not otherwise be affected.

Unless otherwise indicated in a prospectus supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the senior subordinated debt securities or the subordinated debt securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on senior indebtedness. In addition, the applicable prospectus supplement for each series of senior subordinated debt securities and subordinated debt securities may provide that payments on account of principal, any premium, if any, or interest in respect of such senior subordinated debt securities and subordinated debt securities may be delayed or not paid under the circumstances and for the periods specified in that prospectus supplement. Unless otherwise indicated in a prospectus supplement, notwithstanding the foregoing, in the event that any payment by us described in the foregoing sentence is received by the trustee under the subordinated indenture or the holders of any of the senior subordinated debt securities or the subordinated debt securities, as applicable, before all senior indebtedness is paid in full, that payment or distribution will be paid over to the holders of such senior indebtedness or on their behalf for application to the payment of all such senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness. Subject to payment in full of our senior indebtedness, the holders of the senior subordinated debt securities and the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of such senior indebtedness out of the distributive share of the senior subordinated debt securities and the subordinated debt securities.

By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the senior subordinated debt securities and the subordinated debt securities. The subordinated indenture provides that the subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of senior subordinated debt securities or subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date. “Senior indebtedness” with respect to any series of senior subordinated debt securities or subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares or any other securities or property will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option. Unless otherwise expressly stated in the applicable prospectus supplement, references in this prospectus and any prospectus supplement to the conversion or exchange of debt securities of any series for our common shares or other securities or property shall be deemed not to refer to or include any exchange of any debt securities of a series for other debt securities of the same series.

Covenants

Each indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under such indenture, unless otherwise specified in the applicable prospectus supplement.

The debt securities and related guarantees may contain certain additional restrictive covenants to be set forth in an applicable officers’ certificate or supplemental indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, each indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

•

the trustee receives from us an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the applicable indenture, the Successor will be substituted for us in such indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise our rights and powers under such indenture, and we will be released from all our liabilities and obligations under such indenture and under the debt securities.

With respect to guaranteed debt securities, the merger, consolidation and transfer of assets provisions described above are equally applicable to each of the guarantors in its capacity as guarantor of such debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following events are defined in the applicable indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2)	default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise;

(3)	default in the delivery when due of any securities, cash or other property (including, without limitation, any common shares) when required to be delivered upon conversion of any convertible debt security of that series or upon the exchange of any debt security of that series which is exchangeable for common shares or other securities or property (other than an exchange of debt securities of that series for other debt securities of the same series);

(4)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(5)	default in the performance, or breach, of any covenant or agreement of ours in the applicable indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2), (3) or (4) above), which continues for a period of 90 days (except that, in the case of a default in the performance or breach of a reporting covenant, such period shall be 180 days) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(6)	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the applicable indenture;

(7)	we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 90 days; or

(9)	any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clauses (7) and (8) above) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clauses (7) or (8) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the applicable indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under any indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to their knowledge, we are not in default in the fulfillment of any of our obligations under the indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the status of each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;

(2) the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;

(3) such holders have offered to the trustee indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee has failed to institute proceedings within 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indentures provide that, if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the applicable indenture, and use the same degree of care and skill in the trustee’s exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security, and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange.

Modification and Waivers

Modification and amendments of an indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in such indenture or the debt security;

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modify any of the provisions in such indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

•

make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities;

•	release any guarantor from any of its obligations under any of its guarantees or the applicable indenture, except in accordance with the terms of the applicable indenture; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of an indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•

to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, such indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets;”

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•

to add additional guarantees or additional guarantors in respect of debt securities, and to evidence the release and discharge of any guarantor from its obligations under its guarantee of debt securities and its obligations under the applicable indenture in accordance with the terms of such indenture;

•	to secure the debt securities pursuant to the covenants of such indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by such indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to, change or eliminate any of the provisions of such indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•

to conform the text of such indenture and the debt securities of such series to this “Description of the Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of the Debt Securities” or such comparable provision in such applicable prospectus supplement was intended to be a verbatim recitation of a provision of such indenture or debt securities of such series, which intent may be evidenced by an Officer’s Certificate to that effect;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act of 1939;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, upon our direction, the applicable indenture shall cease to be of further effect with respect to any series of debt securities issued under the applicable indenture specified by us, subject to the survival of specified provisions of the applicable indenture (including the obligation, if applicable, to exchange or convert debt securities of that series into other securities or property in accordance with their terms) when:

•	either

(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums payable under the applicable indenture with respect to the debt securities of that series; and

•	the trustee has received an officer’s certificate and an opinion of counsel called for by the applicable indenture.

At such time as we shall have satisfied the conditions set forth in the immediately preceding paragraph with respect to any series of guaranteed debt securities, each guarantor of the debt securities of that series shall (except as provided in the next succeeding sentence and subject to other limited exceptions) be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of that series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under such indentures, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (5) and (9) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from an event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the conditions precedent to such defeasance have been satisfied and that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of The Depository Trust Company (“DTC”) until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the applicable indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under such indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC may exchange each global security for certificated debt securities, which it will distribute to its participants upon request.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indentures provide that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the applicable indenture and we do not appoint a successor depository within 90 days;

(2) we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or

(3) an event of default with respect to the debt securities will have occurred and be continuing and a request has been made for such exchange.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under each of the indentures.

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of us to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the applicable indenture or resign as trustee.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or the MGCL, and our charter and bylaws which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 90,000,000 shares of common stock having a par value of $0.01 per share and up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 1, 2011, 27,875,298 shares of our common stock were issued and outstanding, all of which have been duly authorized, fully paid and nonassessable, and no shares of preferred stock were issued and outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

Voting Rights

Subject to the rights of any other class or series of our stock and the provisions of our charter regarding restrictions on ownership and transfer of our stock, each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors will be entitled to elect all of the directors then standing for election, and the remaining stockholders may not be able to elect any directors. Directors are elected by a plurality of the votes cast in the election of directors.

Dividends

Subject to the preferential rights of any other class or series of our stock, the holders of our common stock generally will be entitled to receive dividends on such stock out of assets legally available for distribution to our stockholders when, and if, authorized by our board of directors and declared by us. All future distributions, if any, will be made at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the board of directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

Liquidation, Dissolution and Winding Up

In the event of our dissolution, liquidation, or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to share ratably in our net assets or funds that are legally available for distribution to our stockholders after satisfaction of our liabilities or after adequate provision has been made therefor, subject to the rights of any holders of our preferred stock, if any, outstanding at that time.

Preemptive Rights

Holders of our common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Holders of our common stock will have no appraisal rights unless our board of directors determines that such rights apply to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

All of our outstanding shares of common stock have been fully paid and are nonassessable. Any additional shares of common stock that we issue will be fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar with respect to our common stock is Computershare Trust Company, N.A., whose address is 250 Royall Street, Canton, MA 02021 and whose telephone number is 781-575-2000.

Listing

Our common stock is listed on the NYSE Amex under the symbol, “WAC.”

Preferred Stock

With respect to the issuance of preferred stock, our charter authorizes our board of directors to fix the rights, preferences, privileges and restrictions of any wholly unissued series of preferred shares, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change of control of us.

Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law

Classification of our Board of Directors

Our charter provides that the number of our directors may be established only by our board of directors pursuant to our bylaws but may not be fewer than the minimum number required under the MGCL. Our bylaws further provide that the number of directors may not be more than 11. Pursuant to our charter, our board of directors is divided equally, or as nearly equally as possible, into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of our shares of common stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at the meeting.

The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The staggered terms of directors may delay, defer, or prevent a tender offer or an attempt to take control of us, even though a tender offer or a change of control may be in your best interests.

Except as may be provided in the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors, and any directors elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the class of directorship in which the vacancy occurred.

Removal of Directors

A director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except for cause and by a substantial affirmative vote) and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution excepted business combinations between us and any other person, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time.

Changes to the Charter; Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

Our charter provides that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter will be required to approve amendments to certain provisions of our charter relating to (i) the terms of our common stock, (ii) the power of our board of directors to increase or decrease the number of directors, the filling of vacancies on our board of directors, the election of directors by preferred stockholders, the removal of directors and the classification of our board, (iii) the indemnification and exculpation of our directors and officers, (iv) advance notice of stockholder proposals, and (v) the vote required to approve charter amendments and extraordinary transactions.

Our charter provides that any other charter amendments or extraordinary actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Action by Stockholders

Under the MGCL and our charter and bylaws, stockholder action can only be taken at an annual or a special meeting of stockholders or by a unanimous written or electronic consent in lieu of a meeting. Our bylaws provide that the annual meeting of stockholders may be held on any date and at any time set by our board of directors. Our bylaws permit the chairman of the board, the president, the chief executive officer, or our board of directors to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders, and requires our corporate secretary to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders on the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting accompanied by the information required by our bylaws.

Changes to the Bylaws

Our board of directors has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that exempts from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions of our charter and bylaws unrelated to Subtitle 8, we (i) have a classified board, (ii) vest in the board the exclusive power to fix the number of directors, by vote of a majority of the entire board, and (iii) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of stockholders entitled to cast a majority of votes entitled to be cast on a matter to call a special meeting to act on such matter. We have elected to be subject to the provisions of Subtitle 8 that require a two-thirds vote of stockholders to remove a director, vest in the board of directors the exclusive power to fill vacancies on the board and provide that any director elected to fill a vacancy on the board will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualifies.

Special Meetings of the Stockholders

Our chairman, president, chief executive officer or board of directors may call a special meeting of our stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders also will be called by our corporate secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our corporate secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder will be required to pay such estimated cost to our corporate secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Pursuant to our charter and bylaws, a stockholder seeking to nominate an individual for election as a director or propose other business to be conducted at an annual meeting of our stockholders is required to provide notice to our corporate secretary. Our bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to our board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to our corporate secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to our corporate secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees of our board of directors to be elected at the meeting.

Appraisal Rights

Holders of shares of our stock are not entitled to exercise any rights of an objecting stockholder except in connection with certain transactions subject to the Maryland business combination or control share acquisition statute or unless our board of directors determines that such rights apply to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

Limitation of Liability

Under Maryland law, our stockholders generally will not be personally liable for our obligations solely as a result of their status as stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (i) any present or former director or officer and (ii) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any of our or our predecessor’s employees or agents.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination statute may discourage others from trying to acquire more than 10% of our voting stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because we can exempt transactions from the business combination statute, the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to authorize us to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

Our classified board and our election to be subject to the provisions of Subtitle 8 relating to the removal of directors and filling of vacancies on the board of directors prevent our stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and from filling any vacancies created by such removal with their own nominees. Because our board of directors will be classified, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. These provisions could have the effect of making the removal and replacement of our incumbent directors more time-consuming and difficult and may delay, defer or prevent a proxy contest, tender offer or other attempt to change control of us.

These provisions of the MGCL and those contained in our charter and bylaws discussed above, including the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary does not contain all of the information that may be important to you. The complete terms of the depositary shares will be set forth in the deposit agreement and depositary receipt for the applicable depositary shares. The forms of deposit agreement and related depositary receipt that will be entered into with respect to a particular offering of depositary shares will be filed as an exhibit to the registration statement of which this prospectus is a part or a document that is incorporated or deemed to be incorporated by reference in this prospectus. The particular terms of any depositary shares and the related depositary receipts and deposit agreement will be described in the applicable prospectus supplement. You should read the deposit agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock of any class or series rather than full preferred shares. If we do, we will deposit preferred stock of such class or series with a bank, trust company or other financial institution as depositary, with respect to such deposit agreement (the “Depositary”) and cause such Depositary to issue depositary receipts evidencing the related depositary shares, each of which will represent a fractional interest (to be set forth in the applicable prospectus supplement) of a share of such class or series, as the case may be, of preferred stock.

The preferred stock represented by depositary shares will be deposited under a separate deposit agreement between us and the applicable Depositary, which shall have an office in the United States and which has, or whose parent entity has, a combined capital and surplus (calculated on a consolidated basis) of at least $50,000,000. Subject to the terms of the deposit agreement, each holder of a depositary receipt issued under that deposit agreement will be entitled, in proportion to the applicable fraction of a preferred share represented by the related depositary share, to all the rights and preferences of the preferred stock represented thereby (including, if applicable and subject to the matters discussed below, any distribution, voting, redemption, conversion, exchange and liquidation rights).

The applicable prospectus supplement relating to the depositary shares offered thereby will set forth their specific terms, including, when applicable:

•

the terms of the class or series of preferred stock deposited by us under the related deposit agreement, the number of such depositary shares and the fraction of one share of such preferred stock represented by one such depositary share,

•	whether such depositary shares will be listed on any securities exchange; and

•	any other specific terms of such depositary shares and the related deposit agreement.

Depositary receipts may be surrendered for transfer or exchange at any office or agency of the relevant Depositary maintained for that purpose, subject to the terms of the related deposit agreement. Unless otherwise specified in the applicable prospectus supplement, depositary receipts will be issued in denominations evidencing any whole number of depositary shares. No service charge will be made for any permitted transfer or exchange of depositary receipts, but we or the Depositary may require payment of any tax or other governmental charge payable in connection therewith.

Pending the preparation of definitive depositary receipts, the Depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially similar to, and entitle the holders thereof to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter and, when definitive depositary receipts are available, temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Depositary will distribute all cash distributions received in respect of the deposited preferred shares to the record holders, as of the relevant record date, of depositary receipts relating to such preferred shares in proportion, insofar as possible, to the numbers of such depositary shares owned by such holders on such record date. The Depositary will distribute only such amount, however, as can be distributed without distributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Depositary for distribution to record holders of those depositary receipts.

In the event of a distribution in property other than in cash, the Depositary will distribute property received by it to the record holders, as of the relevant record date, of depositary receipts entitled thereto in proportion, insofar as possible, to the number of depositary shares owned by such holders on such record date. If, however, the Depositary determines that it is not feasible to make such distribution, it may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of such property and the distribution of the net proceeds from such sale to such holders.

The deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights offering offered by us to holders of the related class or series of preferred shares will be made available to holders of depositary receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the Depositary on account of taxes.

Redemption and Repurchase of Preferred Stock

If we redeem a class or series of preferred stock represented by depositary shares, the Depositary will redeem the depositary shares from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such class or series of preferred shares held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and of any other amounts or property per share payable upon such redemption with respect to the preferred stock so redeemed. Whenever we redeem preferred shares held by the Depositary, the Depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed, provided that we have paid in full to the Depositary the redemption price of the preferred shares to be redeemed plus any other amounts or property payable upon such redemption with respect to the shares to be so redeemed. If fewer than all the depositary shares are to be redeemed at our option, the depositary shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary. If the depositary shares evidenced by a depositary receipt are to be redeemed in part only, a new depositary receipt will be issued for any depositary shares not so redeemed.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the related depositary receipts with respect to the depositary shares so called for redemption will cease, except the right to receive any monies or other property payable upon redemption upon surrender of such depositary receipts to the Depositary.

Depositary shares, as such, are not subject to repurchase by us at the option of the holders. Nevertheless, if the preferred stock represented by depositary shares is subject to repurchase at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct us to repurchase the preferred stock represented by the depositary shares evidenced by such depositary receipts at the applicable repurchase price. Upon receipt of such instructions and subject to our having funds legally available therefor, we will repurchase the requisite whole number of shares of such preferred stock from the Depositary, who in turn will repurchase such depositary receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of depositary shares representing one or more whole shares of the related preferred stock. The repurchase price per depositary share will be equal to the repurchase price and any other amounts or property payable per share upon such redemption with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be repurchased in part only, one or more new depositary receipts will be issued for any depositary shares not to be repurchased.

Withdrawal of Preferred Shares

Except as may be otherwise provided in the applicable prospectus supplement, any holder of depositary receipts, upon surrender of the depositary receipts at the applicable office or agency of the Depositary (unless the related depositary shares have previously been called for redemption), subject to the terms of the deposit agreement, may demand delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary receipts. Partial shares of preferred stock will not be issued. Holders shall only be entitled to request the withdrawal of one or more whole shares of the related preferred stock and must surrender depositary receipts evidencing depositary shares that in turn represent such whole shares of preferred stock. Holders of depositary receipts making such withdrawals will be entitled to receive whole preferred shares on the basis set forth in the related prospectus supplement, but holders of such whole shares of preferred stock will not thereafter be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts therefor. If the depositary receipts surrendered by the holder in connection with such withdrawal evidence a number of depositary shares representing more than the number of whole preferred shares to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any class or series of deposited preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such class or series of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the relevant class or series of preferred stock) may instruct the Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and we will take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Conversion and Exchange of Preferred Shares

If the preferred stock represented by depositary shares is exchangeable at our option for other securities, then, whenever we exercise our option to exchange all or a portion of such preferred stock held by the Depositary, the Depositary will exchange as of the same date a number of such depositary shares representing such preferred stock so exchanged, provided we shall have issued and delivered to the Depositary the securities for which such preferred stock is to be exchanged. The exchange rate per depositary share shall be equal to the exchange rate per preferred share multiplied by the fraction of a preferred share represented by one depositary share. If less than all of the depositary shares are to be exchanged, the depositary shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by us. If the depositary shares evidenced by a depositary receipt are to be exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be exchanged.

Depositary shares, as such, are not convertible or exchangeable at the option of the holders into other securities or property. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other securities or property at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct us to cause conversion or exchange, as the case may be, of the preferred stock represented by the depositary shares evidenced by such depositary receipts into such number or amount of other securities, in authorized denominations, or other property, as the case may be, as specified in the related prospectus supplement. We, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders (or cause the Depositary to deliver to the holders) such number or amount of other securities, in authorized denominations, or other property, as the case may be (and, if required by the terms of the applicable preferred stock, cash in lieu of any fractional share). Notwithstanding the foregoing, holders shall only be entitled to request the conversion or exchange of depositary shares representing one or more whole shares of the related preferred stock. The exchange or conversion rate per depositary share shall be equal to the exchange or conversion rate per share of preferred stock multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of Deposit Agreement

Unless otherwise provided in this prospectus, the applicable prospectus supplement or as required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary receipts issued under any deposit agreement or the related depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which such depositary shares may be listed). In no event may any such amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, to receive the related preferred shares upon surrender of such depositary receipts as described above under “—Withdrawal of Preferred Shares.” Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares issued thereunder have been redeemed or repurchased by us;

•	each preferred share deposited thereunder has been converted into or exchanged for other securities or other property or has been withdrawn; or

•

there has been a final distribution in respect of the preferred shares deposited thereunder in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of related depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock or arising in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges, including any fee for withdrawal of their shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment by us of a successor Depositary and its acceptance of such appointment. The successor Depositary must be a bank, trust company or other financial institution selected by us having an office in the United States and otherwise meeting the requirements of the deposit agreement.

Miscellaneous

The Depositary will forward to the holders of the applicable depositary receipts all reports and communications from us which are delivered to the Depositary and which are intended for delivery to holders of the deposited preferred stock.

Neither the Depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of us and the Depositary under the deposit agreement will be limited to performance of our respective duties thereunder in good faith and without gross negligence and willful misconduct and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred stock unless satisfactory indemnity is furnished. We and any Depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may offer stock purchase contracts either separately or together with other securities offered hereby. The following description of the share purchase contracts provides certain general terms and provisions of the share purchase contracts to which any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of any share purchase contracts and, if applicable, any prepaid securities (as defined below), the share purchase contract and, if applicable, any related pledge or deposit agreement relating to any particular offering of stock purchase contracts. The form of stock purchase contract and, if applicable, the form of any related pledge or deposit agreement relating to any particular offering of stock purchase contracts will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or a document that is incorporated or deemed to be incorporated by reference in this prospectus. This summary of some of the terms of the stock purchase contracts and the summary of some of the terms of the particular stock purchase contracts and, if applicable, any related pledge or deposit agreements contained in the applicable prospectus supplement are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the particular stock purchase contracts or stock purchase units, as the case may be, and any related pledge or deposit agreement, and you should read those documents for provisions that may be important to you.

Stock purchase contracts may include contracts obligating or entitling holders to purchase from us, and us to sell to holders, a specified number of shares of our common stock at a future date or dates. The consideration per share and the number of shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula in the stock purchase contracts and may be subject to adjustment under anti-dilution or other formulas or provisions. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and other securities that may be sold by us pursuant to this prospectus, debt obligations of third parties (including U.S. Treasury securities) or any combination of the foregoing, which may secure the holders’ obligations to purchase the common shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holders’ obligations under the original stock purchase contract.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity or debt securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

This summary of certain general terms of warrants and any summary description of warrants in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable warrant agreement. The form of warrant agreements and other documents relating to a particular issue of warrants will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or a document that is incorporated or deemed to be incorporated by reference in this prospectus each time we issue warrants, and you should read those documents for provisions that may be important to you.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the other securities comprising the units, including whether and under what circumstances those securities may be traded separately;

•	the terms of the unit agreement governing the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or the securities comprising the units;

•	the United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or a document that is incorporated or deemed to be incorporated by reference in this prospectus each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers;

•	any options under which underwriters may purchase additional securities from us; and

•	any securities exchange or market on which the securities may be listed or traded.

We and our agents may distribute the securities from time to time in one or more transactions, including negotiated transactions, at a fixed price, at prices that may be changed from time to time, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. If underwriters or dealers are used in the sale of any securities, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option), unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

Underwriters or agents may also purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Venable LLP, Baltimore, Maryland, as to Maryland law, Stuart D. Boyd, Vice President, General Counsel and Secretary of Walter Investment Management Corp., as to Florida law, Simpson Thacher & Bartlett LLP, New York, New York, as to Delaware and New York law, Dorsey & Whitney LLP as to Minnesota law, Fennemore Craig, P.C. as to Nevada law and Reed Smith LLP as to Pennsylvania law. As of December 1, 2011, Stuart D. Boyd who has participated in the preparation of the registration statement of which this prospectus forms a part beneficially owned 27,114 shares of our common stock. Any underwriters will be advised about other issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements of Walter Investment Management Corp. and subsidiaries appearing in Walter Investment Management Corp.’s Form 8-K filed on January 13, 2012, have been audited by Ernst & Young LLP, an independent registered certified public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The effectiveness of Walter Investment Management Corp.’s internal control over financial reporting as of December 31, 2010 (excluding the internal control over financial reporting of Marix Servicing LLC), appearing in Walter Investment Management Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2010 has been audited by Ernst & Young LLP, an independent registered certified public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph describing the above referenced exclusion of Marix Servicing LLC from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Walter Investment Management Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which did not include an evaluation of the internal control over financial reporting of Marix Servicing LLC) is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of GTSC Holdings LLC appearing in Walter Investment Management Corp.’s Current Report on Form 8-K/A, dated August 29, 2011, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

$265,000,000

Walter Investment Management Corp.

4.50% Convertible Senior Subordinated Notes due 2019

PROSPECTUS SUPPLEMENT

October 17, 2012

Joint Bookrunning Managers

Credit Suisse

Morgan Stanley

BofA Merrill Lynch

Barclays

Co-Manager

RBS